Exhibit 10.1
[EXECUTION COPY]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of September 29, 2005
among
WESCO DISTRIBUTION, INC., WESCO EQUITY CORPORATION,
HERNING ENTERPRISES, INC. and WESCO NEVADA, LTD.,
as US Borrowers,
WESCO DISTRIBUTION CANADA LP and
any other Canadian Borrowers signatory hereto from time to time, as Canadian Borrowers,
THE OTHER CREDIT PARTIES SIGNATORY HERETO,
as Credit Parties,
THE LENDERS SIGNATORY HERETO
FROM TIME TO TIME,
as Lenders,
GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and US Lender,
GECC CAPITAL MARKETS GROUP, INC.,
as Lead Arranger,
GE CANADA FINANCE HOLDING COMPANY,
as Canadian Agent and a Canadian Lender,
BANK OF AMERICA, N.A.,
as Syndication Agent
and
THE CIT GROUP/BUSINESS CREDIT, INC.
and
CITIZENS BANK OF PENNSYLVANIA,
as Co-Documentation Agents

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INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Letters of Credit
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections — Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A- Commitments definition)	-	Commitments as of Closing Date

Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Revolving Note
Exhibit 1.1(b)(ii)	-	Form of Swing Line Note
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 4.1(b)	-	Form of Borrowing Base Certificate
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit A	-	Eligible Securitization Receivables
Exhibit B-1	-	Application for Standby Letter of Credit
Exhibit B-2	-	Application for Documentary Letter of Credit
Exhibit B-3	-	Application and Agreement for Documentary Letter of Credit
Schedule 1.1	-	Agents’ Representatives
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(A)	-	Financial Statements
Disclosure Schedule 3.4(B)	-	Pro Forma
Disclosure Schedule 3.4(C)	-	Projections
Disclosure Schedule 3.6	-	Real Estate and Leases
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.20	-	Government Contracts
Disclosure Schedule 3.22	-	Material Agreements
Disclosure Schedule 5.1	-	Trade Names

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Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.7	-	Existing Liens
Disclosure Schedule 6.20(b)	-	WESCO Finance
Disclosure Schedule 6.20(c)	-	WDC Holding
[Certain Annexes and Exhibits and the Schedule and Disclosure Schedules have been omitted and will be furnished upon request.]

          This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of September ___, 2005 among WESCO Distribution, Inc., a Delaware corporation (“WESCO Distribution”), WESCO Equity Corporation, a Delaware corporation (“WESCO Equity”), Herning Enterprises, Inc., a Delaware corporation (“Herning”) and WESCO Nevada, Ltd., a Nevada corporation (“WESCO Nevada”) (WESCO Distribution, WESCO Equity, Herning and WESCO Nevada are sometimes collectively referred to herein as the “US Borrowers” and individually as a “US Borrower”); WESCO Distribution Canada LP, an Ontario limited partnership (“WESCO DC LP”) (WESCO DC LP and any other Canadian Borrowers from time to time party hereto are sometimes collectively referred to herein as the “Canadian Borrowers” and individually as a “Canadian Borrower”, and the US Borrowers and Canadian Borrowers are referred to herein, individually, as a “Borrower” and collectively, as “Borrowers”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as a US Lender, and as Agent for US Lenders with respect to Loans and other credit made available to US Borrowers and as an agent for Canadian Agent and all Lenders with respect to Collateral owned by a US Credit Party; the other US Lenders that are parties hereto from time to time; GE CANADA FINANCE HOLDING COMPANY, a Nova Scotia unlimited liability company (“GE Capital Canada”), as a Canadian Lender and as Canadian Agent for Loans and other credit made available to Canadian Borrowers and as agent for Canadian Lenders with respect to Collateral owned by a Canadian Credit Party; the other Canadian Lenders that are parties hereto from time to time; GECC CAPITAL MARKETS GROUP, INC., as Lead Arranger, BANK OF AMERICA, N.A., as Syndication Agent THE CIT GROUP/BUSINESS CREDIT, INC., as Co-Documentation Agent, and CITIZENS’ BANK OF PENNSYLVANIA, as Co-Documentation Agent.
RECITALS
          WHEREAS, WESCO Distribution, GE Capital, for itself, as Lender and as Agent, and the Lenders are parties to that certain Amended and Restated Credit Agreement, dated as of June 17, 2005 (as amended, restated or otherwise modified, the “Existing Credit Agreement”); and
          WHEREAS, WESCO Distribution and the other Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety to read as set forth herein; and
          WHEREAS, Borrowers have requested that Lenders extend a revolving credit facility to Borrowers of up to Two Hundred and Seventy-Five Million Dollars ($275,000,000) in the aggregate, including a letter of credit subfacility of up to $50,000,000, for the purpose of refinancing certain indebtedness of Borrowers and to provide (a) working capital financing for Borrowers and, to the extent set forth herein, certain of their Subsidiaries, (b) funds for other general corporate purposes of Borrowers and (c) funds for other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and

          WHEREAS, US Borrowers shall obtain credit under this facility from US Lenders (defined below) and Canadian Borrowers shall obtain credit under this facility from, and make interest and fee payments in respect thereof to, Canadian Lenders (defined below); and
          WHEREAS, Borrowers have agreed to secure all of their respective obligations under the Loan Documents by granting to Agent or Canadian Agent, as applicable, for the benefit of the Applicable Agents and Lenders, a security interest in and lien upon all of their existing personal and after-acquired assets and property; and
          WHEREAS, the Lenders are willing to amend and restate the Existing Credit Agreement in its entirety so that it shall read in its entirety as set forth herein; and
          WHEREAS, WESCO International, Inc., a Delaware corporation (“Holdings”) is willing to guarantee all of the obligations of Borrowers to Agent, Canadian Agent and Lenders under the Loan Documents, to pledge to Agent, for the benefit of Agent, Canadian Agent and Lenders, all of the Stock of WESCO Distribution and WESCO Finance Corporation, a Delaware corporation (“WESCO Finance”), to secure such guaranty and to grant to Agent, for the benefit of Agent, Canadian Agent and Lenders, a security interest in all of its other assets and properties to secure such guaranty; and
          WHEREAS, WESCO Finance is willing to guarantee all of the obligations of Borrowers to Agent, Canadian Agent and Lenders under the Loan Documents, to pledge to Agent, for the benefit of Agent, Canadian Agent and Lenders, all of its Stock in WDC Holding, and to grant to Agent, for the benefit of Agent, Canadian Agent and Lenders, a security interest in all of its other assets and properties to secure such guaranty; and
          WHEREAS, WDC Holding is willing to guarantee all of the obligations of the Borrowers to Agent, Canadian Agent and Lenders under the Loan Documents, and, subject to the terms of this Agreement to pledge to Agent, for the benefit of Agent, Canadian Agent and Lenders, all of its Stock in WESCO Distribution Canada Co. (“WESCO Canada”) and C-B WESCO (as defined herein), and, subject to the terms of this Agreement to grant to Agent, for the benefit of Agent, Canadian Agent and Lenders, a security interest in all of its other assets and properties to secure such guaranty; and
          WHEREAS, C-B WESCO is willing to guarantee all of the obligations of Borrowers to Agent, Canadian Agent and Lenders under the Loan Documents, to pledge to Agent, for the benefit of Agent, Canadian Agent and Lenders, all of its Stock, and to grant to Agent, for the benefit of Agent, Canadian Agent and Lenders, a security interest in all of its other assets and properties to secure such guaranty; and
          WHEREAS, WESCO Canada is willing to guarantee all of the obligations of the Canadian Borrowers to Agent, Canadian Agent and Lenders under the Loan Documents, to pledge to Canadian Agent, for the benefit of Agent, Canadian Agent and Lenders, 65% of its Stock in WESCO Distribution Canada GP Inc. (“WESCO DC GP”) and in WESCO Distribution Canada LP (“WESCO DC LP”) and all of its Stock in WESCO Receivables and WESCO

Nevada and to grant to Canadian Agent, for the benefit of Agent, Canadian Agent and Lenders, a security interest in all of its other assets and properties to secure such guaranty; and
          WHEREAS, WESCO DC GP is willing to guarantee all of the obligations of the Canadian Borrowers to Agent, Canadian Agent and Lenders under the Loan Documents, to pledge to Canadian Agent, for the benefit of Agent, Canadian Agent and Lenders, all of its Stock in WESCO DC LP and to grant to Canadian Agent, for the benefit of Agent and Lenders, a security interest in all of its other assets and properties to secure such guaranty; and
          WHEREAS, the Borrowers’ and Credit Parties’ business is a mutual and collective enterprise and the Borrowers believe that the consolidation of all loans and other financial accommodations under this Agreement, and the cross-guaranty, guarantee and cross-collateralization of the US Obligations and the Canadian Obligations (except to the extent otherwise provided herein), will enhance the aggregate borrowing powers of the Borrowers and credit availability to the other Credit Parties and facilitate their loan relationship with the Agents and the Lenders, all to the mutual advantage of the Borrowers and the other Credit Parties; and
          WHEREAS, each Borrower and each Credit Party acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the other Borrowers as provided in this Agreement by virtue of the Borrowers’ various inter-relationships; and
          WHEREAS, the Agents’ and the Lenders’ willingness to extend financial accommodations to the Borrowers, and to administer each Borrower’s and each Credit Party’s collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to the Borrowers and Credit Parties and at the Borrowers’ request and in furtherance of the Borrowers’ and Credit Parties’ mutual and collective enterprise; and
          WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:
1. AMOUNT AND TERMS OF CREDIT
          1.1 Credit Facilities.
          (a) Revolving Credit Facility.
               (i) Subject to the terms and conditions hereof, each Lender agrees to make available to US Borrowers and to Canadian Borrowers from time to time until the

Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”) provided that all Revolving Credit Advances hereunder to US Borrowers shall be made by US Lenders and all Revolving Credit Advances hereunder to Canadian Borrowers shall be made by Canadian Lenders. The aggregate amount of all Revolving Credit Advances to US Borrowers shall not exceed $225,000,000, and the aggregate amount of all Revolving Credit Advances to Canadian Borrowers shall not exceed the Dollar Equivalent Amount of $50,000,000. The Pro Rata Share of the Revolving Loan of any Lender shall not at any time exceed its applicable Revolving Loan Commitment (as determined separately in respect of US Borrowers, on the one hand, and Canadian Borrowers, on the other hand). The obligations of each Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(a); provided, that (A) the amount of any Revolving Credit Advance to be made at any time to US Borrowers shall not exceed US Borrowing Availability at such time; (B) the amount of any Revolving Credit Advance to be made at any time to Canadian Borrowers shall not exceed Canadian Borrowing Availability at such time; and (C) the aggregate amount of Revolving Credit Advances shall not exceed Borrowing Availability to all Borrowers. Borrowing Availability may be further reduced by Reserves imposed by Agent in its reasonable credit judgment. Moreover, the sum of the Revolving Loan and Swing Line Loan outstanding to (I) all US Borrowers shall not exceed at any time the US Borrowing Base and (II) all Canadian Borrowers shall not exceed at any time the Canadian Borrowing Base. Each Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein and in the case of Canadian Revolving Credit Advances, to the Canadian Agent as well. Any such notice must be given no later than (1) 12:00 noon (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 12:00 noon (New York time) on the date which is 3 Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan or BA Rate Loan. Each such notice (a “Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent. If any Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate or BA Rate, Borrower Representative must comply with Section 1.5(e).
               (ii) Except as provided in Section 1.12, each US Borrower shall execute and deliver to the Agent for delivery to each US Lender a single note to evidence the Revolving Loan Commitment of that US Revolving Lender, and each Canadian Borrower shall execute and deliver to the Agent for delivery to each Canadian Lender a single note to evidence the Revolving Loan Commitment of that Canadian Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note shall represent the obligation of the applicable Borrower to pay the amount of the applicable Lender’s Revolving Loan Commitment or, if less, such Lender’s Pro Rata Share of the aggregate unpaid principal amount of all US Revolving Credit Advances to such US Borrower or Canadian Revolving Credit Advances to such Canadian Borrower, as applicable in each case together with interest thereon as prescribed in Section 1.5.

The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.
               (iii) Any provision of this Agreement to the contrary notwithstanding, at the request of Borrower Representative, in its discretion (A) Agent may (but shall have absolutely no obligation to), make Revolving Credit Advances to US Borrowers on behalf of US Lenders in amounts that cause the outstanding balance of the US Revolving Loan to exceed the US Borrowing Base (less the US Swing Line Loan), and (B) Canadian Agent may (but shall have absolutely no obligation to), make Revolving Credit Advances to Canadian Borrowers on behalf of Canadian Lenders in amounts that cause the outstanding balance of the Canadian Revolving Credit Advance to exceed the Canadian Borrowing Base (less the Canadian Swing Line Advances) (any such excess US or Canadian Revolving Credit Advances are herein referred to collectively as “Overadvances”); provided that (A) no such event or occurrence shall cause or constitute a waiver of Agent’s, Canadian Agent’s, the Swing Line Lender’s or Lenders’ right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists, and (B) no Overadvance shall result in a Default or Event of Default due to Borrowers’ failure to comply with Section 1.3(a)(i) for so long as Agent or Canadian Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute Index Rate Loans, shall bear interest at the Default Rate and shall be payable on demand. Except as otherwise provided in Section 1.11(b), (A) the authority of Agent to make Overadvances is limited to an aggregate amount not to exceed $15,000,000 at any time, (B) the authority of Canadian Agent to make Overadvances is limited to an aggregate amount not to exceed CD$ 3,000,000 at any time, (C) in no event shall either Agent permit any Overadvance to cause (1) the aggregate Revolving Loan to exceed the Maximum Amount, (2) the aggregate US Revolving Loan to exceed the Maximum US Amount, or (3) the aggregate Canadian Revolving Loan to exceed the Maximum Canadian Amount and (D) in no event shall either Agent permit any Overadvance to remain outstanding for more than 90 days in any 180-day period, and may be revoked prospectively by a written notice to such Applicable Agent signed by, in the case of Overadvances pursuant to clause (A), US Lenders holding more than 50% of the US Revolving Loan Commitments and in the case of Overadvances pursuant to clause (B), Canadian Lenders holding more than 50% of the Canadian Revolving Loan Commitments.
          (b) Swing Line Facility.
               (i) Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with any such notice, provided that all Swing Line Advances hereunder to US Borrowers shall be made by the applicable Swing Line Lender in Dollars (“US Swing Line Advances”) and all Swing Line Advances hereunder to Canadian Borrowers shall be made by the applicable Swing Line Lender in Canadian Dollars (“Canadian Swing Line Advances”). The provisions of this Section 1.1(b)

shall not relieve Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a); provided that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding (A) to US Borrowers shall not exceed at any time the lesser of (1) the Swing Line Commitment to US Borrowers and (2) the lesser of the Maximum US Amount and (except for Overadvances) the US Borrowing Base, in each case, less the outstanding balance of the US Revolving Loan at such time; and (B) to Canadian Borrowers shall not exceed at any time the lesser of (1) the Swing Line Commitment to Canadian Borrowers and (2) the lesser of the Maximum Canadian Amount and (except for Overadvances) the Canadian Borrowing Base, in each case, less the outstanding balance of the Canadian Revolving Loan at such time (in each case respectively under the preceding clause (A) or clause (B), “Swing Line Availability”). Moreover, except for Overadvances, the aggregate US Swing Line Advances shall not exceed at any time the US Borrowing Base less the US Revolving Loan, and the aggregate Canadian Swing Line Advances shall not exceed at any time the Canadian Borrowing Base less the Canadian Revolving Loan. Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(b). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit advance delivered to Agent (and in the case of Canadian Swing Line Advances, to Canadian Agent as well) by Borrower Representative on behalf of the applicable Borrower in accordance with Section 1.1(a). Any such notice must be given no later than 1:00 p.m. (New York time) on the Business Day of the proposed Swing Line Advance. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Requisite Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Swing Line Advance, and to have such Lender make Revolving Credit Advances in accordance with Section 1.1(b)(iii) or purchase participating interests in accordance with Section 1.1(b)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute a Loan bearing interest at the commercial paper rate plus the Applicable Revolver LIBOR Margin for US Swing Line Advances or the Index Rate plus the Applicable Revolver BA Margin for Canadian Swing Line Advances in Canadian Dollars as provided in Section 1.5(a) and no Swing Line Loan shall remain outstanding for more than fifteen (15) days. The applicable Borrowers shall repay to the Applicable Swing Line Lender the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.
               (ii) Each Borrower shall execute and deliver to the applicable Swing Line Lender a promissory note to evidence the Swing Line Commitment. Each note shall be in the principal amount of the Swing Line Commitment of such Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b)(ii) (each a “Swing Line Note” and, collectively, the “Swing Line Notes”). Each Swing Line Note shall represent the obligation of each applicable Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrowers together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

               (iii) The Swing Line Lender (either the US or Canadian Swing Line Lender, as applicable), at any time and from time to time in its sole and absolute discretion, may, on behalf of any applicable Borrower (and each such Borrower hereby irrevocably authorizes the applicable Swing Line Lender to so act on its behalf), request each Lender (including the applicable Swing Line Lender) to make a Revolving Credit Advance to the applicable Borrower (which shall be an Index Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of the applicable Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given, provided that all Revolving Credit Advances to US Borrowers shall be made by US Lenders and all Revolving Credit Advances to Canadian Borrowers shall be made by Canadian Lenders. Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Lender shall disburse directly to Agent or Canadian Agent, as applicable, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Credit Advances shall be immediately paid to the applicable Swing Line Lender and applied to repay the Refunded Swing Line Loan of the applicable Borrower.
               (iv) If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(b)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(b)(v) below, each applicable Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of the applicable Borrower, purchase from the applicable Swing Line Lender an undivided participation interest in the Swing Line Loan of the applicable Borrower in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the applicable Swing Line Lender, in immediately available funds, the amount of its participation interest.
               (v) Each Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participation interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the applicable Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to Agent or Canadian Agent or the applicable Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(b)(iii) or 1.1(b)(iv), as the case may be, the applicable Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

          (c) Reliance on Notices, Appointment of Borrower Representative. Each Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by each Agent to be genuine. Each Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for the Applicable Agent has actual knowledge to the contrary. Each Borrower hereby designates WESCO Distribution as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Each Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower (subject to the limitations on Canadian Borrowers’ repayment and guaranty and security obligations set forth in Section 12).
          1.2 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower Representative, on behalf of the applicable Borrower, shall have the right to request, and US Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of each US Borrower (“US Letter of Credit Obligations”), and Canadian Lenders agree to incur, or purchase participations in, Letter of Credit Obligations denominated in Canadian Dollars in respect of each Canadian Borrower (“Canadian Letter of Credit Obligations”).
          1.3 Prepayments.
          (a) Voluntary Prepayments; Reductions in Revolving Loan Commitments. Borrowers may at any time on at least 5 days’ prior written notice by Borrower Representative to Agent permanently reduce (but not terminate) the Revolving Loan Commitment; provided that (A) any such reductions shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount, (B) the Revolving Loan Commitment shall not be reduced to an amount less than the amount of the Revolving Loan then outstanding, plus $25,000,000, and (C) after giving effect to such reduction, Borrowers shall comply with Section 1.3(b)(i). Borrowers may at any time on at least ten 10 days’ prior written notice by Borrower Representative to Agent terminate the Revolving Loan Commitment, provided that upon such termination all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto. Any reduction or termination of the Revolving Loan Commitment must be accompanied by the payment of any LIBOR or BA Rate funding breakage costs in accordance with Sections 1.13(b) or 1.13(c). Upon any such reduction or termination of the Revolving Loan Commitment, Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be; provided that a permanent reduction of the Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit. Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied; provided, any partial prepayments or reduction in the Revolving Loan made by or on behalf of (i) any US Borrower shall be applied to the US Loans and (ii) any Canadian Borrower shall be applied to the Canadian Loans.
          (b) Mandatory Prepayments.
               (i) If at any time the US Borrowing Availability is less than zero, US Borrowers shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to cause US Borrowing Availability to be at least zero. If US Borrowing Availability is less than zero after repayment in full of the aggregate outstanding US Revolving Credit Advances, US Borrowers shall provide cash collateral for the US Letter of Credit Obligations in the manner set forth in Annex B to the extent required to cause US Borrowing Availability to be at least zero. If at any time the Canadian Borrowing Availability is less than zero, Canadian Borrowers shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to cause Canadian Borrowing Availability to be at least zero. If Canadian Borrowing Availability is less than zero after repayment in full of the aggregate outstanding Canadian Revolving Credit Advances, Canadian Borrowers shall provide cash collateral for the Canadian Letter of Credit Obligations in the manner set forth in Annex B to the extent required to cause Canadian Borrowing Availability to be at least zero. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid only on demand.
               (ii) Immediately upon receipt by any Credit Party of proceeds of any asset disposition (excluding proceeds of asset dispositions permitted by Section 6.8(a)) or any sale of Stock of any Subsidiary of any Credit Party or of any incurrence of Indebtedness in a mortgage financing transaction permitted under Section 6.3(a)(x) or the incurrence of any other Indebtedness from any third party in a transaction permitted under Section 6.3 (other than the issuance of additional Subordinated Notes or the Indebtedness pursuant to Sections 6.3(a) (xxii) and (xxiii), which shall be governed by clause (iv) below), Borrowers shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).

               (iii) If Holdings or any Borrower issues Stock, other than (i) the issuance of common Stock of Holdings in connection with 401(k) plans established for the benefit of employees, (ii) the issuance of common Stock upon the exercise of the stock options granted to employees pursuant to stock option plans adopted for the benefit of employees, (iii) the issuance of common Stock of Holdings pursuant to the provisions of Section 1.5(c)(v) of the Bruckner Acquisition Agreement and (iv) the issuance of common Stock of Holdings in connection with Permitted Acquisitions consummated in compliance with each of the terms and conditions of Section 6.1; provided, that, in the case of each of clauses (i), (ii), (iii) and (iv), there shall be no Change of Control upon any such issuance of common Stock of Holdings, and no later than the Business Day following the date of receipt of the proceeds thereof, Borrowers shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).
               (iv) If WESCO Distribution or WESCO International issues Indebtedness in a transaction permitted under Sections 6.3(a)(xxii) or (xxiii) and the other provisions of this Agreement, no later than forty-five (45) days following the date of receipt of the net proceeds thereof, Borrowers shall prepay the Loans in an amount equal to (i) the aggregate amount of such Indebtedness less (ii) the sum of (a) the aggregate amount of the Subordinated Notes that have been refinanced by such Indebtedness at such time, if any and (b) the purchase price paid pursuant to the Carlton-Bates Acquisition (and provided no Default or Event of Default shall have occurred or be continuing, with no corresponding permanent reduction of the Revolving Loan Commitment other than to the extent required pursuant to the terms of the documentation as of the Closing Date evidencing the Indebtedness issued pursuant to the terms of Section 6.3(a)(xxiii)). Any such prepayments shall be applied in accordance with Section 1.3(c).
          (c) Application of Certain Mandatory Prepayments. Any prepayments made by any Borrower pursuant to Sections 1.3(b)(ii) or (b)(iii) above shall be applied as follows: first, to Fees and reimbursable expenses of the Agents then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Swing Line Loan; third, to the principal balance of the Swing Line Loan until the same has been repaid in full; fourth, to interest then due and payable on the Revolving Credit Advances; fifth, to the outstanding principal balance of Revolving Credit Advances until the same has been paid in full; sixth, other than net proceeds from the issuance of common Stock and the issuance of Indebtedness in a transaction permitted under Sections 6.3(a)(xxii) or (xxiii), to any Letter of Credit Obligations, to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B and seventh, unless such application would have an adverse tax consequence for the Borrowers under IRC Section 956, to Obligations of the same type and in the same order as set forth in the preceding clauses “first” through “sixth” of the US Borrowers or Canadian Borrowers as applicable whose Obligations were not covered by such preceding clauses. Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments; except to the extent provided pursuant to the terms of Section 1.3(b)(iv).

          (d) Application of Prepayments from Insurance Proceeds and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with Section 5.4(c) and insurance or condemnation proceeds from casualties or losses to Equipment, Fixtures and Real Estate, respectively, shall be applied as follows: insurance proceeds from casualties or losses shall be applied first, to the Swing Line Loans and, second, to the Revolving Credit Advances of the Borrower group (either US Borrowers or Canadian Borrowers) encompassing the Borrower that incurred such casualties or losses. Neither the Revolving Loan Commitment nor the Swing Line Loan Commitment shall be permanently reduced by the amount of any such prepayments. If insurance or condemnation proceeds received by a particular Borrower exceed the outstanding principal balances of the Loans to that Borrower group (either US Borrowers or Canadian Borrowers) encompassing the relevant Borrower, those proceeds shall be applied by Agent, (i) in respect of proceeds received by a US Borrower, first to US Obligations, and second to Canadian Obligations; and (ii) in respect of proceeds received by a Canadian Borrower, solely to Canadian Obligations.
          (e) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
          (f) Allocation among US Borrowers and Canadian Borrowers. Notwithstanding anything to the contrary contained herein, subject to Section 1.11, each prepayment required under this Section 1.3 shall be allocated first, to the applicable Obligations of the Borrower group (either US Borrowers or Canadian Borrowers) encompassing the Borrower whose assets gave rise to such prepayment and second, in the case of prepayments by US Borrowers in excess of the US Obligations, such excess shall be applied to the Canadian Obligations, it being understood and agreed that under no circumstances shall any prepayment by the Canadian Borrowers (or any Collateral thereof or the proceeds thereof) be applied to the US Obligations unless, not later than fifteen (15) Business Days prior to any proposed application of any prepayment by the Canadian Borrowers (or any Collateral thereof or the proceeds thereof) to the US Obligations, the Agent notifies the Borrower Representative in writing of its intention to make such application and, if the Borrower Representative believes that such application would have a Negative Effect, the procedures set forth in Section 5.12 with respect to obtaining a tax opinion shall be followed and no such application shall be made unless and until such opinion is delivered. If such opinion states that there will be no Negative Effect as a result of such application or if no such opinion is delivered within 15 days of Agent’s notice to Borrower Representative, such application may be made. The amount of any prepayment shall, in the exercise of Agent’s reasonable discretion, be allocated among individual Borrowers, in each case as appropriate in order to approximately reflect the ownership of the asset as to which such prepayment is made or the existence of the overadvance.
          1.4 Use of Proceeds.
          Borrowers shall utilize the proceeds of the Revolving Loan and the Swing Line Loan for the financing of Borrowers’ ordinary working capital and general corporate needs, including to the extent, and only to the extent, (i) set forth in Section 6.3 to be used by Borrowers to make intercompany loans and advances to Credit Parties which are Guarantors and other

Subsidiaries of Borrowers but solely to the extent permitted hereunder, (ii) set forth in Section 6.14, to be used by Borrowers in connection with the repurchase of either Holdings’ publicly traded common Stock or the Subordinated Notes in a transaction consummated in a transaction expressly permitted under Section 6.14 and (iii) set forth in Section 6.1, to be used by Borrowers in connection with the consummation of a Permitted Acquisition consummated in compliance with each of the terms and conditions of Section 6.1.
          1.5 Interest and Applicable Margins.
          (a) US Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various US Loans being made by each US Lender, and Canadian Borrowers shall pay interest to Canadian Agent, for the ratable benefit of Canadian Lenders, in accordance with the various Canadian Loans being made by each Canadian Lender in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances and the Canadian Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower Representative, (A) for US Revolving Credit Advances, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, or (B) for Canadian Revolving Credit Advances the Applicable BA Rate plus the Applicable Revolver BA Margin based on the aggregate Revolving Credit Advances outstanding from time to time; (ii) with respect to the Swing Line Loan, at the rate equal to the last month end published rate for 30 day dealer commercial paper (high grade unsecured notes sold through dealers by major corporations in multiples of $1,000) which normally appears in the “Money Rate” column of the Wall Street Journal, plus the Applicable Revolver LIBOR Margin per annum.
          As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	0.00%

Applicable Revolver LIBOR Margin	1.25%

Applicable Revolver BA Margin	1.25%

Applicable L/C Margin	1.25%

Applicable Unused Line Fee Margin	.375%
          The Applicable Margins shall be adjusted (up or down) prospectively as determined by Borrowers’ average daily excess Borrowing Availability for the quarter then ended, commencing with the first day of the first calendar month that occurs more than five (5) days after delivery of Borrowers’ Compliance Certificate to Lenders for the Fiscal Quarter ending December 31, 2005; provided, however, that, notwithstanding the foregoing, within one (1) day of the date that the Indebtedness evidenced by the Subordinated Notes is permanently repaid in full and such Subordinated Notes are repurchased as contemplated hereunder, the Applicable Margins shall be adjusted (up or down) prospectively as determined by Borrowers’ excess Borrowing Availability for such date that the Indebtedness evidenced by the Subordinated Notes is permanently repaid in full and such Subordinated Notes are repurchased as contemplated hereunder. Adjustments in Applicable Margins will be determined by reference to the following grids:
          (x) For Interest, Letter of Credit Fees and Unused Line Fee:

If Excess Borrowing	Level of
Availability is:	Applicable Margins:
<100,000,000	Level I
<150,000,000, but ≥ 100,000,000	Level II
≤225,000,000, but ≥ 150,000,000	Level III
>225,000,000	Level IV

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable Revolver Index Margin	0.500%	0.250%	0.000%	-0.250%
Applicable Revolver LIBOR Margin	1.750%	1.500%	1.250%	1.000%
Applicable Revolver BA Margin	1.750%	1.500%	1.250%	1.000%
Applicable L/C Margin	1.750%	1.500%	1.250%	1.000%
Applicable Unused Line Fee Margin	0.250%	0.250%	0.375%	0.375%
          All adjustments in the Applicable Margins after January 1, 2006 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of the Compliance Certificate, Borrower Representative shall deliver to Agent and Lenders a certificate, signed by its chief financial officer or treasurer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to deliver the Compliance Certificate within 5 days of the required date of delivery shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of a Compliance Certificate demonstrating that such an increase is not required. If a Default or an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.
          (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period or BA Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent or Canadian Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent or Canadian Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrowers, absent manifest error.
          (d) So long as an Event of Default has occurred and is continuing under Section 8.1 (a), (h) or (i), or so long as any other Default or Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.
          (e) Subject to the conditions precedent set forth in Section 2.2, Borrower Representative shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan or a BA Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans or BA Rate Loans, (iii) convert any LIBOR Loan or a BA Rate Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs or BA breakage costs in accordance with Sections 1.13(b) and 1.13(c), respectively if such conversion is made prior to the expiration of the LIBOR Period or BA Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan or a BA Rate Loan upon the expiration of the applicable LIBOR Period or BA Period and the succeeding LIBOR Period or BA Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period or BA Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount. Any Loan or group of Loans having the same proposed BA Period to be made or continued as, or converted into, a BA Rate Loan must be in a minimum amount of CD1,000,000 and integral multiples of CD500,000 in excess of such amount. Any such election must be made by 12:00 noon (New York time) on the 3rd Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate or BA Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such and the end of each BA Period with respect to any BA Rate Loans to be continued as such, or (3) the date on which Borrower Representative wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period or to a BA Rate Loan for a BA Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Loan or BA Rate Loan by 12:00 noon (New York time) on the 3rd Business Day prior to the end of the LIBOR Period or BA Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan or BA Rate Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period or BA Period respectively. Borrower

Representative must make such election by notice to Agent (and to Canadian Agent if Canadian Loans are involved) in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).
          (f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder with respect to the US Obligations exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, US Borrowers shall continue to pay interest hereunder at the applicable Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.
          (g) If any provision of this Agreement or any of the other Loan Documents would obligate Canadian Borrowers to make any payment of interest under the Canadian Obligations or other amount payable to any Canadian Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Canadian Lender of interest with respect to the Canadian Obligations at a criminal rate (as such term is construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by that Canadian Lender of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rates of interest required to be paid to the affected Canadian Lenders under this Section 1.5; and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Canadian Lender which would constitute interest under the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Canadian Lender shall have received an amount in excess of the maximum permitted by that section of the

Criminal Code (Canada), then Canadian Borrowers shall be entitled, by notice in writing to the affected Canadian Lender, to obtain reimbursement from that Canadian Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Canadian Lender to Canadian Borrowers. Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 1.5(g) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Termination Date (with reference to the Canadian Obligations) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Canadian Agent shall be conclusive for the purposes of such determination.
          (h) Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents for the Canadian Obligations (as stated herein or therein, as applicable, to be computed on the basis of a 360 or 365 day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360, 365 or such other period of time, respectively.
          1.6 Eligible Accounts.
          All of the Accounts owned by WESCO DC LP and reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative on behalf of the applicable Borrower Group (i.e., US Borrowers or Canadian Borrowers) to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment, subject to the approval of Supermajority Lenders in the case of adjustments, new criteria, or changes in advance rates or the elimination of Reserves imposed as of the Closing Date which have the effect of making more credit available (it being understood that Agent may in its reasonable credit judgment eliminate Reserves established by it in its reasonable credit judgment after the Closing Date without the necessity of obtaining the approval of Supermajority Lenders or Requisite Lenders). Borrowers and the other Credit Parties hereby acknowledge and agree that only Accounts owned by WESCO DC LP, and no Accounts owned by any other Borrower or any other Credit Party, may constitute Eligible Accounts. Eligible Accounts shall not include any Account of WESCO DC LP:
          (a) that does not arise from the sale of goods or the performance of services by WESCO DC LP in the ordinary course of its business;

          (b) (i) upon which WESCO DC LP’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which WESCO DC LP is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to WESCO DC LP’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;
          (c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;
          (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
          (e) with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;
          (f) that (i) is not owned by WESCO DC LP or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of the Applicable Agent, on behalf of itself and Lenders, and Prior Claims that are unregistered and that secure amounts that are not yet due and payable;
          (g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;
          (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof or that is the Canadian government (Her Majesty in Right of Canada) or a political subdivision thereof, or a department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and WESCO DC LP, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940 (for Account Debtors that are United States government or a political subdivision thereof) or any applicable state, county or municipal law restricting the assignment thereof (for Account Debtors that are a state, county, or municipality or department, agency or instrumentality thereof) or WESCO DC LP, if necessary or desirable, has complied with the Financial Administration Act (Canada) or any applicable provincial or territorial statute or municipal ordinance of similar purpose with respect to such obligation, as applicable, or any applicable statutes or ordinances of similar purpose, with respect to such obligation, as applicable,
          (i) that is the obligation of an Account Debtor located in a country other than the United States (including all fifty states) or Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, satisfactory to Agent as to form, amount and issuer; or is backed by credit insurance or a bank guaranty acceptable to Agent in all respects.

     (j) to the extent WESCO DC LP, any other Borrower, any other Credit Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to WESCO DC LP, any other Borrower, any other Credit Party or any Subsidiary thereof but only to the extent of the potential offset;
     (k) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
     (l) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:
          (i) the Account is not paid within the earlier of: 60 days following its due date or 150 days following its original invoice date; provided, that, (x) the aggregate amount of all such Accounts less than 150 days past their original invoice date but more than 90 days past their original invoice date, which shall comprise Eligible Accounts plus (y) the aggregate amount of all Accounts less than 150 days past their original invoice date but more than 90 days past their original invoice date, which shall comprise Eligible Securitization Receivables, shall not exceed for the sum of (x) plus (y), an amount equal to 8% of the sum of total Eligible Accounts and Eligible Securitization Receivables (the “8% Cap”) in the aggregate at any time during the term of this Agreement (and, in the event that the sum of (x) plus (y) shall exceed the 8% Cap, then the entire amount pursuant to clause (y), up to a maximum of the 8% Cap shall be included (i.e., the excess amount shall be deducted from clause (x) to achieve an amount equal to the 8% Cap)).
          (ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or
          (iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other United States federal or state or, with respect to Canada, Solvency Law or any other foreign receivership, insolvency relief or other law or laws for the relief of debtors;
     (m) that is the obligation of an Account Debtor if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6 or in the definition of Eligible Securitization Receivables;
     (n) as to which the Applicable Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien, subject only to Prior Claims that are unregistered and that secure amounts that are not yet due and payable;
     (o) as to which any of the representations or warranties in the Loan Documents are untrue;
     (p) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

     (q) to the extent such Account exceeds any credit limit established by Agent, in its reasonable credit judgment;
     (r) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed 10% of all Eligible Accounts;
     (s) that is payable in any currency other than Dollars or Canadian Dollars (to the extent properly converted into Dollars in the applicable Borrowing Base Certificate in accordance herewith);
     (t) to the extent such Account includes goods and services or harmonized sales or other sales taxes; or
     (u) that is otherwise unacceptable to Agent in its reasonable credit judgment.
     1.7 Eligible Inventory.
     All of the inventory owned by the Borrowers and reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative on behalf of the applicable Borrower Group (i.e., US Borrowers or Canadian Borrowers) to Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Inventory in its reasonable credit judgment, subject to the approval of Supermajority Lenders in the case of adjustments, new criteria, changes in advance rates or the elimination of Reserves imposed as of the Closing Date which have the effect of making more credit available (it being understood that Agent may in its reasonable credit judgment eliminate Reserves established by it in its reasonable credit judgment after the Closing Date without the necessity of obtaining the approval of Supermajority Lenders or Requisite Lenders). The other Credit Parties hereby acknowledge and agree that only Inventory owned by the Borrowers, and no Inventory owned by any other Credit Party, may constitute Eligible Inventory. Eligible Inventory shall not include any Inventory of any Borrower that:
     (a) is not owned by such Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and in the case of Inventory of any Canadian Borrower, Prior Claims that are unregistered and that secure amounts that are not yet due and payable;
     (b) (i) other than as provided in clause (vi) below, is not located on premises owned, leased or rented by such Borrower and set forth in Disclosure Schedule (3.2) or (ii) is stored at a leased location, unless Agent has given its prior consent thereto and unless (x) a satisfactory landlord waiver has been delivered to the Applicable Agent or (y) Reserves, if determined in Agent’s reasonable credit judgment, satisfactory to the Applicable Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless a satisfactory, acknowledged bailee letter has been received by the Applicable Agent or, if determined in Agent’s reasonable credit judgment, Reserves satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage (or similar lien under applicable law) in favor of a lender other than any Agent, unless a satisfactory mortgagee waiver has been delivered to the Applicable Agent or Reserves satisfactory to Agent have been established with respect thereto, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than U.S. $100,000 (or the Dollar Equivalent Amount thereof), or (vi) is located on premises owned, leased or rented by a customer of any Borrower, unless Agent has given its prior consent thereto, such Inventory of such Borrower is clearly segregated from all Inventory of such customer, all UCC filings deemed necessary or desirable by Agent have been made, and a satisfactory collateral access agreement has been delivered to the Applicable Agent by such customer;
     (c) is placed on consignment, except as expressly provided in Section 1.7(b)(vi) (and subject to compliance with all of the requirements of Section 1.7(b)(vi)), is located at any customer location, or is in transit, to the extent the value of such Inventory consists of costs associated with “freight-in” charges, if any, except for Inventory in transit between domestic or Canadian locations of Credit Parties as to which the Applicable Agent’s Liens have been perfected at origin and destination;
     (d) is covered by a negotiable document of title, unless such document has been delivered to the Applicable Agent with all necessary endorsements, free and clear of all Liens except those in favor of either Agent and Lenders and, in the case of any Canadian Borrower, Prior Claims that are unregistered and that secure amounts that are not yet due and payable;
     (e) is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;
     (f) consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;
     (g) consists of goods which have been returned by the buyer;
     (h) is not of a type held for sale in the ordinary course of such Borrower’s business;
     (i) is not subject to a first priority lien in favor of the Applicable Agent on behalf of itself and Lenders subject to Permitted Encumbrances;
     (j) breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

     (k) consists of any costs associated with “freight-in” charges, warehouseman’s salaries or any other item classified as “full absorption”;
     (l) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
     (m) is not covered by casualty insurance reasonably acceptable to Agent;
     (n) the value of which has not been converted into Dollars in the applicable Borrowing Base Certificate in accordance herewith; or
     (o) is otherwise unacceptable to Agent in its reasonable credit judgment.
     1.8 Cash Management Systems. On or prior to the Closing Date, WESCO Distribution and WESCO DC LP will each establish and will each maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).
     1.9 Fees.
     (a) Borrowers shall pay to GE Capital, individually, the Fees specified in that certain fee letter of even date herewith between Borrower Representative and GE Capital (the “GE Capital Fee Letter”), at the times specified for payment therein.
     (b) On the Closing Date, Borrowers shall pay to the US Agent an Amendment Fee in the amount of $100,000 to be distributed pro rata among the Lenders. In addition, on the Closing Date, Canadian Borrowers shall pay, or cause to be paid, to the Canadian Agent an Amendment Fee in the amount of $50,000 to be distributed pro rata among the Canadian Lenders.
     (c) (i) As additional compensation for the US Lenders, US Borrowers shall pay to Agent, for the ratable benefit of US Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for US Borrowers’ non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum US Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate US Revolving Loan and the US Swing Line Advances outstanding during the period for which such Fee is due.
          (ii) As additional compensation for the Canadian Lenders, Canadian Borrowers shall pay to Canadian Agent, for the ratable benefit of Canadian Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Canadian Borrowers’ non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Canadian Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Canadian Revolving Credit Advances and the Canadian Swing Line Advances outstanding during the period for which such Fee is due.
     (d) US Borrowers shall pay to Agent, for the ratable benefit of US Lenders, the Letter of Credit Fee, in respect of US Letters of Credit as provided in Annex B, and Canadian Borrowers shall pay to Canadian Agent, for the ratable benefit of Canadian Lenders, the Letter of Credit Fee in respect of Canadian Letters of Credit as provided in Annex B.
     1.10 Receipt of Payments.
     US Borrowers shall make each payment under this Agreement not later than 2:30 p.m. (New York time) on the day when due in immediately available funds in Dollars to the US Collection Account. Canadian Borrowers shall make each payment under this Agreement not later than 2:30 p.m. (New York time) on the day when due in immediately available funds in Canadian Dollars to the Canadian Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the applicable Collection Account prior to 2:30 p.m. (New York time). Payments received after 2:30 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day. If Agent receives any payment from or on behalf of any Credit Party in a currency other than the currency in which an Obligation payable is denominated, Agent may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account) into Dollars at the exchange rate that Agent would be prepared to sell the currency received in New York, New York on the Business Day immediately preceding the date of actual payment. The Obligations shall be satisfied only to the extent of the amount actually received by Agent upon such conversion.
     1.11 Application and Allocation of Payments.
     (a) So long as no Default or Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts or Inventory received in the ordinary course of business shall be applied, in the case of receipt by or on behalf of any US Borrower, first, to the US Swing Line Loan and, second, to the US Revolving Loan, and, in the case of receipt by or on behalf of any Canadian Borrower, first to the Canadian Swing Line Advances and, second, to the Canadian Revolving Loan; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of Section 1.3(a); and (iv) mandatory prepayments shall be applied as set forth in Sections 1.3(b), (c), (d) and (f). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each US Lender as determined by its Pro Rata Share thereof and held by each Canadian Lender as determined by its Pro Rata Share thereof. As to any other payment, and as to all payments made when a Default or Event or Default has occurred and is continuing or following the Commitment Termination Date, Borrowers hereby irrevocably waive the right to direct the application of any and all payments received from or on behalf of Borrowers, and Borrowers hereby irrevocably agree that Agent shall have the continuing exclusive right to apply any and all such payments in respect of the

Obligations then due and payable in the following order: (1) to Fees and Agents’ expenses reimbursable hereunder; (2) to interest on the Swing Line Loan; (3) to principal payments on the Swing Line Loan; (4) to interest on the Revolving Loan; (5) to principal payments on the Revolving Loan; (6) to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B and (7) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3; provided, however, that in no event shall any such payments applicable to a Canadian Borrower or other Canadian Credit Party be applied to any US Obligations.
     (b) The Applicable Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrowers under the applicable Facilities and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan under the applicable Facilities, owing by the applicable Borrower under this Agreement or any of the other Loan Documents if and to the extent such Borrowers fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time. At the Applicable Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan under the applicable Facilities hereunder to which such charges relate.
     1.12 Loan Account and Accounting.
     Each Agent shall maintain a loan account (the “US Loan Account”, in the case of such account maintained by the Agent, and the “Canadian Loan Account”, in the case of such account maintained by the Canadian Agent, and “Loan Account” means either or both of them, as the context permits) on its books to record: all Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations, in each case, relating to the applicable Facilities being administered by the Applicable Agent. All entries in the applicable Loan Account shall be made in accordance with the Applicable Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent demonstrable error, be presumptive evidence of the amounts due and owing to the Agent and US Lenders by US Borrowers, in the case of the US Loan Account, and to the Canadian Agent and the Canadian Lenders, in the case of the Canadian Loan Account; provided that any failure to so record or any error in so recording shall not limit or otherwise affect the applicable Borrower’s duty to pay the Obligations. Each Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the US Loans and Canadian Loans setting forth the balance of the US Loan Account and the Canadian Loan Account for the immediately preceding month. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 30 days after the date thereof, each and every such accounting shall, absent demonstrable error, be deemed final, binding and conclusive on Borrower(s) in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by the applicable Borrower(s). Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the applicable Loan Account as evidence of the amount of Obligations from time to time owing to it.
     1.13 Indemnity.
     (a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
     (b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of any borrowing, conversion into or continuation of LIBOR Loans after Borrower Representative has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower Representative has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing provided that the Canadian Borrowers shall be obligated to indemnify any Lender with respect to only such losses, costs and expenses in respect of the Canadian Obligations. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within 10 Business Days of receipt thereof, specifying the basis for such objection in detail.
     (c) To induce Lenders to provide the BA Rate option on the terms provided herein, if (i) any BA Rate Loans are repaid in whole or in part prior to the last day of any applicable BA Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any BA Rate Loan; (iii) any Canadian Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, BA Rate Loans after Borrower Representative has given notice requesting the same in accordance herewith; or (iv) any Canadian Borrower shall fail to make any prepayment of a BA Rate Loan after Borrower Representative has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant BA Rate Loan through the purchase of a deposit bearing interest at the BA Rate in an amount equal to the amount of that BA Rate Loan and having a maturity comparable to the relevant BA Period; provided, that each Lender may fund each of its BA Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written calculation of all amounts payable pursuant to this Section 1.13(c), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.
     1.14 Access.
     Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon three (3) Business Day’s prior notice to the Borrower Representative (attention: Treasurer); provided, however, that after the occurrence and during the continuance of a Default or Event of Default, no such prior notice shall be required; as frequently as each

Agent determines to be appropriate; (a) provide each Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit each Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit each Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts and Inventory of any Credit Party and other Collateral of any Credit Party. Absent a Default or Event of Default, Borrowers shall not be required to pay for (i) more than one (1) inventory appraisal per year or (ii) more than two (2) collateral audits per year. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by the Agent, in its reasonable credit judgment, each such Credit Party shall provide such access to Agent and Canadian Agent and to each Lender at all times and without advance notice at Borrowers’ expense. Furthermore, so long as any Event of Default has occurred and is continuing, Borrowers shall provide Agent and Canadian Agent and each Lender with access to its suppliers and customers. Each Credit Party shall make available to Agent and Canadian Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that such Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent and Canadian Agent, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Each Agent will give Lenders at least 5 days’ prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent’s or Canadian Agent’s representatives on regularly scheduled audits at no charge to Borrowers.
     1.15 Taxes.
     (a) Any and all payments by each Borrower hereunder (including any payments made pursuant to Section 12) or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any payments made pursuant to Section 12) or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Canadian Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof. Agent, Canadian Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section.
     (b) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within 10 days of demand therefor, pay Agent and Canadian Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or Canadian Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.
     (c) Each US Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a US Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent prior to becoming a US Lender hereunder. No foreign Person may become a US Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.
     1.16 Capital Adequacy; Increased Costs; Illegality.
     (a) If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to the Applicable Agent) pay to such Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to such Agent shall, absent manifest error, be final, conclusive and binding for all purposes.
     (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent (or Canadian Agent if in respect of Canadian Loans) for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).
     (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative, on behalf of such Borrower, within 5 Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.
     (d) Within 15 days after receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrowers obtain a Replacement Lender within 90 days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers’ notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within 90 days thereafter, Borrowers’ rights under this Section 1.16(d) shall terminate and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).
     1.17 Single Loan.
     All Loans to each US Borrower and all of the other Obligations of each US Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral of the US Borrowers. All Loans to each Canadian Borrower and all of the other Obligations of each Canadian Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral held by the Canadian Borrowers and all of the Collateral held by the US Borrowers.
2. CONDITIONS PRECEDENT
     2.1 Conditions to the Initial Loans.
     No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agents, or waived in writing by Agents and Lenders:
     (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, each other Credit Party, Agents and Lenders; and each Agent shall have received such documents, instruments, agreements and legal opinions as such Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to such Agent.
     (b) [Reserved]
     (c) Approvals. Agents shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agents affirming that no such consents or approvals are required.
     (d) Opening Availability. The Eligible Accounts of WESCO DC LP and Eligible Inventory of Borrowers supporting the initial Revolving Credit Advance and the initial Letter of Credit Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Agent, to provide Borrowers with Borrowing Availability, after giving effect to the initial Revolving Credit Advance, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently and consistent with past practices, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least $150,000,000.
     (e) Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including, without limitation, the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agents for all fees, costs and expenses of closing presented as of the Closing Date.

     (f) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.
     (g) Due Diligence. Agent shall have completed its business and legal due diligence, including a Collateral audit and an Inventory appraisal, as previously delivered, with results reasonably satisfactory to Agent. Without limiting the foregoing, the corporate structure, capital structure, other debt instruments, material contracts (including the Receivables Purchase Agreement), and governing documents of Borrowers, the other Credit Parties and their respective Affiliates must be acceptable to Agent.
     (h) [Reserved.]
     (i) Intercreditor Agreement. The Intercreditor Agreement shall remain in full force and effect both before and after giving effect to this Second Amended and Restated Credit Agreement and the transactions contemplated hereby, all on terms and in form and substance satisfactory to Agent and its counsel.
     (j) Subordinated Notes. Agent shall have reviewed the terms and conditions of the Subordinated Notes and the indenture and other agreements, instruments and documents relating thereto, shall be satisfied with all such terms and conditions and shall have confirmed that the Credit Parties are in compliance therewith, both before and after giving effect to this Agreement, the transactions contemplated hereby and the Related Transactions and the transactions contemplated thereby.
     (k) Interest Rate Swap Agreements. Agent shall have reviewed the terms and conditions of the Swap Agreements and the other agreements, instruments and documents relating thereto, shall be satisfied with all such terms and conditions and shall have confirmed that the Credit Parties are in compliance therewith, both before and after giving effect to this Agreement, the transactions contemplated hereby and the Related Transactions and the transactions contemplated thereby.
     2.2 Further Conditions to Each Loan.
     Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or a BA Rate Loan or incur any Letter of Credit Obligation, if, as of the date thereof:
     (a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Agent or Requisite Lenders have determined not to make such Advance, convert or continue any Loan as LIBOR Loan or BA Rate Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

     (b) any event or circumstance having a Material Adverse Effect has occurred since the date hereof as determined by Agent or Requisite Lenders, and Agent or Requisite Lenders have determined not to make such Advance, convert or continue any Loan as a LIBOR Loan or BA Rate Loan or incur such Letter of Credit Obligation as a result of the fact that such event or circumstance has occurred;
     (c) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Lenders shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan or BA Rate Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or
     (d) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the Revolving Loan would exceed the lesser of the Borrowing Base and the Maximum Amount, in each case, less the then outstanding principal amount of the Swing Line Loan.
The request and acceptance by any Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan or BA Rate Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.
3. REPRESENTATIONS AND WARRANTIES
     To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to each Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.
     3.1 Corporate Existence; Compliance with Law.
     Each Credit Party (a) is a corporation, limited liability company, unlimited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $500,000; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, or partnership declaration and agreement as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     3.2 Executive Offices, Collateral Locations, FEIN.
     As of the Closing Date, the current location of each Credit Party’s chief executive office (or applicable foreign equivalent), principal place of business, domicile (within the meaning of the Quebec Civil Code), any other offices and the warehouses and premises at which any Collateral is stored or located are set forth in Disclosure Schedule (3.2), and, except as expressly set forth in Disclosure Schedule (3.2), none of such locations has changed within 12 months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number (or applicable foreign equivalent, if any) and state organizational identification number of each Credit Party.
     3.3 Corporate Power, Authorization, Enforceable Obligations.
     The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement or partnership declaration and agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.
     3.4 Financial Statements and Projections.
     Except for the Projections, all Financial Statements concerning Holdings and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.
     (a) Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:
          (i) The audited consolidated and consolidating balance sheets at December 31, 2003 and 2004 and the related statements of income and cash flows of Holdings and its Subsidiaries for the Fiscal Years then ended, certified by PriceWaterhouse Coopers LLP.
          (ii) The unaudited consolidated and consolidating balance sheets at June 30, 2005 and the related statements of income and cash flows of Holdings and its Subsidiaries for the Fiscal Quarters then ended.
          (iii) The unaudited consolidated balance sheets at July 31, 2005 and the consolidated balance sheets at July 31, 2005 and the related statements of income and cash flows of Holdings and its Subsidiaries for the months then ended.
     (b) [Reserved].
     (c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by Borrowers and Holdings in light of the past operations of their businesses, but including future payments of known contingent liabilities, and reflect projections for the five (5) year period beginning on January 1, 2005 on a quarter-by-quarter basis for the first year and on a year-by-year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which each of each Borrower and Holdings believes to be reasonable and fair in light of current conditions and current facts known to Borrowers and Holdings and, as of the Closing Date, reflect each Borrower’s and Holdings’ good faith and reasonable estimates of the future financial performance of Borrower and Holdings and of the other information projected therein for the period set forth therein.
     3.5 Material Adverse Effect.
     Between December 31, 2004 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Financial Statements identified in Section 3.4(a)(ii) and (iii) and attached hereto as part of Disclosure Schedule 3.4(a)) and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrowers’ knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between December 31, 2004 and the Closing Date no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.
     3.6 Ownership of Property; Liens.
     As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agents have been delivered to Agents. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good, valid and marketable title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.
     3.7 Labor Matters.
     As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance and on account of Canada Pension Plan and Quebec Pension Plan employer contributions, Canadian workers compensation premiums, Canadian employment insurance premiums, and employee vacation pay have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any material collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement material to such Credit Party (and true and complete copies of any agreements (or the form of any such agreement) described on Disclosure Schedule (3.7) have been delivered to Agents); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board (or applicable equivalent or similar foreign organization) and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.
     3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.
     Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)). Holdings has not engaged in any trade or business that would not be permitted by Section 6.20, and has no assets (except Stock of its two Subsidiaries, Borrower and WESCO Finance) or any Indebtedness or Guaranteed Indebtedness (except the Obligations). None of any Borrower’s non-Canadian foreign Subsidiaries has any assets individually in excess of $15,000,000 (or the Dollar Equivalent Amount thereof) or, in the aggregate for all non-Canadian foreign Subsidiaries, in excess of $25,000,000 (or the Dollar Equivalent Amount thereof). Other than as set forth in Disclosure Schedule 3.8, none of WESCO Finance, WDC Holding, WESCO Canada or WESCO Canada GP has engaged in any trade or business that would not be permitted by Section 6.20, has any assets in excess of $250,000, other than intercompany indebtedness owed to it and expressly permitted under Section 6.3(a), has any creditors other than a Credit Party, or has any Indebtedness or Guaranteed Indebtedness (except the Obligations), other than intercompany indebtedness expressly permitted under Section 6.3(a).
     3.9 Government Regulation.
     No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission (or applicable foreign equivalent or similar regulatory body).
     3.10 Margin Regulations.
     No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.
     3.11 Taxes.
     All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.
     3.12 ERISA.
     (a) Disclosure Schedule (3.12) lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest IRS/DOL form 5500-series for each such Plan, if applicable, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.
     (b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. All obligations of WESCO DC LP (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. There are no outstanding material disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Each of the Canadian Pension Plans is fully funded on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). Disclosure Schedule (3.12) lists all Canadian Benefit Plans and Canadian Pension Plans adopted by any Credit Party.

     3.13 No Litigation.
     No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened that seeks damages in excess of $500,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.
     3.14 Brokers.
     No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
     3.15 Intellectual Property.
     As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Design, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property.
     3.16 Full Disclosure.
     No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to either Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself, Canadian Agent and Lenders, and to Canadian Agent, on behalf of itself, Agent and Lenders pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

     3.17 Environmental Matters.
     (a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $250,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $250,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $250,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $250,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $250,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agents copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.
     (b) Each Credit Party hereby acknowledges and agrees that neither Agent (i) is now, or has ever been, in control of any of the Real Estate or any Credit Party’s affairs, or (ii) has the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.
     3.18 Insurance.
     Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party.
     3.19 Deposit and Disbursement Accounts.
     Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any

Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a brief description of the purpose of the account, and the complete account number therefor.
     3.20 Government Contracts.
     Except as set forth in Disclosure Schedule (3.20), as of a recent date prior to the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727), to the Financial Administration Act (Canada) or any similar state, provincial, local or foreign law.
     3.21 Customer and Trade Relations.
     As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier material to its operations.
     3.22 Agreements and Other Documents.
     As of the Closing Date, each Credit Party has provided to each Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Disclosure Schedule (3.22): supply agreements and purchase agreements not terminable by such Credit Party within 60 days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum; leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; any license or permit held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.
     3.23 Solvency.
     Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower Representative, (c) the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

     3.24 Subordinated Debt.
     (a) As of the Closing Date, Borrower Representative has delivered to each Agent a complete and correct copy of the Subordinated Notes and the documentation with respect to the Indebtedness permitted pursuant to Sections 6.3(a)(xxii) and (xxiii), including all schedules, exhibits, amendments, supplements, modifications, assignments and all indentures and other agreements, instruments and documents delivered pursuant thereto or in connection therewith. WESCO Distribution or Holdings, as applicable, has the corporate power and authority to incur the Indebtedness evidenced by (i) the Subordinated Notes and (ii) if applicable, the Indebtedness permitted pursuant to Sections 6.3(a)(xxii) and (xxiii). The subordination provisions of the Subordinated Notes and, if issued, the Indebtedness permitted pursuant to Sections 6.3(a)(xxii) and (xxiii), are enforceable against the holders of the Subordinated Notes or the Indebtedness permitted pursuant to Sections 6.3(a)(xxii) and (xxiii), if issued, by each Agent and Lenders. All Obligations, including the Letter of Credit Obligations, constitute Senior Indebtedness, Designated Senior Indebtedness and Bank Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Notes and, if issued, the documentation with respect to the Indebtedness permitted pursuant to Sections 6.3(a)(xxii) and (xxiii). Each Borrower acknowledges that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions of the Subordinated Notes, and, if issued, the Indebtedness permitted pursuant to Sections 6.3(a)(xxii) and (xxiii), and this Section 3.24. Each Borrower hereby represents and warrants that, since March 19, 2002, no amendments, modifications or other changes have been made to the Subordinated Notes, including, without limitation, all schedules, exhibits, amendments, supplements, modifications, assignments and all indentures and other agreements, instruments and documents delivered pursuant thereto or in connection therewith; provided, that, nothing in this Section 3.24 shall be deemed to prohibit the issuance of the Indebtedness permitted pursuant to Sections 6.3(a)(xxii) and (xxiii) as permitted pursuant to the terms of this Agreement.
     3.25 Rent.
     All rent and other payments due and owing by any Credit Party with respect to any property or other premises leased or otherwise rented by any Credit Party have been paid in full other than rent and other payments being contested in good faith in accordance with past practice in an aggregate outstanding amount not to exceed $125,000 at any time; and each Credit Party is current on all rent and other payments payable in respect of any property or other premises leased or otherwise rented by such Credit Party other than rent and other payments being contested in good faith in accordance with past practice in an aggregate outstanding amount not to exceed $125,000 at any time for all Credit Parties.
4. FINANCIAL STATEMENTS AND INFORMATION
     4.1 Reports and Notices.
     (a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to each Agent or to each

Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.
     (b) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to each Agent or to each Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.
     4.2 Communication with Accountants.
     Each Credit Party executing this Agreement authorizes each Agent with the prior consent of Borrower Representative, which consent shall not be unreasonably withheld or delayed; provided, however, that such consent shall not be required so long as a Default or an Event of Default has occurred and is continuing; to communicate directly with its independent certified or chartered, as applicable, public accountants, including PriceWaterhouse Coopers LLP, and authorizes and, at any Agent’s request, shall instruct those accountants and advisors to disclose and make available to such Agent any and all Financial Statements and other material supporting financial documents and material correspondence relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.
5. AFFIRMATIVE COVENANTS
     Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:
     5.1 Maintenance of Existence and Conduct of Business.
     Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its existence (corporate, partnership, limited liability company or otherwise) and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).
     5.2 Payment of Charges.
     (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen and bailees, in each case, before any thereof shall become past due.
     (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed or otherwise arise to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to the Applicable Agent evidence reasonably acceptable to such Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met, and (v) no Agent has advised any Borrower in writing that such Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.
     5.3 Books and Records.
     (a) Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).
     (b) WESCO DC LP shall maintain, or cause to be maintained, a complete set of books and records with respect to its business at its chief executive office in Ontario, Canada or at WESCO Distribution’s chief executive office in Pittsburgh, Pennsylvania.
     5.4 Insurance; Damage to or Destruction of Collateral.
     (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days prior written notice to the Applicable Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, the Applicable Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Neither Agent shall have any obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, neither Agent shall be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’

fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to the Applicable Agent and shall be additional Obligations hereunder secured by the Collateral.
     (b) Each Agent reserves the right at any time upon any change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s opinion, adequately protect both such Agent’s and Lender’s interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by either Agent, each Credit Party shall deliver to such Agent from time to time a report of a reputable insurance broker, selected by Borrowers and reasonably satisfactory to such Agent, with respect to its insurance policies.
     (c) Each Credit Party shall deliver to each Applicable Agent, in form and substance reasonably satisfactory to such Agent, endorsements to (i) all “All Risk” and business interruption insurance naming such Agent, on behalf of itself, the other Agent, as applicable, for whom it acts as agent and those Lenders for whom it acts as agent, as loss payee, to the extent such Agent or the other Agent or Lenders for whom it acts as agent has an interest in the Collateral covered thereby and (ii) all general liability and other liability policies naming each Applicable Agent, on behalf of itself, the other Agent, as applicable, and those Lenders for whom it acts as agent, as additional insured. Each Credit Party irrevocably makes, constitutes and appoints each Applicable Agent (and all officers, employees or agents designated by such Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $1,000,000, as each Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of each Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower Representative shall promptly notify each Agent of any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by each Agent in the collection or handling thereof, each Applicable Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d), provided that in the case of insurance proceeds pertaining to any Credit Party other than any Borrower, such insurance proceeds shall be applied ratably to all of the US Loans, in the case of a US Credit Party, and to all of the Canadian Loans, in the case of a Canadian Credit Party, or permit or require each Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $1,000,000 in the aggregate, the Applicable Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the property; provided that if such Credit Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, the Applicable Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d); provided further that in the case of insurance proceeds pertaining to any Credit Party other than a Borrower, such insurance proceeds shall be applied to the Loans owing by Borrowers. All insurance proceeds that are to be made available to any Borrower to replace, repair, restore or rebuild the Collateral shall be applied by the Applicable Agent to reduce the outstanding principal balance of the applicable Revolving Loan of such Borrower(s) (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, such Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied. All insurance proceeds made available to any Credit Party that is not a Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account. Thereafter, such funds shall be made available to such Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower Representative shall request a Revolving Credit Advance or release from the cash collateral account be made to such Borrower or such other Credit Party, as the case may be, in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, the applicable Lenders shall make such Revolving Credit Advance or the Applicable Agent shall release funds from the cash collateral account; and (iii) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d); provided that in the case of insurance proceeds pertaining to any Credit Party other than a Borrower, such insurance proceeds shall be applied ratably to all of the US Loans, in the case of a US Credit Party, and to all of the Canadian Loans, in the case of a Canadian Credit Party. Notwithstanding the provisions of this Section 5.4(c), the insurance policies covering the real estate owned by SPEs pursuant to a Permitted Sale-Leaseback and the proceeds of any such insurance policy covering such real estate may be pledged as collateral to a Mortgage Lender. A Mortgage Lender may have a first priority Lien on such insurance policies and the proceeds thereof covering such real property and may be named as loss payee and additional insured with respect to such insurance policies, limited solely to such real estate and the proceeds of damage or casualty thereto.
     5.5 Compliance with Laws.
     Each Credit Party shall comply with all federal, state, local, Canadian, provincial and foreign laws and regulations applicable to it, including those relating to ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.6 Supplemental Disclosure.
     From time to time as may be reasonably requested by either Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.
     5.7 Intellectual Property.
     Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.
     5.8 Environmental Matters.
     Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify each Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $250,000; and (d) promptly forward to each Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $250,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If either Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon such Agent’s written request, (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at US Borrowers’ or Canadian Borrowers’, as applicable, expense, as such Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to such Agent and shall be in form and substance reasonably acceptable to such Agent, and (ii) permit such Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as such Agent deems appropriate, including subsurface sampling of soil and groundwater. The applicable Borrowers shall reimburse the Applicable Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.
     5.9 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.
     Each Credit Party shall use all commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located as of the Closing Date and as may be stored or located thereafter, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. With respect to such locations or warehouse space leased or owned following the June 2005 Closing Date (specifically excluding such locations or warehouse space leased or owned as of the June 2005 Closing Date), if Agent has not received a landlord or mortgagee agreement or bailee letter as of the date such location is acquired or leased, any Borrower’s Eligible Inventory at that location shall, in Agent’s discretion, be subject to such Reserves as may be established by Agent in its reasonable credit judgment. Each Credit Party shall use all commercially reasonable efforts to obtain a collateral access agreement from each customer which has any Collateral of any Credit Party located at its facilities (whether such facilities are owned or leased by such customer), which agreement shall contain a waiver or subordination of all Liens or claims that such customer may assert against the Collateral, provide for a release of all Liens by any other party, if any, provide for a consent and acknowledgment to the ownership and Lien of Borrowers and Lien of the Applicable Agent, in its favor and on behalf of the other Agent and Lenders, in the Collateral, provide for the segregation of all Collateral from any personal property or other assets of such customer, provide for all such UCC filings deemed necessary or desirable by the Applicable Agent and shall otherwise be satisfactory in form and substance to such Agent. After the June 2005 Closing Date, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the June 2005 Closing Date unless and until a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location or the Applicable Agent, in its reasonable credit judgment, shall have established an appropriate Reserve, if any. If the Applicable Agent has not received a collateral access agreement with respect to any customer location, any Borrower’s Inventory at such customer location shall not be Eligible Inventory and shall not be eligible for inclusion in any calculation of the Borrowing Base or Borrowing Availability. Each Credit Party shall timely and fully pay and perform its rent and other obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. Agent reserves the right, in its discretion, to establish Reserves acceptable to Agent, in its reasonable credit judgment with respect to any leased property, any warehouse, processor or converter facility, or any other location where Collateral is stored or located as of the June 2005 Closing Date or as may be acquired or leased thereafter. In no event shall any Inventory stored or otherwise located at any customer location be considered Eligible Inventory or be otherwise eligible for inclusion in any calculation of the Borrowing Base or Borrowing Availability unless Agent shall have received a collateral access agreement acceptable to it and any and all other actions deemed necessary or desirable by Agent (e.g. UCC filings) shall have been taken.
     5.10 Covenants Regarding Accounts.
     In the ordinary course of its business, each Credit Party processes its Accounts in a manner such that (i) each payment received by such Credit Party in respect of an Account is allocated to a specifically identified invoice, which invoice corresponds to a particular Account owing to such Credit Party and (ii) in the event that, at any time, less than 100% of the Accounts of such Credit Party are included in a Permitted Receivables Financing, payments received in respect of those Accounts included in a Permitted Receivables Financing would be identifiable and separable from payments received in respect of Accounts not so included in a Permitted Receivables Financing. WESCO DC LP shall not at any time enter into a Permitted Receivables Financing or any other similar financing or transaction.
     5.11 Canadian Pension and Benefit Plans.
     (a) For each existing Canadian Pension Plan, each Credit Party shall ensure that such plan retains its registered status under and is administered in a timely manner in all material respects in accordance with the applicable pension plan text, funding agreement, the ITA and all other applicable laws.
     (b) For each Canadian Pension Plan hereafter adopted by any Credit Party which is required to be registered under the ITA or any other applicable laws, that Credit Party shall use all commercially reasonable efforts to seek and receive confirmation in writing from the applicable Governmental Authorities to the effect that such plan is unconditionally registered under the ITA and such other applicable laws.
     (c) For each existing and hereafter adopted Canadian Pension Plan and Canadian Benefit Plan, each Credit Party shall in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding media therefor.
     (d) Each Credit Party shall deliver to either Agent if requested by such Agent, promptly after the filing thereof by any Credit Party with any applicable Governmental Authority, (i) copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Credit Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (iii) notification within 30 days of any increases having a cost to such Credit Party in excess of Canadian $250,000, or the Dollar Equivalent Amount thereof, per annum, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which any Credit Party was not previously contributing.

     5.12 Foreign Subsidiaries’ Guaranties.
     Following a change in the relevant sections of the IRC or the regulations issued or promulgated thereunder or Canadian law, the Credit Parties shall, within fifteen (15) days of a written request by the Agent, retain an independent tax counsel reasonably satisfactory to the Agent, which counsel shall, within fifteen (15) days of its retention, deliver a written opinion addressed to the Credit Parties as to whether the entering into by any of the foreign Subsidiaries of the Borrowers organized under the laws of Canada or Mexico (a “Foreign Subsidiary”) of a guaranty in substantially the form of the Guaranties, could reasonably be expected to cause at the time such change in law becomes effective (a) any undistributed earnings of any such Foreign Subsidiary as determined for federal income tax purposes to be treated as a deemed dividend to Holdings or any Borrower for federal income tax purposes or (b) a Material Adverse Effect (either of the events specified in the foregoing clause (a) or (b) being referred to herein as a “Negative Effect”), and if such counsel does not deliver within such fifteen-day period an opinion that a Negative Effect would not occur in such circumstances, then, each such Foreign Subsidiary shall execute and deliver to the Agent (i) a guaranty in the form of the Guaranties, guaranteeing the obligations of the Credit Parties under the Loan Documents; (ii) a security agreement in the form of the Security Agreement granting to Agent or Canadian Agent, as appropriate, a Lien on all of its assets; and (iii) a pledge agreement in the form of the Pledge Agreements pledging all of the Capital Stock owned by such Credit Party to Agent or Canadian Agent, as appropriate (or the remaining portion of such Stock not previously pledged to Agent or Canadian Agent, as appropriate), it being understood that no such guaranty, security agreement or pledge agreement shall be required if such counsel delivers within such fifteen-day period an opinion that a Negative Effect would occur as a result thereof.
     5.13 Further Assurances.
     Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon request of each Agent, duly execute and deliver, or cause to be duly executed and delivered, to such Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of such Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.
6. NEGATIVE COVENANTS
     Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:
     6.1 Mergers, Subsidiaries, Etc.
     No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, other than (i) the formation of Subsidiaries in connection with Permitted Acquisitions (as defined below) permitted by this Section 6.1, (ii) the formation of Subsidiaries, which are SPEs, in connection with the Mortgage Financings (iii) the formation of non-domestic, non-Canadian Subsidiaries, (iv) the formation of WESCO Nevada in connection with the Nevada Reorganization; (v) the formation of C-B WESCO in connection with the Carlton-Bates Acquisition; provided, that, following formation pursuant to clause (iii), the representation and warranty contained in Section 3.8 shall remain true and correct; and provided, further, that, in the case of both clauses (i) and (iii), the prior written consent of Agent shall have been obtained; and provided, further, that, following formation pursuant to clause (iv) (A) WDC Holding shall have executed and delivered to Agent a Pledge Amendment, in form and substance satisfactory to Agent, pursuant to which, WDC Holding shall have pledged to Agent, for itself and the benefit of Lenders, the WESCO Canada Note, (B) WDC Holding shall have delivered to Agent, for itself and the benefit of Lenders, the pledged WESCO Canada Note, (C) WESCO Canada shall have executed and delivered to Agent a Pledge Agreement, in form and substance satisfactory to Agent, pursuant to which, WESCO Canada shall have pledged to Agent, for itself and the benefit of Lenders, all of the outstanding Stock of WESCO Nevada, (D) WESCO Canada shall have delivered to Agent certificates representing all of the outstanding Stock of WESCO Nevada, together with an undated stock power duly executed in blank, (E) WESCO Nevada shall have executed and delivered to Agent a Joinder to Credit Agreement whereby it agrees to be bound by the terms and provisions of the Credit Agreement and the other Loan Documents as a Credit Party to the same extent as if it had executed the Credit Agreement and the other Loan Documents as an original Credit Party thereto, (F) WESCO Nevada shall have executed and delivered to Agent a Joinder to Guaranty pursuant to which WESCO Nevada shall become a party to the Subsidiary Guaranty, (G) Borrower, Holdings, the other Credit Parties signatory thereto and WESCO Nevada shall have executed and delivered to Agent a Joinder and Amendment to Security Agreement, in form and substance satisfactory to Agent, pursuant to which WESCO Nevada shall become a party to the Security Agreement, (H) WESCO Nevada shall have executed and delivered UCC-1 financing statements naming WESCO Nevada as debtor and Agent as secured party to be filed in all such jurisdictions as shall be necessary or desirable in order to perfect the security interests granted by WESCO Nevada pursuant to the Joinder and Amendment to Security Agreement described in clause (G) above, (I) WESCO Nevada shall have executed and delivered to Agent a Patent Security Agreement and a Trademark Security Agreement, each in form and substance satisfactory to Agent, to be filed with the United States Patent and Trademark Office, (J) each of Borrower, WDC Holding, WESCO Canada and WESCO Nevada shall have delivered to Agent a copy of the resolutions of its Board of Directors and, to the extent required, Stockholders, certified by its Secretary or Assistant Secretary, approving the formation of WESCO Nevada, the Nevada Reorganization and the documents described above to which it is a party, (K) Borrower shall have delivered to Agent certified copies of all agreements, instruments or other documents to be utilized to consummate the Nevada Reorganization, each of which shall be in form and substance satisfactory to Agent, and (L) WESCO Nevada and a bank satisfactory to Agent shall have executed and delivered to Agent a tri-party blocked account agreement with respect to all bank accounts of WESCO Nevada, the terms of such blocked account agreement to be in form and substance satisfactory to Agent; or (b) merge or amalgamate with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person. Notwithstanding the foregoing, Borrowers may consummate the Carlton-Bates Acquisition, including the formation of C-B WESCO and the merger of C-B WESCO with and into Carlton-Bates, with Carlton-Bates being the surviving corporation in connection with the Carlton-Bates Acquisition; provided, that, (i) the documentation for the Carlton-Bates Acquisition, including the Acquisition Agreement, is in form and substance reasonably acceptable to Agent; (ii) Agent shall have received true and correct copies of the audited Financial Statements of Carlton-Bates and its Subsidiaries dated as of September 30, 2004; (iii) the Carlton-Bates Acquisition shall be consummated on or before November 15, 2005; (iv) upon the consummation of the Carlton-Bates Acquisition, each of Carlton-Bates and CB-Texas shall become a party to the Credit Agreement, each as a US Borrower; (v) upon the consummation of the Carlton-Bates Acquisition, each of Carlton-Bates and CB-Texas shall become a Grantor under the Security Agreement; (vi) upon the consummation of the Carlton-Bates Acquisition, each of Carlton-Bates and CB-Texas shall enter into a pledge agreement in form and substance satisfactory to Agent; (vii) upon the consummation of the Carlton-Bates Acquisition, WDC Holding shall enter into an amendment to the WDC Holding Pledge Agreement whereby it shall pledge to Agent, on behalf of itself and Lenders, all of the capital stock of Carlton-Bates owned by WDC Holding; (viii) upon the consummation of the Carlton-Bates Acquisition and the transfer of any stock of Carlton-Bates from WDC Holding to WESCO Canada, (A) WESCO Canada shall enter into an amendment(s) to the WESCO Canada Pledge Agreement whereby it shall pledge to Agent, on behalf of itself and Lenders, all of the capital stock of Carlton-Bates owned by WESCO Canada; (B) WDC Holding shall have executed and delivered to Agent an amendment to the WDC Holdings Pledge Agreement, in form and substance satisfactory to Agent, pursuant to which WDC Holding shall have pledged to Agent, for itself and the benefit of Lenders, the CB WESCO Note, and (C) WDC Holding shall have delivered to Agent, for itself and the benefit of Lenders, the pledged CB WESCO Note; (ix) upon the consummation of the Carlton-Bates Acquisition, each domestic Subsidiary of Carlton-Bates (other than CB-Texas) shall become a party to the Credit Agreement as a Credit Party; (x) upon consummation of the Carlton-Bates Acquisition, each domestic Subsidiary of Carlton-Bates (other than CB-Texas) shall become a Grantor under the Security Agreement; (xi) upon the consummation of the Carlton-Bates Acquisition, each domestic Subsidiary of Carlton-Bates (other than CB-Texas) shall enter into a pledge agreement in form and substance satisfactory to Agent; (xii) upon the consummation of the Carlton-Bates Acquisition, each domestic Subsidiary of Carlton-Bates (other than CB-Texas) shall have executed and delivered to Agent a Joinder to Guaranty pursuant to which each shall become a party to the Subsidiary Guaranty; (xiii) upon the consummation of the Carlton-Bates Acquisition, each of Carlton-Bates, CB-Texas and each domestic Subsidiary that holds any Intellectual Property shall enter into a Patent Security Agreement, a Trademark Security Agreement and a Copyright Security Agreement, as applicable, each in form and substance satisfactory to Agent; (xiv) at any time and from time to time, upon the written request of Agent and at the sole expense of Borrowers, Borrowers and/or any other Credit Party shall promptly and duly execute and deliver any and all such UCC financing statements, PPSA financing statements, agreements, instruments and documents and take such further actions as Agent may deem necessary or desirable to effectuate the foregoing intents and purpose; (xv) upon the consummation of the Carlton-Bates Acquisition, the Credit Parties shall comply with the provisions of Section 5.6 hereof; and (xvi) upon completion of the Carlton-Bates Acquisition, Agent shall receive a legal opinion addressed to Agent and each of the Lenders from United States and Canadian counsel to Borrowers and the other Credit Parties, which legal opinion shall address the Carlton-Bates Acquisition and the matters contemplated by this provision including, by way of example, but not of limitation, the various security agreements and pledge agreements and the various security interests and liens granted to Agent, on behalf of itself and Lenders, and such other related matters as Agent may reasonably request, and which legal opinion shall be in form and substance satisfactory to Agent. Further, notwithstanding the foregoing, WESCO Distribution and WESCO DC LP may acquire all or substantially all of the assets or Stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:
          (i) Agent shall receive at least 15 Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;
          (ii) such Permitted Acquisition shall only involve assets located in the United States or Canada, or assets located in foreign, non-Canadian locations having an aggregate value for all Permitted Acquisitions consummated during the term of this Agreement not in excess of $5,000,000, and comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date, and which business would not subject any Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;
          (iii) such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors;
          (iv) no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers and Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder, (B) ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition, (C)(x) earn-out payments in a maximum amount not to exceed $30,000,000 during any twelve-month period for all Permitted Acquisitions; provided, however, that, no Default or Event of Default shall have occurred or be continuing both before and after giving effect to any such earn-out payments and Borrower shall have excess Borrowing Availability of at least $25,000,000 on a pro forma basis for the 90-day period preceding any such earn-out, and (y) any earn-out payments in connection with the Avon Agreement and (z) other earn-out payments, if any, acceptable to Required Lenders; and (D) unsecured, subordinated seller paper issued to a seller in connection with such a Permitted Acquisition; provided, that (x) the aggregate principal amount of all such unsecured, subordinated seller paper outstanding at any time during the term of this Agreement shall not exceed the sum of (i) the amount of seller paper outstanding on the Closing Date ($20,000,000) and (ii) $50,000,000 (regardless of whether such seller paper was issued before or after the Closing Date), (y) such seller paper shall be fully subordinated to the Obligations in a manner and on terms and conditions satisfactory to Agent and (z) the terms and conditions of such unsecured, subordinated seller paper shall be otherwise satisfactory to Agent;
          (v) the sum of all amounts payable (whether contingent or otherwise) in connection with any single Permitted Acquisition (including all transaction costs and all

Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrowers and Target) (x) shall not exceed $50,000,000, and provided, further, that, if the sum of all such amounts is $50,000,000 or less, each of the conditions of clause (viii) below shall be satisfied, (y) shall not exceed $150,000,000 and provided, further, that, if the sum of all such amounts is greater than $50,000,000 but not greater than $150,000,000, each of the conditions set forth in clause (ix) below shall be satisfied, and (z) in any event shall not exceed $150,000,000;
          (vi) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens, other than Permitted Encumbrances and mortgages on real property already in existence prior to any consideration of such proposed Permitted Acquisition;
          (vii) at or prior to the closing of any Permitted Acquisition, the Applicable Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target and Borrowers, the other Credit Parties and the Target shall have executed such documents and taken such actions as may be required by such Agent in connection therewith; provided, however, that (1) such Agent shall not be granted a Lien in accounts receivable to the extent and only to the extent that such accounts receivable have been sold pursuant to the Permitted Receivables Financing, (2) with respect to non-domestic, non-Canadian Permitted Acquisitions, no Agent shall be granted any Lien or other security interest in any non-domestic, non-Canadian asset or property, and (3) the foregoing shall not require any Borrower or any Credit Party to grant a Lien in any leased or owned in fee simple, real property acquired in a Permitted Acquisition;
          (viii) if the sum of all amounts payable (whether contingent or otherwise) in connection with any single Permitted Acquisition shall not exceed $50,000,000, Borrowers shall have delivered to Agent, at least 5 Business Days prior to the closing of any Permitted Acquisition, in form and substance reasonably satisfactory to Agent:
(1) a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x) either (I)(i) on a pro forma basis, Holdings and its Subsidiaries would have had a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.0 for the trailing twelve month period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted

Acquisition and all Loans funded in connection therewith as if made on the first day of such period), and (ii) average daily Borrowing Availability for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $25,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as defined below) shall reflect that such Borrowing Availability of $25,000,000 shall continue for at least 90 days after the consummation of such Permitted Acquisition or (II) average daily Borrowing Availability for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $50,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as defined below) shall reflect that such Borrowing Availability of $50,000,000 or greater shall continue for at least 90 days after the consummation of such Permitted Acquisition and (y) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrower would have been in compliance with the financial covenants set forth in Annex G for the trailing twelve month period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);
(2) if the sum of all amounts payable (whether contingent or otherwise) in connection with such Permitted Acquisition is in excess of $10,000,000, updated versions of the most recently delivered Projections covering the one (1) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the “Acquisition Projections”) and based upon historical financial data of a recent date satisfactory to Agent, taking into account such Permitted Acquisition; and
(3) a certificate of the chief financial officer or treasurer of Holdings and Borrowers to the effect that: (w) Borrowers (after taking into consideration all rights of contribution and indemnity Borrowers have against Holdings and each other Subsidiary of Holdings) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Holdings and Borrowers (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Holdings and Borrowers subsequent to the date thereof based upon the historical performance of Holdings, Borrowers and the Target and show that Holdings and Borrowers shall continue to be in compliance with the financial covenants set forth in Annex G for the one-year period thereafter; and (z) Holdings and Borrowers have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agents and Lenders;
          (ix) if the sum of all amounts payable (whether contingent or otherwise) in connection with any single Permitted Acquisition is greater than $50,000,000, but not greater than $150,000,000, Borrowers shall have delivered to Agent, at least 5 Business Days prior to the closing of any Permitted Acquisition, in form and substance reasonably satisfactory to Agent:
(1) the Acquisition Pro Forma, based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x)(i) on a pro forma basis, Holdings and its Subsidiaries would have had a Fixed Charge Coverage Ratio of greater than or equal to 1.1 to 1.0 for the trailing twelve month period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period), and (ii) average daily Borrowing Availability for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $100,000,000 on a pro forma basis (after giving effect to such Permitted

Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as defined below) shall reflect that such Borrowing Availability of $100,000,000 or greater shall continue for at least 90 days after the consummation of such Permitted Acquisition and (y) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrower would have been in compliance with the financial covenants set forth in Annex G for the trailing twelve month period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);
(2) updated versions of the most recently delivered Projections covering the one (1) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the “Acquisition Projections”) and based upon historical financial data of a recent date satisfactory to Agent, taking into account such Permitted Acquisition;
(3) a certificate of the chief financial officer or treasurer of Holdings and Borrowers to the effect that: (w) Borrowers (after taking into consideration all rights of contribution and indemnity Borrower has against Holdings and each other Subsidiary of Holdings) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Holdings and Borrowers (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Holdings and Borrowers subsequent to the date thereof based upon the historical performance of Holdings, Borrowers and the Target and show that Holdings and Borrowers shall continue to be in compliance with the financial covenants set forth in Annex G for the one-year period thereafter; and (z) Holdings and Borrowers have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agents and Lenders;
          (x) at least 10 Business Days prior to the closing date of such Permitted Acquisition, Agent shall have received all copies of (or drafts thereof which shall be in substantially final form) the acquisition agreement and all related agreements and instruments, including, without limitation, all seller paper to be issued in connection with such Permitted Acquisition, and all opinions, certificates, lien search results and other documents reasonably requested by such Agent, including, without limitation, those specified in Section 5.9, all of which shall be in form and substance satisfactory to such Agent; and
          (xi) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.
Notwithstanding the foregoing, neither the Accounts nor the Inventory of the Target shall be included in Eligible Accounts and Eligible Inventory without the prior determination by Agent that such Accounts and Inventory are acceptable for inclusion as Eligible Accounts and Eligible Inventory, based on such field examinations, collateral audits, appraisals and other analysis, if any, as Agent deems appropriate, copies of which field examinations, collateral audits, appraisals and other analyses shall be provided to Lenders.
     6.2 Investments; Loans and Advances.
     Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) WESCO Distribution and WESCO DC LP may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to WESCO Distribution or WESCO DC LP, as the case may be, pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by WESCO Distribution and WESCO DC LP does not exceed $5,000,000 (in the case of WESCO DC LP, determined on the basis of the Dollar Equivalent Amount thereof); (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (c) Borrowers may consummate the Carlton-Bates Acquisition and any Permitted Acquisition pursuant to the terms and conditions of Section 6.1 hereof; (d) investments made after the Closing Date in Subsidiaries of Borrowers that are domiciled outside the United States and Canada in an aggregate amount outstanding at any time that when added to the then outstanding amount of Indebtedness permitted pursuant to Section 6.3(a)(xiii) does not exceed $5,000,000; (e) so long as no Default or Event of Default has occurred and is continuing, WESCO Distribution may make investments, (1) so long as any Loan is outstanding and if average daily Borrowing Availability for the 90-day period preceding such investment would have exceeded $25,000,000 and such Borrowing Availability of at least $25,000,000 shall continue for at least 90 days after giving effect to such investment, in an outstanding amount not to exceed $15,000,000 at any time, or (2) so long as no Loan, excluding Letters of Credit, is outstanding and if average daily Borrowing Availability for the 90-day period preceding such investment is at least $25,000,000 and such Borrowing Availability of at least

$25,000,000 shall continue for at least 90 days after giving effect to such investment, in an outstanding amount not to exceed $50,000,000 at any time, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; and (f) WDC Holding may acquire shares of capital Stock of WESCO Canada in connection with the Carlton-Bates Acquisition in exchange for a cash payment not to exceed $85,000,000.
     6.3 Indebtedness.
     (a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):
          (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c);
          (ii) the Loans and the other Obligations;
          (iii) Unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;
          (iv) Existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, any Agent or any Lender, as determined by the Agent, than the terms of the Indebtedness being refinanced, amended or modified;
          (v) Indebtedness specifically permitted under Section 6.1;
          (vi) Indebtedness pursuant to the Permitted Receivables Financing;
          (vii) Indebtedness in respect of WESCO Distribution’s obligations to Lehman Brothers and Goldman, Sachs & Co. in connection with their respective Swap Agreements as in effect on (x) with respect to Lehman Brothers, the Original Closing Date and (y) with respect to Goldman, Sachs & Co., the June 2005 Closing Date in an aggregate amount for both such Swap Agreements not to exceed $30,000,000 and, to the extent that Borrowers elect to do so, in their sole discretion, Letters of Credit issued under the Agreement supporting such Indebtedness;
          (viii) Indebtedness consisting of intercompany loans and advances made by WESCO Distribution to any other Credit Party that is a domestic Guarantor (other than Holdings) or by any domestic Guarantor to WESCO Distribution; provided, that: (A) WESCO Distribution shall have executed and delivered to each such domestic Guarantor, and each such domestic Guarantor shall have executed and delivered to WESCO Distribution, on or prior to the Closing Date, a demand note (collectively, with the demand notes referred to in clause (ix) below, the “Intercompany Notes”) to evidence any and all such intercompany Indebtedness owing at any time by WESCO Distribution to such domestic Guarantor or by such domestic Guarantor to WESCO Distribution, which Intercompany Notes shall be in form and substance satisfactory to Agent (and may, at the option of Borrowers, be interest bearing notes) and shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) WESCO Distribution shall record all intercompany transactions on its books and records in a manner satisfactory to Agent; (C) the obligations of WESCO Distribution under any such Intercompany Notes shall be subordinated to the Obligations of Borrowers hereunder in a manner reasonably satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by WESCO Distribution and after giving effect thereto, WESCO Distribution shall be Solvent; (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; (F) other than as set forth on Disclosure Schedule (6.3) with respect to CDW and WESCO Finance and as contemplated by Section 6.3(a)(xx), Section 6.3(a)(xxi) or otherwise as expressly permitted under this Section 6.3, the aggregate balance of all such intercompany loans owing to Borrowers by all such domestic Guarantors shall not exceed $20,000,000 at any one time outstanding; and (G) the recipient of any such intercompany loans shall be creditworthy as determined by Agent; and provided, further, that, Indebtedness consisting of intercompany loans and advances made by any US Borrower to any other Credit Party that is a domestic Guarantor (other than Holdings) or by any domestic Guarantor to any US Borrower shall also be permitted hereunder if such parties comply with the requirements set forth in this clause (viii) in a manner satisfactory to Agent;
          (ix) Indebtedness consisting of intercompany loans and advances made by WESCO Distribution to WESCO DC LP; provided, that (A) WESCO DC LP shall have executed and delivered to WESCO Distribution, a demand note to evidence any and all such intercompany Indebtedness owing at any time, which Intercompany Note shall be in form and substance satisfactory to Agent (and may, at the option of Borrowers, be an interest bearing note) and shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) WESCO Distribution and WESCO DC LP shall each record all intercompany transactions on their respective books and records in a manner satisfactory to Agent; (C) the obligation of WESCO DC LP under the Intercompany Note issued by it shall be subordinated to the Obligations hereunder and under the other Loan Documents in a manner satisfactory to Agent; (D) at the time any such intercompany loan or advance is made and after giving effect thereto, each of WESCO Distribution, WESCO Finance and WESCO DC LP shall be Solvent; (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; (F) the aggregate balance of all such intercompany loans and advances made by WESCO Distribution to WESCO DC LP shall not exceed $5,000,000 or the Dollar Equivalent Amount thereof at any one time outstanding; (G) the recipient of any such intercompany loans shall be creditworthy, as determined by Agent; and (H) to the extent required by applicable law, all such loans and advances shall bear interest and all applicable withholdings shall be deducted and remitted to the applicable Governmental Authority when due and payable;
          (x) Indebtedness secured by mortgages on real property owned in fee simple by Borrowers or by the SPEs pursuant to a Permitted Sale-Leaseback, as set forth on Schedule 6.3;
          (xi) secured or unsecured Indebtedness in an aggregate outstanding amount not to exceed $20,000,000 incurred in the ordinary course of business, consistent with past practices, comprised of surety bonds issued to support bid or performance obligations of a Credit Party; provided, that Agent may impose Reserves with respect to such Indebtedness up to the full amount of any such Indebtedness at such time as and for so long thereafter as then Borrowing Availability is less than Sixty Million Dollars ($60,000,000) and less the face amount of any letters of credit issued pursuant to the terms of this Agreement to support such Indebtedness;
          (xii) Indebtedness consisting of intercompany loans and advances made following the Original Closing Date by WESCO Distribution to Subsidiaries of WESCO Distribution that are domiciled outside the United States and Canada (other than WESCO Mexico) in an aggregate amount outstanding at any time that when added to the then outstanding amount of investments permitted pursuant to Section 6.2(d) does not exceed $5,000,000;
          (xiii) unsecured Indebtedness provided by third-party financial institutions and incurred by Subsidiaries of WESCO Distribution that are domiciled outside the United States and Canada (other than WESCO Mexico) not to exceed in the aggregate $3,000,000 (or the Dollar Equivalent Amount thereof) at any one time outstanding;
          (xiv) Indebtedness arising from Hedging Agreements entered into with a Lender in the ordinary course of business and not for speculative purposes in the aggregate outstanding amount for all such Indebtedness in existence at any time during the term of this Agreement not to exceed $30,000,000;
          (xv) unsecured guaranties not to exceed in the aggregate $3,000,000, at any one time outstanding, of loans from any Lender to senior managers of Holdings and WESCO Distribution; provided, that, (A) such loans are made to such senior manager for purposes of financing such senior manager’s purchases of Holdings’ common Stock and (B) Borrowers shall have determined in their reasonable discretion that the senior manager to whom such Lender is making such loan is creditworthy and capable of repaying such loan to such Lender on his or her own;
          (xvi) unsecured Indebtedness issued after the Closing Date by either WESCO Distribution or Holdings, in an aggregate amount not to exceed $100,000,000 provided,

that (A) the indenture, notes and other agreements and documents governing any such Indebtedness shall be satisfactory to Agent, (B) the terms and conditions of any such Indebtedness shall be satisfactory to Agent, (C) the net proceeds of the issuance of any such Indebtedness are applied to prepay the Loans pursuant to Section 1.3(b)(ii) hereof and (D) no Default or Event of Default shall have occurred and be continuing or would occur or be continuing after giving effect to any such proposed issuance;
          (xvii) Indebtedness comprised of unsecured, subordinated seller paper expressly permitted to be incurred and outstanding under Section 6.1(iv)(D) in an outstanding amount not to exceed (a) $70,000,000 at any time prior to the first anniversary of the June 2005 Closing Date and (b) $50,000,000 thereafter (including any such amount included in clause (a)) during the term of this Agreement;
          (xviii) Indebtedness consisting of intercompany loans and advances made following the Original Closing Date by WESCO Distribution to WESCO Mexico in an aggregate amount outstanding at any time that, when added to the then outstanding amount of Indebtedness permitted pursuant to Section 6.3(xii) shall not exceed $15,000,000 (or the Dollar Equivalent Amount thereof) (such that any Indebtedness consisting of intercompany loans and advances made by WESCO Distribution to WESCO Mexico in excess of $10,000,000 (or the Dollar Equivalent Amount thereof) shall reduce the amount of Indebtedness permitted under Section 6.3(xii) in the amount of any such excess); provided that: (A) WESCO Mexico shall have executed and delivered to WESCO Distribution a demand note (which shall be an “Intercompany Note” as defined herein) to evidence any and all such intercompany Indebtedness owing at any time by WESCO Mexico to WESCO Distribution, which Intercompany Note shall be in form and substance satisfactory to Agent and shall be pledged and delivered to Agent as additional collateral security for the Obligations and shall be accompanied by an endorsement executed in blank and any other documentation or other deliveries necessary or desirable to perfect Agent’s security interest in such Intercompany Note under the laws of Mexico; (B) Borrowers shall have delivered to Agent, at least 5 Business Days prior to the incurrence of any such Indebtedness, a duly executed Pledge Agreement in form and substance satisfactory to the Applicable Agent pledging 65% of the Stock of WESCO Mexico to the Applicable Agent, accompanied by (as appropriate) (a) share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock or share transfer powers for such share certificates executed in blank and (b) all Intercompany Notes to be pledged pursuant to such Pledge Agreement, and all such agreements, documents and other information as shall be necessary or desirable to effectuate such pledge and to perfect the Applicable Agent’s security interest (including under the laws of Mexico) that such Agent may reasonably request in connection with such proposed incurrence of Indebtedness, and all such agreements, documents and other information shall be in form and substance satisfactory to Agent; (C) Borrowers shall have delivered to Agent within 90 days following the incurrence of any such Indebtedness, an opinion of counsel, which counsel shall be satisfactory to such Agent, opining on, among other things, the validity of such Pledge Agreement and the perfection of such Agent’s security interest pursuant thereto (including under the laws of Mexico) and the other documentation executed in connection with such pledge, which opinion shall be in form and substance satisfactory to Agent; (D) Borrowers shall record all intercompany transactions on its books and records in a manner satisfactory to Agent; (E) at the time any such intercompany loan is made by WESCO

Distribution and after giving effect thereto, WESCO Distribution and WESCO Mexico shall each be Solvent; (F) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany Indebtedness; and (G) at the time any such intercompany loan is made by WESCO Distribution and after giving effect thereto, excess Borrowing Availability shall be greater than Sixty Million Dollars ($60,000,000);
          (xix) secured or unsecured Indebtedness provided by third-party financial institutions and incurred by WESCO Mexico in an aggregate amount outstanding at any time that, when added to the then outstanding amount of Indebtedness permitted pursuant to Section 6.3 (xiii), shall not exceed $10,000,000 (or the Dollar Equivalent Amount thereof) (such that any Indebtedness provided by third-party financial institutions to WESCO Mexico in excess of $7,000,000 (or the Dollar Equivalent Amount thereof) shall reduce the amount of Indebtedness permitted under Section 6.3(xiii) in the amount of any such excess); provided, that: (A) such Indebtedness may only be secured by all or any portion of the assets (but not the Stock) of WESCO Mexico; (B) there shall be no recourse for such Indebtedness to any other entity other than WESCO Mexico, including but not limited to Borrowers or any Credit Party; (C) the terms and conditions of any such Indebtedness shall be satisfactory to Agent; (D) Borrowers shall have delivered to Agent, at least 5 Business Days prior to the incurrence of any such Indebtedness, a duly executed Pledge Agreement in form and substance satisfactory to Agent pledging 65% of the Stock of WESCO Mexico to the Applicable Agent, accompanied by share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock or share transfer powers for such share certificates executed in blank; and (E) Borrowers shall have delivered to the Applicable Agent within 90 days following the incurrence of any such Indebtedness an opinion of counsel, which counsel shall be satisfactory to Agent, opining on, among other things, the validity of such Pledge Agreement and the other documentation effecting such pledge, which opinion shall be in form and substance satisfactory to the Applicable Agent;
          (xx) Indebtedness consisting of intercompany loans and advances made following the Original Closing Date by WDC Holding to WESCO Canada in an aggregate principal amount at any time outstanding that shall not exceed $315,000,000 (which shall include amounts owing pursuant to the CB WESCO Note) or the Dollar Equivalent Amount thereof; provided, that: (A) WESCO Canada shall have executed and delivered to WDC Holding one or more interest bearing demand notes (which shall each be an “Intercompany Note” as defined herein) to evidence any and all such intercompany Indebtedness owing at any time by WESCO Canada to WDC Holding, which Intercompany Notes shall be in form and substance satisfactory to the Applicable Agent and shall be pledged and delivered to the Applicable Agent as additional collateral security for the Canadian Obligations and shall be accompanied by an endorsement executed in blank and any other documentation or other deliveries necessary or desirable to perfect the Applicable Agent’s security interest in such Intercompany Notes; (B) each such Credit Party shall record all intercompany transactions on its books and records in a manner satisfactory to the Applicable Agent; (C) the obligations of WESCO Canada under any such Intercompany Notes shall be subordinated to the Obligations hereunder and under the other Loan Documents in a manner reasonably satisfactory to the Applicable Agent; (D) at the time such intercompany loan is made by WDC Holding and after giving effect thereto, WDC Holding and WESCO Canada shall each be Solvent, and (E) no Default or Event of Default shall have then occurred and be continuing or would occur and be continuing after giving effect to any such proposed intercompany Indebtedness;
          (xxi) Indebtedness consisting of intercompany loans and advances made following the Closing Date by WESCO Distribution to WDC Holding in an aggregate principal amount at any time outstanding that shall not exceed $300,000,000 or the Dollar Equivalent Amount thereof; provided, that: (A) WDC Holding shall have executed and delivered to WESCO Distribution one or more demand notes (which shall each be an “Intercompany Note” as defined herein) to evidence any and all such intercompany Indebtedness owing at any time by WDC Holding to WESCO Distribution, which Intercompany Notes shall be in form and substance satisfactory to Agent and shall be pledged and delivered to Agent as additional collateral security for the Obligations and shall be accompanied by an endorsement executed in blank and any other documentation or other deliveries necessary or desirable to perfect Agent’s security interest in such Intercompany Notes; (B) each such Credit Party shall record all intercompany transactions on its books and records in a manner satisfactory to Agent; (C) the obligations of WDC Holding under any such Intercompany Notes shall be subordinated to the Obligations hereunder and under the other Loan Documents in a manner reasonably satisfactory to Agent; (D) at the time such intercompany loan is made by WESCO Distribution and after giving effect thereto, WESCO Distribution and WDC Holding shall each be Solvent, and (E) no Default or Event of Default shall have then occurred and be continuing or would occur and be continuing after giving effect to any such proposed intercompany Indebtedness;
          (xxii) Indebtedness of Holdings consisting of convertible senior debentures issued by Holdings which shall (i) be unsecured, (ii) mature at least one (1) year subsequent to the Commitment Termination Date, (iii) be in a principal amount not to exceed $150,000,000, and (iv) be otherwise in form and substance satisfactory to the Agent; provided, that the net proceeds of any such Indebtedness shall be applied first, as a permanent repayment of the Subordinated Notes and second, as provided for in Section 1.3(b)(iv); provided, further, that, within forty-five (45) days of any issuance of Indebtedness pursuant to this clause (xxii), the Indebtedness evidenced by the Subordinated Notes shall be permanently repaid in full and such Subordinated Notes shall be extinguished and no longer existing;
          (xxiii) unsecured, subordinated Indebtedness of WESCO Distribution consisting of senior subordinated notes issued by WESCO Distribution which shall (i) be unsecured, (ii) mature at least one (1) year subsequent to the Commitment Termination Date, (iii) be in an aggregate principal amount not to exceed $150,000,000, and (iv) be otherwise in form and substance satisfactory to the Agent; provided, that, the net proceeds of any such Indebtedness shall be applied first, as a permanent repayment of the Subordinated Notes and second, as provided for in Section 1.3(b)(iv), provided, further, that, within forty-five (45) days of any issuance of Indebtedness pursuant to this clause (xxiii), the Indebtedness evidenced by the Subordinated Notes shall be permanently repaid in full and such Subordinated Notes shall be extinguished and no longer existing;
          (xxiv) unsecured guaranties by Holdings of the obligations of WESCO Distribution not to exceed (a) $150,000,000 in aggregate principal amount in respect of the issuance of any Indebtedness pursuant to clause (xxiii) above and (b) $100,000,000 in aggregate principal amount in respect of the issuance of any Indebtedness by WESCO Distribution pursuant to clause (xvi) above;
          (xxv) unsecured guaranties by WESCO Distribution of the obligations of Holdings not to exceed (a) $150,000,000 in aggregate principal amount in respect of the issuance of any Indebtedness pursuant to clause (xxii) above and (b) $100,000,000 in aggregate principal amount in respect of the issuance of any Indebtedness by Holdings pursuant to clause (xvi) above; and
          (xxvi) other unsecured, subordinated Indebtedness up to $5,000,000 in the aggregate at any one time outstanding.
     (b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); (iv) intercompany Indebtedness permitted by Sections 6.3(a)(viii), (ix), (xviii), (xx), (xxii) and (xxiii); (v) the payment at maturity of the Subordinated Notes, provided that no Default or Event of Default shall have occurred or be continuing or would occur or be continuing after giving effect to any such proposed payment; (vi) the refinancing and payment in full of the Subordinated Notes as contemplated by Sections 6.3(a) (xxii) and (xxiii); and (vii) permitted purchases of Subordinated Notes pursuant to and in compliance with Section 6.14(g) hereof.
     6.4 Employee Loans and Affiliate Transactions.
     (a) Other than a Permitted Sale-Leaseback, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions involves payments in excess of $1,000,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).
     (b) No Credit Party shall enter into any lending or borrowing transaction with any directors, officers of employees of any Credit Party, except loans to its respective officers and employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $50,000 to any officer or employee and up to a maximum of $400,000 in the aggregate at any one time outstanding.

     6.5 Capital Structure and Business.
     No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock; provided, that Holdings may issue or sell its Stock for cash so long as (i) (A) any issuance of Stock in connection with the Indebtedness issued, if any, as permitted by Section 6.3(xxiii) hereof is upon terms and conditions as expressly provided in the documentation relating to such Indebtedness as received by Agent prior to the Closing Date, including, without limitation, the conversion provisions contained therein, and (B) the proceeds thereof are applied in prepayment of the Obligations as required by Section 1.3(b)(iii), and (ii) no Change of Control occurs after giving effect thereto, or (c) amend its charter or bylaws, unanimous shareholder agreement, declaration of partnership or partnership agreement in a manner that would adversely affect either Agent or Lenders or such Credit Party’s duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or reasonably related thereto.
     6.6 Guaranteed Indebtedness.
     No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement other than Indebtedness, if any, of a Target existing at the time such Target is acquired and (c) for Guaranteed Indebtedness incurred pursuant to the management loan guaranty program as described in and permitted by (but only to the extent permitted by) Section 6.3(xv).
     6.7 Liens.
     No Credit Party nor any Subsidiary thereof shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount so secured is not increased and the Lien does not attach to any other property; (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $4,500,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets); (d) Liens, if any, in connection with and arising at or after the time of the transfer of

Accounts by Borrowers pursuant to the Permitted Receivables Financing; (e) Liens consisting of mortgages on real estate owned in fee simple by WESCO Distribution, Herning or WESCO DC LP in favor of Lehman Brothers and Goldman, Sachs & Co. supporting Borrowers’ respective obligations to them in connection with the two Swap Agreements permitted under Section 6.3(a)(viii); provided that, a mortgagee waiver satisfactory to Agent has been delivered to Agent for each property subject to such a mortgage or Reserves satisfactory to Agent have been established; (f) silent Liens on a last-out basis in the Collateral as provided for in the Security Agreement in favor of any Lender supporting Borrowers’ obligations to such Lender in connection with any Hedging Agreements permitted under Section 6.3(a)(xiv); (g) Liens comprised of mortgages on real property owned in fee simple and security interests in Fixtures and Equipment related to such mortgaged real property in connection with Indebtedness expressly permitted under Section 6.3(a)(x), including, without limitation, Section 6.3(a)(x)(A); and (h) Liens in connection with Indebtedness expressly permitted under Section 6.3 (a)(xi). In addition, other than as provided in the Permitted Receivables Financing, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of any Agent, on behalf of itself, the other Agent and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto; and Section 6.3(a)(xix).
     6.8 Sale of Stock and Assets.
     No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business, (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment or Fixtures that are obsolete or no longer used or useful in such Credit Party’s business and having a book value not exceeding $1,000,000 in any single transaction or $5,000,000 in the aggregate in any Fiscal Year, (c) other Equipment and Fixtures having a value not exceeding $250,000 in any single transaction or $500,000 in the aggregate in any Fiscal Year, (d) the true sale by any US Borrower of Accounts pursuant to the Permitted Receivables Financing, (e) the sale for consideration comprised solely of cash, (i) of Borrowers’ Brown Electric facility in Phoenix, Arizona to non-affiliates on an arms-length basis and (ii) sales in the ordinary course of business consistent with past practices, of real property owned in fee simple by a Credit Party having a value not exceeding $1,000,000 in any single transaction or $5,000,000 in the aggregate in any Fiscal Year, and (f) the one-time sale by Borrowers of Accounts and Inventory and other related personal property of Borrowers’ Avon Datacom unit, with an aggregate value for all such Accounts, Inventory and other related personal property not to exceed $3,000,000 in the aggregate, for a purchase price comprised of cash and no more than $300,000 in the form of a promissory note (the “Avon Datacom Note”) made by members of the management team of Avon Datacom in favor of Borrowers in an arm’s length transaction for an arm’s length purchase price; provided, that, in the case of clause (f), the Avon Datacom Note is pledged to the Applicable Agent, on behalf of itself and Lenders, as additional Collateral; provided, further, that, in each of the foregoing circumstances, the entire net proceeds therefrom shall be applied to prepay the Loans (without any corresponding reduction in the Revolving Loan Commitment). With respect to any disposition of assets or other properties permitted pursuant to clauses (b), (c) and (f) above, subject to Section 1.3(b), each Applicable Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower Representative, at Borrowers’ expense, mutually acceptable documentation evidencing such Agent’s release of its Lien on such assets or other properties.
     6.9 ERISA.
     No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.
     6.10 Financial Covenants.
     At any time that excess Borrowing Availability is less than Sixty Million Dollars ($60,000,000), Borrowers shall not breach or fail to comply with any of the Financial Covenants.
     6.11 Hazardous Materials.
     No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.
     6.12 Sale-Leasebacks.
     Other than (i) a Permitted Sale-Leaseback and (ii) a one-time Sale-Leaseback effectuated in Canada in an amount not to exceed $10,000,000 at any time during the term of this Agreement, no Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.
     6.13 Cancellation of Indebtedness.
     No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s-length basis and in the ordinary course of its business consistent with past practices.
     6.14 Restricted Payments.
     No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances among Borrowers, Guarantors and other Subsidiaries of Borrowers to the extent, and solely to the extent, expressly permitted by Section 6.3, (b) dividends and distributions by Subsidiaries of Borrowers paid to Borrowers (either directly or indirectly through another Subsidiary), (c) employee loans permitted under Section 6.4(b), (d) payments of principal and interest pursuant to Intercompany Notes issued in accordance with Section 6.3; (e) scheduled payments of interest with respect to Subordinated Debt, provided, that no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (e), (f) dividends and distributions in the ordinary course of business in accordance with past practices from WESCO Distribution to Holdings solely to enable Holdings to pay its ordinary course expenses (e.g., reasonable legal and accounting expenses, directors’ and officers’ insurance premiums and director’s fees and out-of-pocket reasonable costs and expenses), provided, that (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to clause (f), and (ii) the aggregate amount of all such dividends and distributions from WESCO Distribution to Holdings pursuant to this clause (f) shall not exceed $2,000,000 in any Fiscal Year; (g) payments in connection with the repurchase of either Holdings’ publicly traded Common Stock, the Subordinated Notes or any Indebtedness issued pursuant to Sections 6.3(a)(xxii) and (xxiii) hereof; provided, that (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (g), and (ii) Borrowers shall have either (I)(i) demonstrated to Agent’s satisfaction that Holdings and its Subsidiaries on a consolidated basis and after giving pro forma effect to such Restricted Payment have a Fixed Charge Coverage Ratio of greater than or equal to 1.25 to 1.0 for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent and Lenders pursuant to Annex E of this Agreement (after giving effect to such Restricted Payment as if made on the first day of such period) and (ii) average daily Borrowing Availability for the 90-day period preceding the making of such Restricted Payment of more than $35,000,000 on a pro forma basis (after giving effect to such Restricted Payment as if made on the first day of such period) and shall have projected average daily Borrowing Availability of more than $35,000,000 for at least 90 days after the making of such Restricted Payment or (II) average daily Borrowing Availability for the 90-day period preceding the making of such Restricted Payment of more than $60,000,000 on a pro forma basis (after giving effect to such Restricted Payment as if made on the first day of such period) and shall have projected average daily Borrowing Availability of more than $60,000,000 for at least 90 days after the making of such Restricted Payment; provided, further, that, if the repurchase of the Subordinated Notes is consummated with the proceeds of the issuance of Indebtedness pursuant to Sections 6.3(a)(xxii) and (xxiii) within forty-five (45) days thereof, the requirements of clause (ii) above, as it relates to payments in connection with the repurchase of the Subordinated Notes, shall not be applicable; (h) dividends and distributions from Borrowers to Holdings in an amount equal to Holdings’ then due and payable in cash consolidated, combined or unitary income tax liabilities; provided, that no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (h); (i) payment of the proceeds from the issuance of Indebtedness permitted pursuant to Section 6.3(a)(xxii) and (xxiii); provided, that no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (i) and (j) dividends and distributions from WESCO Distribution to Holdngs solely to enable Holdings to make payments pursuant to clause (e) or clause (g) above.

     6.15 Change of Corporate Name or Location; Change of Fiscal Year.
     No Credit Party shall (a) change its corporate name, trade name or partnership name, (b) change its jurisdiction of incorporation or formation; or (c) change its chief executive office, principal place of business, domicile (within the meaning of the Quebec Civil Code), corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in each case without at least 30 days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by either Agent in connection therewith, including to continue the perfection of any Liens in favor of either Agent, on behalf of itself and those Lenders, and, if applicable, the other Agent, for whom it acts as Agent in any Collateral, has been completed or taken, and provided that any such new location shall be (i) with respect to any US Credit Party, in the continental United States and (ii) with respect to any Canadian Credit Party, in Canada. Without limiting the foregoing, no Credit Party shall change its name, identity, corporate structure or jurisdiction of incorporation or formation in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code or materially misleading within the meaning of any applicable law except upon prior written notice to Agent and Lenders and after Agent’s written acknowledgment that any reasonable action requested by either Agent in connection therewith, including to continue the perfection of any Liens in favor of either Agent, on behalf of Agent and those Lenders and, if applicable, the other Agent, for whom it acts as Agent, in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year.
     6.16 No Impairment of Intercompany Transfers.
     No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.
     6.17 No Speculative Transactions.
     No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.
     6.18 Leases; Real Estate Purchases.
     Other than a Permitted Sale-Leaseback, no Credit Party shall enter into any operating lease for Equipment or real property, if the aggregate of all such operating lease payments payable in any Fiscal Month for all Credit Parties on a consolidated basis would exceed $4,500,000. With respect to the Permitted Sale-Leasebacks, the aggregate amount of all lease payments payable thereunder by any and all Credit Parties to any and all SPEs in any Fiscal Month shall not exceed, on a consolidated basis for all Credit Parties, $1,000,000 as rent, plus any other amounts payable under the triple net provisions of the leases, such as amounts for repairs, maintenance, taxes or utilities.
     6.19 Changes Relating to Subordinated Debt; Material Contracts.
     (a) No Credit Party shall change or amend the terms of any Subordinated Debt (or any indenture or other agreement, instrument or document in connection therewith), including, without limitation, any of the Subordinated Notes, if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; or (f) change or amend any other term if such change or amendment would increase the obligations of the Credit Party thereunder or confer additional rights on the holder of such Subordinated Debt in a manner adverse to any Credit Party, Agent or any Lender; provided, however, that, notwithstanding the foregoing, following the Closing Date WESCO Distribution or Holdings may issue up to an additional $100,000,000 in principal amount of unsecured Indebtedness, provided, that such issuance is in compliance with the terms of Section 6.3(a)(xvi), Section 1.3(b) and the other provisions of this Agreement.
     (b) No Credit Party shall change or amend the terms of any Swap Agreement or any agreement, instrument or document relating thereto, without the prior written consent of Agent other than the termination of any Swap Agreement which hedges interest exposure under the Subordinated Notes in connection with the refinancing of the Subordinated Notes.
     (c) No Credit Party shall nor shall any Credit Party permit any Subsidiary thereof to change or amend the terms of any of the agreements, instruments or other documents executed in connection with a Permitted Sale-Leaseback in a fashion materially adverse to Borrowers, any other Credit Party or any Subsidiary thereof, any Agent or any Lender without the prior written consent of Agent.
     (d) No Credit Party shall nor shall any Credit Party permit any Subsidiary thereof to change or amend the terms of the Promissory Note without the prior written consent of Agent.
     6.20 Holdings, WESCO Finance, WDC Holding, WESCO Canada, WESCO DC GP and CB WESCO.
     (a) Holdings shall not engage in any trade or business other than incident to its ownership of the Stock of WESCO Distribution and WESCO Finance, own any assets other than the Stock of WESCO Distribution and WESCO Finance or incur any Indebtedness or Guaranteed Indebtedness other than the Obligations and the Indebtedness or Guaranteed Indebtedness issued pursuant to Section 6.3(a)(xvi),(xxii) or (xxiv).

     (b) WESCO Finance shall not engage in any trade or business other than as contemplated in Section 6.3, incident to its ownership of Stock in WESCO Equity and as set forth in Disclosure Schedule 6.20(b), own any assets other than Stock in WESCO Equity and as set forth in Disclosure Schedule 6.20(b) or incur any Indebtedness or Guaranteed Indebtedness other than the Obligations and as expressly permitted under Section 6.3.
     (c) WDC Holding shall not engage in any trade or business other than as contemplated in Section 6.3, incident to its ownership of Stock and debt of WESCO Canada and as set forth in Disclosure Schedule 6.20(c), own any assets other than Stock and debt of WESCO Canada and as set forth in Schedule 6.20(c) or incur any Indebtedness or Guaranteed Indebtedness other than the Obligations and as expressly permitted under Section 6.3.
     (d) WESCO Canada shall not engage in any trade or business other than as contemplated in Section 6.3, incident to its ownership of Stock of WESCO Receivables, WESCO DC GP, WESCO DC LP and WESCO Nevada and, following the Carlton-Bates Acquisition, Carlton-Bates and as set forth in Disclosure Schedule 6.20(d), own any assets other than Stock and debt of WESCO Receivables, WESCO DC GP, WESCO DC LP or WESCO Nevada and, following the Carlton-Bates Acquisition, Carlton-Bates and as set forth in Schedule 6.20(d) or incur any Indebtedness or Guaranteed Indebtedness other than the Obligations and as expressly permitted under Section 6.3.
     (e) WESCO DC GP shall not engage in any trade or business other than as contemplated in Section 6.3, incident to its role as general partner of WESCO DC LP and its ownership of Stock and debt of WESCO DC LP and as set forth in Disclosure Schedule 6.20(e), own any assets other than Stock and debt of WESCO DC LP and as set forth in Schedule 6.20(e) or incur any Indebtedness or Guaranteed Indebtedness other than the Obligations and as expressly permitted under Section 6.3.
     (f) prior to the consummation of the Carlton-Bates Acquisition, C-B WESCO shall not engage in any trade or business, own any assets or incur any Indebtedness or Guaranteed Indebtedness other than as expressly permitted under Section 6.3.
     6.21 Negative Pledge.
     Other than Liens on real property owned solely by SPEs in favor of a Mortgage Lender, and related restrictions on the creation of additional Liens on real property owned solely by SPEs, pursuant to Permitted Sale-Leasebacks, no Credit Party shall enter into or suffer to exist or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its real property assets, other than as expressly permitted in this Agreement.
     6.22 Non-Canadian Foreign Subsidiaries.
     No Borrower nor any other Credit Party shall permit any Borrower’s non-Canadian, foreign Subsidiaries to individually have assets and properties in excess of

$15,000,000 (or the Dollar Equivalent Amount thereof) or, in the aggregate for all non-Canadian foreign Subsidiaries, to have aggregate assets and properties in excess of $25,000,000.
     6.23 CDW.
     CDW shall at all times be the sole owner of any and all equity interests in any and all SPEs. Notwithstanding any other provisions of this Agreement or any other Loan Document, CDW shall not be required to pledge, and shall not be deemed to have pledged, the equity interests in any SPE to either Agent, on behalf of itself and Lenders, as Collateral. CDW shall not permit, or suffer to exist, at any time any Lien on any equity interest in any SPE. Except as otherwise expressly permitted by another provision of this Agreement, CDW does not now and shall not at any time: (i) conduct any business other than incident to its ownership of real property in the ordinary course of business consistent with past practices or its ownership of all of the equity interests in any and all SPEs, (ii) have any assets other than real property or the equity interests in SPEs or (iii) have any trade creditors or any other creditors other than in connection with obligations, if any, to utilities or other like creditors or for real estate taxes incident to its ownership of real property.
7. TERM
     7.1 Termination.
     The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.
     7.2 Survival of Obligations Upon Termination of Financing Arrangements.
     Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of either Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
          8.1 Events of Default.
           The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:
           (a) Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse either Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 10 days following the Applicable Agent’s demand for such reimbursement or payment of expenses.
           (b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a), 5.11, or 6, or any of the provisions set forth in Annexes C or G, respectively.
           (c) Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for 3 days or more.
           (d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for 30 days or more.
           (e) A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $2,500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness of $2,500,000 or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.
           (f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to either Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.
           (g) Assets of any Credit Party with a fair market value of $250,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any interim receiver, receiver, receiver and manager, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for 30 days or more.
          (h)  A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, including, without limitation, any Insolvency Law, (ii) appointing a custodian, interim receiver, receiver, receiver and manager, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding by a court of competent jurisdiction.
           (i) Any Credit Party (i) files a petition (or similar proceeding, including an application for a stay order or filing of a proposal or notice of intention to file a proposal) seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, including, without limitation, any Insolvency Law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, interim receiver, receiver, receiver and manager, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or otherwise is insolvent.
           (j) A final judgment or judgments for the payment of money in excess of $250,000 in the aggregate at any time are outstanding against one or more of the Credit Parties and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.
           (k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.
           (l) Any Change of Control occurs.
           (m) Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility or facilities of any Credit Party generating more than 5% of the consolidated revenues of Holdings and its

Subsidiaries for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 20 days.
           (n) The occurrence of any Termination Event (as defined in the Permitted Receivables Financing documents) or of any other similar event or occurrence under the Permitted Receivables Financing or the documents entered into in connection therewith.
          8.2 Remedies.
           (a) If any Default or Event of Default has occurred and is continuing, the Applicable Agent may (and at the written request of the Requisite Lenders shall and the Canadian Agent shall at the written request of the Agent), without notice, suspend the applicable Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in the Applicable Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Default or Event of Default has occurred and is continuing, the Applicable Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.
           (b) If any Event of Default has occurred and is continuing, each Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Revolving Loan facility shall be immediately terminated and all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.
          8.3 Waivers by Credit Parties.
          Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by either Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever such Agent may do in this regard, (b) all rights to notice and a hearing prior to either Agent’s taking possession or control of, or to either Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing such Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.
9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENTS
          9.1 Assignment and Participations.
           (a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent, which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee, and, so long as no Default or Event of Default has occurred and is continuing, the Borrower Representative, which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee; provided, however, that no such consent shall be required with respect to a Qualified Assignee that is a wholly-owned Affiliate of such Lender, so long as at the time of transfer to such Affiliate and upon such Affiliate becoming a Lender, it shall not be entitled to any payment from any Borrower and any other Credit Party under Sections 1.15 or 1.16; and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; and (iv) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of each Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event any Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, any such Agent or any such Lender shall so notify Borrower Representative and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document. Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of

Exemption to Borrower Representative and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.
           (b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of each Borrower to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence neither any Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.
           (c) Except as expressly provided in this Section 9.1, no Lender shall, as between each Borrower and that Lender, or each Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.
           (d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(c).
           (e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.
           (f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).
          (g)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrower Representative, the option to provide to Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrower Representative and Agent and after paying any processing fee therefor assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower Representative and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.
          9.2 Appointment of Agents.
           GE Capital is hereby appointed to act as Agent on behalf of all US Lenders and Canadian Agent with respect to the administration of Loans made to US Borrowers and to act as agent on behalf of all Lenders and Canadian Agent with respect to Collateral owned by a US Credit Party under this Agreement and the other Loan Documents. GE Capital Canada is hereby appointed to act as Canadian Agent on behalf of all Canadian Lenders with respect to the administration of all Loans made to Canadian Borrowers and to act as Canadian Agent on behalf of all Canadian Lenders with respect to Collateral owned by a Canadian Credit Party under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agents and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, the Agents shall act solely as agents of Lenders and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Neither of the Agents shall have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of each of the Agents shall be mechanical and administrative in nature and neither of the Agents shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, neither of the Agents shall have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital, GE Capital Canada or any of their respective Affiliates in any capacity. Neither of the Agents nor any of their respective Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by them hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by their own gross negligence or willful misconduct.
           The execution by the Canadian Agent as the holder of an irrevocable power of attorney (fondé de pouvoir), prior to the Credit Agreement, of any deeds of hypothec or other security documents is hereby ratified and confirmed.
           If Agent or Canadian Agent shall request instructions from Requisite Lenders, Supermajority Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent or Canadian Agent shall be entitled to refrain from such act or taking such action unless and until Agent or Canadian Agent shall have received instructions from Requisite Lenders, Requisite Lenders, Supermajority Lenders, or all affected Lenders, as the case may be, and neither Agent nor Canadian Agent shall incur liability to any Person by reason of so refraining. Either of the Agents shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of such Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of such Agent, expose such Agent to Environmental Liabilities or (c) if such Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against either Agent as a result of either Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable.
           With effect immediately prior to any other provision of this Agreement becoming effective and prior to the effectiveness of any amendment to or restatement of any Loan Documents which amendment and restatement is dated as of the date hereof, Agent hereby irrevocably (i) assigns to and in favour of Canadian Agent, all of Agent’s right, title, interest and benefit (except as “fondé de pouvoir”, which is dealt with the following paragraphs) in and to the Existing Credit Agreement and the Loan Documents (as that term is defined in the Existing Credit Agreement, the “Existing Loan Documents”), including the benefit of any Liens created thereunder, in so far as they relate to the Canadian Borrowers, WESCO Canada and WESCO DC GP, and (ii) appoints, with respect to the Existing Loan Documents (but only in so far as they relate to the Canadian Borrowers, WESCO Canada and WESCO DC GP), Canadian Agent as agent in its place and stead (other than as “fondé de pouvoir”, which is dealt with in the following paragraphs).

           Canadian Agent hereby irrevocably accepts such assignment and appointment with respect to the Existing Loan Documents (but only in so far as they relate to the Canadian Borrowers, WESCO Canada and WESCO DC GP).
           In consideration of the assignment hereinabove mentioned and with effect as of the same time and date as such assignment, the Agent hereby resigns as the person holding an irrevocable power of attorney (fondé de pouvoir) pursuant to article 2692 of the Civil Code of Québec under the terms of the Existing Loan Documents. As and from such resignation of the Agent, for the purposes of holding any security granted by any Credit Party pursuant to the laws of the Province of Quebec, including any deed of hypothec, debenture, bond or other title of indebtedness and debenture or bond pledge agreements, Canadian Agent is hereby appointed to act as the Person holding the power of attorney (fondé de pouvoir) pursuant to article 2692 of the Civil Code of Québec to act on behalf of each present and future Canadian Lender. Each party hereto agrees that, notwithstanding Section 32 of an Act respecting the Special Powers of Legal Persons (Quebec), Canadian Agent may, as the Person holding the power of attorney of the Canadian Lenders, acquire and/or be the pledgee of any debentures, bonds or other titles of indebtedness secured by any hypothec granted by any Credit Party to the Canadian Agent, as the person holding an irrevocable power of attorney (fondé de pouvoir) pursuant to article 2692 of the Civil Code of Québec, pursuant to the laws of the Province of Quebec.
           The Agent hereby transfers and delivers to the Canadian Agent the certificate representing the Debenture (as such term is defined in the Existing Loan Documents) pledged by the Canadian Borrowers pursuant to the Existing Loan Documents. The Canadian Agent acknowledges and undertakes to hold the New Debenture, to be issued in replacement of the Debenture, for and on behalf of the Canadian Lenders in accordance with and pursuant to the terms of the Loan Documents, including without limitations, the Amended and Restated Debenture Pledge Agreement.
          Each Credit Party hereby consents to such assignment, resignation and appointment, including the transfer of the Debenture and the delivery by the Agent to the Canadian Agent of the certificate representing the Debenture, and confirms that the Liens created under the Existing Loan Documents and hereby assigned to Canadian Agent shall secure the Canadian Obligations. Each Credit Party covenants to promptly file, or cause to be filed, no later than 30 days after the Closing Date, any and all PPSA financing change statements or other similar registrations or documents as Canadian Agent may deem necessary or desirable to record or otherwise provide notice of the foregoing assignment, resignation and appointment.
          9.3 Agents’ Reliance, Etc.
           Neither of the Agents nor any of either of their respective Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to such Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.
          9.4 GE Capital, GE Capital Canada and Affiliates.
          With respect to its US Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other US Lender and may exercise the same as though it were not Agent; and the term “US Lender” or “US Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. With respect to its Canadian Commitments hereunder, GE Capital Canada shall have the same rights and powers under this Agreement and the other Loan Documents as any other Canadian Lender and may exercise the same as though it were not Canadian Agent; and the term “Canadian Lender” or “Canadian Lenders” shall, unless otherwise expressly indicated, include GE Capital Canada in its individual capacity. GE Capital, GE Capital Canada and their respective Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital or GE Capital Canada were not Agent or Canadian Agent, respectively, and without any duty to account therefor to Lenders. GE Capital, as a US Lender, and GE Capital Canada, as a Canadian Lender, and their Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a US Lender and GE Capital Canada as a Canadian Lender holding disproportionate interests in the US Loans and Canadian Loans, respectively, and GE Capital as Agent and GE Capital Canada as Canadian Agent.
          9.5 Lender Credit Decision.
          Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.
          9.6 Indemnification.
          Lenders agree to indemnify each of the Agents (to the extent not reimbursed by Credit Parties and without limiting the obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against each of the Agents in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by such Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from either of the Agents’ gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse each of the Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that such Agent is not reimbursed for such expenses by Credit Parties.
          9.7 Successor Agent.
           (a) Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a US Lender, if a US Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as

Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.
           (b) Canadian Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Canadian Agent so long as any successor is a person which by the terms hereof would be permitted to be a Canadian Lender hereunder. If no successor Canadian Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the Canadian Agent’s giving notice of resignation, then the Canadian Agent may appoint a successor Canadian Agent, which shall be a Canadian Lender, if a Canadian Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of Canada or of any province or territory thereof, and has a combined capital and surplus of at least $300,000,000. If no successor Canadian Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the Canadian Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Canadian Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Canadian Agent as provided above. Any successor Canadian Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Canadian Agent hereunder by a successor Canadian Agent, such successor Canadian Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Canadian Agent. Upon the earlier of the acceptance of any appointment as Canadian Agent hereunder by a successor Canadian Agent or the effective date of the resigning Canadian Agent’s resignation, the resigning Canadian Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Canadian Agent shall continue. After any resigning Canadian Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Canadian Agent under this Agreement and the other Loan Documents.
          9.8 Setoff and Sharing of Payments.
          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f) and Section 12 hereof, each Lender is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or any Guarantor (regardless of whether such balances are then due to such Borrower or any Guarantor)

and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of such Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares, (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Each Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1. Each Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
          9.9 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.
          (a) Advances; Payments.
                (i) Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(b). If the applicable Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, the Applicable Agent shall notify Lenders, promptly after receipt of a Notice of Revolving Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to the Applicable Agent in same day funds by wire transfer to the Applicable Agent’s account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan and not later than 11:00 a.m. (New York time) on the requested funding date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Applicable Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, the Applicable Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Revolving Credit Advance. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.
                (ii) On the 2nd Business Day of each calendar two-week period or more frequently at the Applicable Agent’s election (each, a “Settlement Date”), such Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal,interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, each Applicable Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, each Applicable Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.
          (b) Availability of Lender‘s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to each Agent by such Lender when due, such Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon such Agent’s demand, such Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to such Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require such Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that any Agent advances funds to any Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, such Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.
          (c) Return of Payments.
                (i) If either Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by such Agent from Borrowers and such related payment is not received by such Agent, then such Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
                (ii) If any Agent determines at any time that any amount received by any Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Applicable Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Applicable Agent on demand any portion of such amount that the Applicable Agent has distributed to such Lender, together with interest at such rate, if any, as the Applicable Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

          (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Lender” (or be included in the calculation of “Requisite Lenders” or “Supermajority Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower Representative’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
          (e) Dissemination of Information. Each Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by such Agent from, or delivered by such Agent to, any Credit Party, with notice of any Event of Default of which such Agent has actually become aware and with notice of any action taken by Agent following any Event of Default, and, regardless of whether a Default or Event of Default is in existence, copies of any collateral audits and appraisals as such Agent may have conducted; provided, that neither Agent nor Canadian Agent shall be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to such Agent’s gross negligence or willful misconduct.
          (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.
          9.10 Syndication Agent and Documentation Agent.
           The parties hereto acknowledge and agree that no Person shall have, by reason of its designation as Syndication Agent or Documentation Agent, any power, duty, responsibility or liability whatsoever under this Agreement or any other Loan Document.

10. SUCCESSORS AND ASSIGNS
           10.1 Successors and Assigns.
           This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, each Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agents and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agents and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agents and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.
11. MISCELLANEOUS
           11.1 Complete Agreement; Modification of Agreement.
           The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, proposal letter, commitment letter, fee letter (other than the GE Capital Fee Letter) or confidentiality agreement between any Credit Party and either Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.
           11.2 Amendments and Waivers.
           (a) Except for actions expressly permitted to be taken by either Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agents and Borrowers, and by Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders. For purposes of clarity, the parties hereto hereby acknowledge and agree that all actions that require the consent of Lenders or any subgroup of Lenders referred to in this Agreement (i.e., Requisite Lenders, Requisite Revolving Lenders or Supermajority Lenders) shall include Canadian Lenders and US Lenders, collectively, regardless of whether Loans or Borrowers or other matters affected thereby are exclusively related to one jurisdiction (i.e., U.S. or Canada) or the other.
           (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the US Borrowing Base or the Canadian Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Sections 1.6 and 1.7, shall be effective unless the same shall be in writing and signed by each Agent, Supermajority Lenders and Borrowers.
          (c)  No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased and may be approved by Requisite Lenders, including those lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii) and (iii)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $20,000,000 in the aggregate during the term of this Agreement (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders” or “Supermajority Lenders” insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for either Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.
           (d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):
                (i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”), or
                (ii) requiring the consent of Supermajority Lenders, the consent of Requisite Lenders is obtained, but the consent of Supermajority Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
           (e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against each Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, the Applicable Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.
           11.3 Fees and Expenses.
           Borrowers shall reimburse (i) each Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c), (d) and (e) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with the negotiation and preparation of the Loan Documents and incurred in connection with:
           (a) the forwarding to Borrowers or any other Person on behalf of Borrowers by any Agent of the proceeds of any Loan;
           (b) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;
           (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by either Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any Credit Party or any other Person that may be obligated to either Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than either Agent, such reimbursement shall be limited to one counsel for all US Lenders and one counsel for all Canadian Lenders;

provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;
           (d) any attempt to enforce any remedies of either Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to either Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than either Agent, such reimbursement shall be limited to one counsel for all US Lenders and one counsel for all Canadian Lenders;
           (e) any workout or restructuring of the Loans during the pendency of one or more Events of Default; and
           (f) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; including, as to each of clauses (a) through (f) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to the Applicable Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services. Notwithstanding the foregoing provisions of this Section 11.3, absent a Default or Event of Default Borrowers shall not be required to pay for (i) more than one inventory appraisal per year or (ii) more than two collateral audits per year.
           11.4 No Waiver.
           No failure by either Agent or any Lender, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall waive, affect or diminish any right of such Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by either Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of such Agent and the applicable required Lenders and directed to Borrowers specifying such suspension or waiver.
           11.5 Remedies.
           Each Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that such Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.
           11.6 Severability.
           Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.
           11.7 Conflict of Terms.
           Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
           11.8 Confidentiality.
           Each Agent and each Lender agrees to use commercially reasonable efforts (equivalent to the efforts such Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of 2 years following receipt thereof, except that either Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by either Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of either Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which either Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of either Agent or any Lender.

           11.9 GOVERNING LAW.
           EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENTS AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENTS, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE EITHER AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.
           11.10 Notices.
           Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and 3 Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) 1 Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or either Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.
           11.11 Section Titles.
           The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
           11.12 Counterparts.
           This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.
           11.13 WAIVER OF JURY TRIAL.
           BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENTS, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

           11.14 Press Releases and Related Matters.
           Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital, GE Capital Canada or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least 2 Business Days’ prior notice to GE Capital and GE Capital Canada and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital and GE Capital Canada before issuing such press release or other public disclosure. Each Credit Party consents to the publication by either Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Each Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof. Each Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press release or public disclosure (other than Securities and Exchange Commission filings required to be made by law) using the name of any Lender (other than as provided above with respect to GE Capital and GE Capital Canada) without the prior consent of such Lender.
           11.15 Reinstatement.
           This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against (or similar proceeding be instituted by or against) any Borrower or any other Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
           11.16 Advice of Counsel.
           Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.
           11.17 No Strict Construction.
           The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
           11.18 Judgment Currency.
     (a) If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.18 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.18 being hereinafter in this Section 11.18 referred to as the “Judgment Conversion Date”).
           (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.18(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Credit Party under Section 11.18(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.
           (c) The term “rate of exchange” in this Section 11.18 means the rate of exchange at which the Agent would, on the relevant date at or about 12:00 noon (New York time), be prepared to sell the Obligation Currency against the Judgment Currency.
           11.19 Designated Senior Indebtedness.
           Holdings and Borrower hereby specifically designate the Indebtedness evidenced by this Agreement and the other Loan Documents (specifically including all Obligations) as “Senior Indebtedness” and “Designated Senior Indebtedness” for all purposes, including, without limitation, for purposes of any indenture evidencing or otherwise governing the Notes or any other Subordinated Debt, including, without limitation, any additional Subordinated Notes or Indebtedness issued in compliance with the provisions of Sections 6.3(a) (xxii) and (xxiv).

           11.20 Amendment and Restatement.
           This Agreement amends and restates in its entirety the Existing Credit Agreement and upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall, subject to this Section 11.20, be superseded hereby. All references to the “Credit Agreement” contained in the Loan Documents delivered in connection with the Existing Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations of the Borrowers and the other Credit Parties outstanding under the Existing Credit Agreement and the other Loan Documents as of the Closing Date shall remain outstanding and shall constitute continuing Obligations and shall continue as such to be secured by the Collateral. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations. The Liens securing payment of the Obligations under the Existing Credit Agreement, as amended and restated in the form of this Agreement, shall in all respects be continuing, securing the payment of all Obligations. In addition, each Borrower and each Credit Party hereby acknowledges, confirms and agrees that all Intercompany Notes executed prior to the Closing Date in connection with the Existing Credit Agreement shall remain outstanding, and each party thereto reaffirms its obligations and liabilities under such Intercompany Notes.
           11.21 Patriot Act Notice.
           Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrowers that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrowers, including the name and address of each Borrower and other information allowing such Lender to identify the Borrowers in accordance with such act.
12. CROSS-GUARANTY
           12.1 Cross-Guaranty.
           Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to each Agent and Lender and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to each Agent and Lender by each other Borrower; provided, that, notwithstanding any other provision of this Agreement, no Canadian Borrower shall be obligated to guaranty, and no Canadian Borrower shall be deemed to have guaranteed, the Obligations of any US Borrower hereunder; provided further, that, for the avoidance of doubt, the assets of any Canadian Borrower may not and shall not serve at any time, even indirectly, as security for the performance or Obligations of any US Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

           (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;
           (b) the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by either Agent or any Lender with respect to any of the provisions thereof;
           (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by either Agent or any Lender in respect thereof (including the release of any such security);
           (d) the insolvency of any Credit Party; or
           (e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.
           12.2 Waivers by Borrowers.
           Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel either Agent or any Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, each Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agents and Lenders would decline to enter into this Agreement.
           12.3 Benefit of Guaranty.
           Each Borrower agrees that the provisions of this Section 12 are for the benefit of each Agent and Lender and their respective successors, transferees, endorsees and assigns, subject to the restrictions regarding the guaranty by the Canadian Borrowers as set forth in Section 12.1 hereof, and nothing herein contained shall impair, as between any other Borrower and either Agent or any Lender, the obligations of such other Borrower under the Loan Documents.
           12.4 Waiver of Subrogation, Etc.
           Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit each Agent and Lender and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that each Agent and Lender and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.
           12.5 Election of Remedies.
           If either Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving such Agent or Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, such Agent or Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, either Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by such Agent or Lender and waives any claim based upon such action, even if such action by such Agent or Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by such Agent or Lender. Any election of remedies that results in the denial or impairment of the right of either Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event either Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, such Agent or Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by such Agent or Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether either Agent, any Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which either Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
           12.6 Limitation.
           Notwithstanding any provision herein contained to the contrary, each US Borrower’s liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:
           (a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such US Borrower; and

           (b) the amount that could be claimed by Agents and Lenders from such US Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such US Borrower’s right of contribution and indemnification from each other Borrower under Section 12.7.
           12.7 Contribution with Respect to Guaranty Obligations.
           (a) To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
           (b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
           (c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1 and the restrictions therein. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.
           (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.
           (e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

           12.8 Liability Cumulative.
           The liability of Borrowers under this Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to either Agent or any Lender under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
13. LIENS AND LOAN PRIORITIES
           13.1 Priorities.
           It is the intention of the parties hereto that the Canadian Credit Parties not guarantee or otherwise be liable for any of the US Obligations or that any of their assets constitute Collateral for any of the US Obligations. Accordingly, notwithstanding any provision of this Agreement (including any Annex hereto) or any other Loan Document to the contrary, but except as otherwise expressly provided for in this Section 13.1, no cash or assets of any Canadian Credit Party or any proceeds of any such assets shall be applied, directly or indirectly, to the US Obligations. Notwithstanding any provision of this Agreement to the contrary, the parties acknowledge and agree to the pledge of 65% of the Stock of any Canadian Credit Party owned by any US Credit Party to secure the US Obligations. Notwithstanding any provisions of this Agreement or any of the other Loan Documents to the contrary, the parties acknowledge and agree that all Collateral of the Canadian Credit Parties and the US Credit Parties shall secure the Canadian Obligations, and there shall be no requirement for the Canadian Agent or Canadian Lenders to seek recourse first or to fully enforce their or its respective remedies with respect to, Collateral or Guaranties of the Canadian Credit Parties prior to seeking or obtaining recourse with respect to the Collateral or Guaranties of the US Credit Parties.
[Signature Pages Follow]

           IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

AS US BORROWERS:

WESCO DISTRIBUTION, INC.

By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: Vice President and Treasurer

HERNING ENTERPRISES, INC.

By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: Treasurer

WESCO EQUITY CORPORATION

By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: Treasurer

WESCO NEVADA, LTD.
By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: Treasurer

AS CANADIAN BORROWERS:

WESCO DISTRIBUTION CANADA LP

By:	WESCO DISTRIBUTION CANADA
GP INC., its General Partner

By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: Treasurer

           The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

AS US CREDIT PARTIES:

WESCO INTERNATIONAL, INC.

By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: Treasurer

WESCO FINANCE CORPORATION

By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: Treasurer

CDW HOLDCO, LLC

By: WESCO DISTRIBUTION, INC.,
Its Managing Member

By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: Treasurer

WDC HOLDING INC.

By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: President

WESCO NIGERIA, INC.

By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: Treasurer and Corporate Secretary

C-B WESCO, INC.

By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: Treasurer

AS CANADIAN CREDIT PARTIES:

WESCO DISTRIBUTION CANADA GP INC.

By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: Treasurer

WESCO DISTRIBUTION CANADA CO.

By:	/s/ Daniel A. Brailer

Name: Daniel A. Brailer
Title: President

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and US Lender

By:	/s/ Howard S. Weinberg

Name: Howard S. Weinberg
Title: Duly Authorized Signatory

GE CANADA FINANCE HOLDING COMPANY,
as Canadian Agent and a Canadian Lender

By:	/s/ Jack F. Morrone

Name: Jack F. Morrone
Title: Senior Vice President,
GE Canada Finance Holding Company

BANK OF AMERICA, N.A.,
as Syndication Agent and US Lender

By:	/s/ Sandra J. Evans

Name: Sandra J. Evans
Title: Sr. Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.,
as Co-Documentation Agent and US Lender

By:	/s/ Evelyn Kusold

Name: Evelyn Kusold
Title: AVP

CITIZENS BANK OF PENNSYLVANIA,
as Co-Documentation Agent and US Lender

By:	/s/ Don Cmar

Name: Don Cmar
Title: Vice President

PNC BANK, N.A.,
as US Lender

By:	/s/ David B. Thayer

Name: David B. Thayer
Title: Vice President

FIRST COMMONWEALTH BANK
as US Lender

By:	/s/ Paul J. Orie

Name: Paul J. Orie
Title: Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION,
as US Lender

By:	/s/ Philip R. Medsger

Name: Philip R. Medsger
Title: First Vice President

JPMORGAN CHASE BANK, N.A.,
as US Lender

By:	/s/ Linda Skinner

Name: Linda Skinner
Title: Vice President

NATIONAL CITY BUSINESS CREDIT, INC.,
as US Lender

By:	/s/ Terry A. Graffis

Name: Terry A. Graffis
Title: Vice President

WACHOVIA CAPITAL FINANCE,
as US Lender

By:	/s/ Valerie Bailey

Name: Valerie Bailey
Title: VP

BANK OF AMERICA, N.A., CANADA BRANCH,
as Canadian Lender

By:	/s/ Junior Del Brocco

Name: Junior Del Brocco
Title: Senior Vice President

CIT FINANCIAL LTD., as Canadian Lender

By:	/s/ Kenneth I. Brown

Name: Kenneth I. Brown
Title: Executive Vice President

JPMORGAN CHASE BANK, N.A. TORONTO
BRANCH, as Canadian Lender

By:	/s/ Paul R. DeMelo

Name: Paul R. DeMelo
Title: Managing Director

NATIONAL CITY BANK, CANADA BRANCH, as
Canadian Lender

By:	/s/ J. Andrew Riddell

Name: J. Andrew Riddell
Title: Vice President National City Bank, Canada Branch

LASALLE BUSINESS CREDIT A DIVISION OF ABN
AMRO BANK, N.V., CANADA BRANCH, as Canadian Lender

By:	/s/ Darcy Mack	/s/ James Bruce

Name: Darcy Mack		James Bruce
Title: First Vice President		Vice President

CONGRESS FINANCIAL CORPORATION
(CANADA), as Canadian Lender

By:	/s/ Enza Agosta

Name: Enza Agosta
Title: Vice President Congress Financial Corporation (Canada)

ANNEX A (Recitals)
to
AMENDED AND RESTATED CREDIT AGREEMENT
DEFINITIONS
          Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:
          “Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).
          “Accounting Changes” has the meaning ascribed thereto in Annex G.
          “Accounts” means all “accounts,” as such term is defined in the Code and in the PPSA, and all “claims”, as such term is defined in the Quebec Civil Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.
          “Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of August 16, 2005 by and among the WESCO Distribution, C-B WESCO, Inc., Carlton Bates, the Company Representative named therein and the Significant Shareholders party thereto.
          “Advance” means any Revolving Credit Advance or Swing Line Advance, as the context may require.
          “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such

Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude each Agent and each Lender.
          “Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.
          “Agents” means Agent and the Canadian Agent.
          “Agreement” means the Second Amended and Restated Credit Agreement by and among Borrowers, the other Credit Parties party thereto, GE Capital, as Agent and a US Lender, the Canadian Agent and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.
          “Amended and Restated Debenture Pledge Agreement” means the pledges of debenture securing the Obligations, executed by one or more Credit Parties in favour of the Canadian Agent, on behalf of Canadian Agent and the Canadian Lenders.
          “Appendices” has the meaning ascribed to it in the recitals to the Agreement.
          “Applicable Agent” means (a) with respect to matters relating solely to the Canadian Obligations, Canadian Agent and (b) with respect to all other matters, Agent.
          “Applicable L/C Margin” means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).
          “Applicable Margins” means collectively the Applicable L/C Margin, the Applicable Unused Line Fee Margin, the Applicable Revolver BA Margin, the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.
          “Applicable Revolver BA Margin” means the per annum interest rate from time to time in effect and payable in addition to the BA Rate applicable to the Canadian Loan to Canadian Borrowers, as determined by reference to Section 1.5(a).
          “Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).
          “Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the US Revolving Loan, as determined by reference to Section 1.5(a).

          “Applicable Unused Line Fee Margin” means the per annum fee, from time to time in effect, payable in respect of Borrowers’ non-use of committed funds pursuant to Section 1.9(c), which fee is determined by reference to Section 1.5(a).
          “Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).
          “Avon Agreement” means the Asset Purchase Agreement dated December 12, 1997 by and among Avon Electrical Supplies, Inc., Avon Electrical Products, Inc., Avon Datacom Corp., Avon International West, Inc., Alert Electrical Supplies Corp., Avon Electrical International Corp., and the Borrower, as amended.
          “Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.
          “BA Period” means, with respect to any BA Rate Loan, each period commencing on a Business Day selected by Borrower Representative pursuant to the Agreement and ending thirty (30), sixty (60) or ninety (90) days thereafter, as selected by Borrower Representative’s irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to BA Periods is subject to the following:
          (a) if any BA Period would otherwise end on a day that is not a Business Day, such BA Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such BA Period into another calendar month in which event such BA Period shall end on the immediately preceding Business Day;
          (b) any BA Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) Business Days prior to such date;
          (c) any BA Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such BA Period) shall end on the last Business Day of a calendar month;
          (d) Borrower Representative shall select BA Periods so as not to require a payment or prepayment of any BA Rate Loan during a BA Period for such Loan; and
          (e) Borrower Representative shall select BA Periods so that there shall be no more than 10 separate BA Rate Loans and LIBOR Loans, collectively, in existence at any one time.
          “BA Rate” means, at any time, the annual rate of interest which is the average of the customary “BA thirty (30) to ninety (90) days” rates applicable to Canadian Dollar bankers’ acceptances displayed and identified as such on the “Telerate Page 3197” at approximately 11:00 a.m., (Toronto time), on the then most recent Determination Date (as defined below) or, if such display or service ceases to exist, any other similar display and service designated by Canadian Agent in existence at the relevant time (as adjusted by Canadian Agent after such time to reflect any error in a posted rate or in the posted average rate of interest); provided, however, if no such rates are then provided by Dow Jones Telerate Service or a similar service designated by

Canadian Agent, then the BA Rate at the relevant time shall be GE Capital Canada’s cost of funds at such time for loans of a similar amount and term, as certified by GE Capital Canada, whose certification thereof shall be binding and conclusive for all purposes hereof. The BA Rate shall be fixed based upon the BA Rate in effect on the first day of the interest period of the applicable loan (the “Determination Date”).
          “BA Rate Loans” means at any time that portion of the Loans bearing interest at rates determined solely by reference to a BA Rate, such Loans being available only to Canadian Borrowers in Canadian Dollars.
          “Blocked Accounts” has the meaning ascribed to it in Annex C.
          “Borrower” and “Borrowers” have the respective meanings ascribed thereto in the preamble to the Agreement.
          “Borrower Representative” means WESCO Distribution, Inc. in its capacity as Borrower Representative pursuant to the provision of Section 1.1(c).
          “Borrowers Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of the Closing Date executed by Borrowers in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries, if any, and all Intercompany Notes owing to or held by it.
          “Borrowing Availability” means as of any date of determination (a) as to US Borrowers, US Borrowing Availability, (b) as to Canadian Borrowers, Canadian Borrowing Availability; and (c) as to all Borrowers in the aggregate, the sum of US Borrowing Availability and Canadian Borrowing Availability.
          “Borrowing Base” means as the context may require, the US Borrowing Base, the Canadian Borrowing Base or any such Borrowing Base.
          “Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by the Borrower Representative in the form attached to the Agreement as Exhibit 4.1(b).
          “Bruckner Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of September 11, 1998, between Bruckner Supply Company, Inc. and WESCO Distribution and as in effect on the Closing Date.
          “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or in the Province of Ontario Canada and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.
          “Canadian Agent” means GE Canada Finance Holding Company, in its capacity as Canadian agent, and its successors and assigns.

          “Canadian Benefit Plans” means all employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Credit Party having employees in Canada and does not include the Canada Pension Plan, the Quebec Pension Plan, Canadian Employment Insurance or any plan of a substantially similar nature, which is maintained by the Government of Canada or any Canadian Provincial Government.
          “Canadian Borrowers” has the meaning ascribed thereto in the preamble to the Agreement.
          “Canadian Borrowing Availability” means as of any date of determination as to all Canadian Borrowers, the lesser of (a) the Maximum Canadian Amount and (b) the Canadian Borrowing Base, in each case, less the sum of the aggregate Canadian Revolving Credit Advances and Canadian Swing Line Loan then outstanding to Canadian Borrowers; provided that for purposes of assuring that the aggregate amount of the Canadian Revolving Loan and the US Revolving Loan do not at any time exceed the aggregate Maximum Canadian Amount and the aggregate Maximum US Amount, under this definition the Canadian Borrowing Base, the Canadian Revolving Loan and the Canadian Swing Line Advances shall be computed in the Dollar Equivalent Amount thereof.
          “Canadian Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum of:
          (a) up to 85% of the book value of Canadian Borrowers’ Eligible Accounts at such time; and
          (b) the lesser of: (i) up to 65% of the book value of Canadian Borrowers’ then Eligible Inventory valued at the lower of cost (determined on a first in, first out basis) or market or (ii) up to 85% of the appraised then Net Orderly Liquidation Value of Canadian Borrowers’ Eligible Inventory;
in each case, less any Reserves established by Agent at such time.
All computations under this definition shall be made in Canadian Dollars, except as otherwise indicated in the text of this Agreement.
          “Canadian Collection Account” means that certain account of Canadian Agent, account number                      (in the case of Canadian Dollars) or                      (in the case of Dollars) in the name of Canadian Agent at Royal Bank of Canada in Toronto, or such other account(s) as may be specified in writing by Canadian Agent as the “Collection Account-Canadian”.
          “Canadian Credit Party” means any Credit Party organized or existing pursuant to the laws of Canada or any province or territory thereof.
          “Canadian Dollars” or “CD(s)” means lawful currency of Canada.

          “Canadian Dollar Equivalent Amount” shall mean: a) the number of Canadian Dollars that is equivalent to an amount of a currency other than Canadian Dollars, determined by applying the selling rate of Royal Bank of Canada or another bank of comparable size selected by Canadian Agent; or b) in the event that Canadian Agent shall not at the time be offering such a rate, the amount of Canadian Dollars that Canadian Agent, in its sole judgment, specifies as sufficient to reimburse or provide funds to Canadian Agent in respect of any such amounts; in either case as and when determined by Canadian Agent.
          “Canadian Facilities” means the Canadian Revolving Loans, the Canadian Revolving Loan Commitment, the Canadian Swing Line Advances and the Canadian Letter of Credit Obligations.
          “Canadian L/C Sublimit” has the meaning ascribed to it in Annex B.
          “Canadian Lenders” means GE Capital Canada, each other Person, if any, named on the signature page of this Agreement as a Canadian Lender (each of which shall be a Person allowed to extend credit in Canadian Dollars to the Canadian Borrowers in Canada without withholding tax liability), and, if any such Lender shall decide to assign all or any portion of the Canadian Obligations, such term shall include any assignee of such Canadian Lender (which is itself a financial institution allowed to extend credit in Canadian Dollars to the Canadian Borrowers in Canada without withholding tax liability).
          “Canadian Letter of Credit Obligations” has the meaning ascribed thereto in Section 1.2.
          “Canadian Letters of Credit” means Letters of Credit issued for the account of any Canadian Borrower.
          “Canadian Loan Account” has the meaning ascribed thereto in Section 1.12.
          “Canadian Loans” means the Canadian Revolving Loan and the Canadian Swing Line Advances.
          “Canadian Obligations” means Obligations with respect to the Canadian Facilities.
          “Canadian Pension Plans” means each plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by any Credit Party for its employees or former employees and does not include the Canada Pension Plan or the Quebec Pension Plan which is maintained by the Government of Canada or the Government of Quebec, respectively.
          “Canadian Revolving Credit Advances” means Revolving Credit Advances outstanding to Canadian Borrowers.
          “Canadian Revolving Loan Commitment” means (a) as to any Canadian Lender, the aggregate commitment of such Lender to make Canadian Revolving Credit Advances or incur Canadian Letter of Credit Obligations as set forth on Annex J to the Agreement (in each case expressed in Dollars) or in the most recent Assignment Agreement executed by such Lender and (b) as to all Canadian Lenders, the aggregate commitment of all Canadian Lenders to make Canadian Revolving Credit Advances or incur Canadian Letter of Credit Obligations, which aggregate commitment shall be $50,000,000 on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.
          “Canadian Swing Line Advances” has the meaning ascribed thereto in Section 1.1(b).
          “Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.
          “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
          “Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
          “Carlton-Bates” means Carlton-Bates Company, an Arkansas corporation.
          “Carlton-Bates Acquisition” means the acquisition by WDC Holding of all of the outstanding capital stock of Carlton-Bates pursuant to the Acquisition Agreement, and the transfer 100% of such Stock of Carlton-Bates to WESCO Canada within five (5) days of such initial acquisition.
          “Cash Collateral Account” has the meaning ascribed to it in Annex B.
          “Cash Equivalents” has the meaning ascribed to it in Annex B.
          “Cash Management Systems” has the meaning ascribed to it in Section 1.8.
          “CB-Texas” means Carlton-Bates Company of Texas, LP, a Texas limited partnership.
          “C-B WESCO” means C-B WESCO, Inc., a Delaware corporation.
          “CB WESCO Note” means that certain unsecured promissory note not to exceed $165,000,000 in the aggregate issued by WESCO Canada to WDC Holding in connection with the Carlton-Bates Acquisition.

          “CDW” means CDW Holdco, LLC.
          “Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the issued and outstanding shares of capital Stock of Holdings having the right to vote for the election of directors of Holdings under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election by the board of directors of Holdings or whose nomination for election by the Stockholders of Holdings was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Holdings ceases to, directly or indirectly, own and control all of the economic and voting rights associated with all of the outstanding capital Stock of WESCO Distribution or WESCO Finance or any other Subsidiary; (d) any Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries; or (e) Holdings ceases to, directly or indirectly, own and control all of the economic and voting rights associated with all of the outstanding capital stock of WDC Holding or (f) the occurrence of any Change of Control or Fundamental Change under any indenture, note or other agreement, instrument or document relating to any of the Subordinated Notes or any other Subordinated Debt.
          “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income, capital or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.
          “Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.
          “Closing Date” means September ___, 2005.
          “Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.
          “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; and provided further, that if such foreign personal property security laws do not contain a definition that is used in another Loan Document, the definition that is used in such other Loan Document shall have the meaning given to it in the Code as though the references to the words “or such foreign personal property security laws” in the second proviso of this definition do not exist.
          “Collateral” means the property covered by the Security Agreements and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of either Agent to secure the Obligations.
          “Collateral Documents” means the Security Agreements, the Pledge Agreements, the Deeds of Hypothec, the Pledges of Debenture, the Guaranties, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Fifth Amendment Documents and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.
          “Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.
          “Collection Account” means the US Collection Account or the Canadian Collection Account, as applicable.
          “Commitment Termination Date” means the earliest of (a) June 17, 2010, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Commitments to zero dollars ($0).
          “Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment (including without duplication the applicable Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the applicable Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment), which aggregate commitment shall be Two Hundred and Seventy-Five Million Dollars ($275,000,000) on the Closing Date, as to each of clauses (a) and

(b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.
          “Compliance Certificate” has the meaning ascribed to it in Annex E.
          “Concentration Accounts” has the meaning ascribed to it in Annex C.
          “Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.
          “Control Letter” means a letter agreement between the Applicable Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of the Applicable Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.
          “Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.
          “Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.
          “Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.
          “Credit Parties” means Holdings, each Borrower, WESCO Canada, WESCO DC GP, CDW, WDC Holding, WESCO Nigeria. C-B WESCO and each of their respective Subsidiaries.
          “Debenture Pledge Agreements” means the various pledges of debentures securing the Obligations, executed by one or more Credit Parties in favor of Agent, on behalf of Agent and the Lenders.

          “Debentures” means the debentures executed and issued to Agent, on behalf of Agent and the Lenders, by one or more Credit Parties under the Deeds of Hypothec.
          “Deeds of Hypothec” means the various deeds of hypothec securing the Obligations, executed by one or more Credit Parties in favor of Agent, on behalf of Agent and the Lenders.
          “Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.
          “Default Rate” has the meaning ascribed to it in Section 1.5(d).
          “Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.
          “Design License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Design.
          “Designs” means the following now owned or hereafter acquired by any Credit Party: (a) all industrial designs, design patents and other designs now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the Canadian Industrial Designs Office or any similar office in any country and all records thereof and (b) all reissues, extensions or renewals thereof.
          “Disbursement Accounts” has the meaning ascribed to it in Annex C.
          “Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Disclosure Schedules (3.1) through (6.7) in the Index to the Agreement.
          “Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.
          “Dollar Equivalent Amount” of any currency means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount in Dollars of such amount of any other currency, if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean for the buy and sell spot rates of exchange quoted to Agent for such currency in New York at approximately 11:00 a.m. New York time on such date, rounded up to the nearest amount of such currency as determined by Agent.
          “Dollars” or “$” means lawful currency of the United States of America or the Dollar Equivalent Amount, as applicable.
          “EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from non-cash extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation, amortization and non-cash charges associated with the impairment of goodwill) for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, under GAAP, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.
          “Eligible Accounts” has the meaning ascribed to it in Section 1.6 of the Agreement.
          “Eligible Inventory” has the meaning ascribed to it in Section 1.7 of the Agreement.
          “Eligible Securitization Receivables” means those accounts receivable meeting the criteria set forth on Exhibit A attached hereto; provided that, no such accounts shall be Eligible Securitization Receivables unless and until Agent shall have received the Collateral Audit of Domestic Receivables performed by FTI Consulting in compliance, on an annual basis, with clause (e) of Annex (E).
          “Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards, orders-in-council and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.
          “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
          “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.
          “Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

          “ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.
          “ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.
          “ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.
          “Event of Default” has the meaning ascribed to it in Section 8.1.
          “Existing Credit Agreement” has the meaning ascribed thereto in the recitals to this Agreement.
          “Facilities” means the US Facilities and the Canadian Facilities and “Facility” means any one of them as the context permits.
          “Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.
          “Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
          “Fees” means any and all fees payable to Agent or to Canadian Agent or to any Lender pursuant to the Agreement or any of the other Loan Documents.

          “Fifth Amendment” means the Fifth Amendment and Consent to Credit Agreement, dated as of July 29, 2004, by and among WESCO Distribution, the other Credit Parties signatory thereto, Agent and the other Lenders.
          “Fifth Amendment Documents” means the Joinders to the Credit Agreement, the Joinders to the Subsidiary Guaranty, the Joinders to the Security Agreement and the Pledge Agreements and Pledge Amendments executed in connection with the Fifth Amendment.
          “Financial Covenants” means the financial covenants set forth in Annex G.
          “Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrowers and Holdings delivered in accordance with Section 3.4 and Annex E.
          “Fiscal Month” means any of the monthly accounting periods of Borrowers.
          “Fiscal Quarter” means any of the quarterly accounting periods of Borrowers and Holdings, ending on March 31, June 30, September 30 and December 31 of each year.
          “Fiscal Year” means any of the annual accounting periods of Borrowers ending on December 31 of each year.
          “Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all cash Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) cash payments in respect of earn out agreements, plus (d) Capital Expenditures during such period (provided, however, that up to $2,500,000 of net cash proceeds from any sales of real property during such period shall be excluded so long as such net cash proceeds are used to make Capital Expenditures), plus (e) cash dividends or other cash distributions paid, payable or declared in respect of equity interests during such period, plus (f) cash Taxes paid or payable during such period plus (g) any cash paid or payable in connection with a repurchase of either Holdings’ publicly traded Common Stock or the Subordinated Notes in a transaction permitted by Section 6.14(g); provided, however, that up to $100,000,000 in the aggregate of the net cash paid or payable for the repurchase of any Indebtedness issued pursuant to Sections 6.3(a)(xxii) and (xxiii) hereof or common Stock during the term of this Agreement permitted pursuant to, and consummated in accordance with the terms and conditions of, this Agreement shall be excluded; and provided, further, that the aggregate of the net cash paid or payable for the repurchase of Subordinated Notes pursuant to Sections 6.3(a)(xxii) and (xxiii) and within forty-five (45) days of the issuance of Indebtedness pursuant to Sections 6.3(a)(xxii) and (xxiii) during the term of this Agreement permitted pursuant to, and consummated in accordance with the terms and conditions of, this Agreement shall be excluded; and provided, further, that the aggregate of the net cash paid or payable for the repurchase of Subordinated Notes prior to the Closing Date shall be excluded; and provided, further, that up to $30,000,000 of net cash paid in connection with the Bruckner Acquisition Agreement on or about June 2005 shall be excluded during such period. For greater certainty, it is understood and agreed that cash payments made at closing in connection with Permitted Acquisitions completed in compliance with Section 6.1(a) shall not constitute Fixed Charges.
          “Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of EBITDA to Fixed Charges.
          “Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.
          “Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.
          “GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.
          “GE Capital” means General Electric Capital Corporation, a Delaware corporation.
          “GE Capital Canada” has the meaning ascribed to it in the preamble to the Agreement.
          “GE Capital Fee Letter” means that certain letter, dated as of even date herewith, between GE Capital and Borrowers with respect to certain Fees to be paid from time to time by Borrowers to GE Capital.
          “General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.
          “Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.
          “Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
          “Guaranties” means, collectively, the Holdings Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of the Applicable Agent and Lenders in respect of the Obligations.
          “Guarantors” means Holdings and each domestic or Canadian Subsidiary of any Borrower (excluding WESCO Receivables), including, without limitation, WDC Holding, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Agents and Lenders, or in favor of Canadian Agent, for itself and the ratable benefit of Canadian Lenders in connection with the transactions contemplated by the Agreement and the other Loan Documents.

          “Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous good,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.
          “Hedging Agreements” means any non-speculative interest rate protection agreements, foreign currency exchange agreements, commodity futures agreements or other non-speculative interest or exchange rate hedging agreements entered into in the ordinary course of business.
          “Herning” means Herning Enterprises, Inc.
          “Holdings” has the meaning ascribed thereto in the recitals to the Agreement.
          “Holdings Guaranty” means the amended and restated guaranty dated as of the Closing Date executed by Holdings in favor of Agent and Lenders.
          “Holdings Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of the Closing Date executed by Holdings in favor of Agent, on behalf of itself and Lenders, pledging all Stock of Borrowers and Holdings other Subsidiaries and all Intercompany Notes owing to or held by it.
          “Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.
          “Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.
          “Indemnified Person” has the meaning ascribed to it in Section 1.13.
          “Index Rate” means, for any day, (a) with respect to Obligations denominated in Dollars, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate and (b) with respect to Obligations denominated in Canadian Dollars a floating rate equal to the greater of (i) the annual rate of interest publicly quoted from time to time in the “Moneypage” section of The Wall Street Journal as being the “Canadian prime rate” and (ii) the BA Rate in respect of a BA Period of thirty (30) days commencing on the first Business Day of the calendar month in which such date occurs, plus 1.00% per annum.
          “Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.
          “Insolvency Law” means either of the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any Canadian jurisdiction including, without limitation, any law of any Canadian federal or provincial jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
          “Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.
          “Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, Designs and the goodwill associated with such Trademarks.
          “Intercompany Notes” has the meaning ascribed to it in Section 6.3.
          “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Original Closing Date, by and among Agent, WESCO Distribution, WESCO Receivables Corp., and the providers (i.e., lenders) under the Receivables Purchase Agreement, which Intercreditor Agreement shall be in form and substance satisfactory to the Agent.

          “Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, without limitation, interest expense with respect to any Funded Debt of such Person, interest expense for the relevant period that has been capitalized on the balance sheet of such Person and interest equivalent expense associated with the Permitted Receivables Financing.
          “Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period, and (c) as to any BA Rate Loan, the last day of the applicable BA Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.
          “Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
          “Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.
          “IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.
          “IRS” means the Internal Revenue Service.
          “ITA” means the Income Tax Act (Canada) as the same may, from time to time, be in effect.
          “June 2005 Closing Date” means June 17, 2005.

          “L/C Issuer” has the meaning ascribed to it in Annex B.
          “L/C Sublimit” means the US L/C Sublimit or the Canadian L/C Sublimit, as applicable.
          “Lehman Brothers” means Lehman Brothers Special Financing, Inc.
          “Lenders” means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.
          “Letter of Credit Fee” has the meaning ascribed to it in Annex B.
          “Letter of Credit Obligations” means all outstanding obligations incurred by Agent and US Lenders and/or by Canadian Agent and Canadian Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or by Canadian Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders (in connection with Letters of Credit issued for the account of any US Borrower) or by Canadian Agent or Canadian Lenders (in connection with Letters of Credit issued for the account of any Canadian Borrower) thereupon or pursuant thereto, and in respect of Letters of Credit issued for the account of any Canadian Borrower, for purposes of computation of the Maximum Amount, such amount shall be based on the Dollar Equivalent Amount of such Letter of Credit Obligations as of any date of determination.
          “Letter-of-Credit Rights” means letter-of-credit rights as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.
          “Letters of Credit” means documentary or standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations, including, without limitation, those issued after the Original Closing Date and prior to the Closing Date and currently in existence.
          “LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.
          “LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.
          “LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending seven days or one, two, three or six months thereafter, as selected by

Borrower Representatives irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:
     (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;
     (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end 2 LIBOR Business Days prior to such date;
     (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;
     (d) in the case of any LIBOR Period ending seven days thereafter, all Lenders shall have consented thereto; and
     (e) Borrower Representative shall select LIBOR Periods so that there shall be no more than 10 separate LIBOR Loans and BA Rate Loans, collectively in existence at any one time.
          “LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:
     (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by
     (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is 2 LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.
     If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative.

          “License” means any Copyright License, Patent License, Design License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.
          “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).
          “Litigation” has the meaning ascribed to it in Section 3.13.
          “Loan Account” has the meaning ascribed to it in Section 1.12.
          “Loan Documents” means the Agreement, the Notes, the Debentures, the Collateral Documents, the Master Standby Agreement, the Master Documentary Agreement, the Intercreditor Agreement, any intercreditor agreement entered into with Lehman Brothers or Bank of New York relating to the respective Swap Agreements, and all other agreements, instruments, reaffirmations, including, without limitation, the Reaffirmation of Copyright Security Agreements, the Reaffirmation of Guaranties, the Reaffirmation of Pledge Agreements, the Reaffirmation of Master Agreement for Documentary Letters of Credit, the Reaffirmation of Master Agreement for Standby Letters of Credit, the Reaffirmation of Patent Security Agreements, the Reaffirmation of Security Agreement and the Reaffirmation of Trademark Security Agreements, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent, Canadian Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent, Canadian Agent or any Lender in connection with the Existing Credit Agreement, the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loans” means the Revolving Loan and the Swing Line Loan.
          “Lock Boxes” has the meaning ascribed to it in Annex C.
          “Margin Stock” has the meaning ascribed to it in Section 3.10.
          “Master Documentary Agreement” means, collectively, the Amended and Restated Master Agreement for Documentary Letters of Credit dated as of the Closing Date between Borrower Representative, as Applicant, and GE Capital, as Issuer and the Master

Agreement for Documentary Letters of Credit dated as of the Closing Date between Borrower Representative, as Applicant, and GE Capital Canada, as Issuer.
          “Master Standby Agreement” means, collectively, the Amended and Restated Master Agreement for Standby Letters of Credit dated as of the Closing Date between Borrower Representative, as Applicant, and GE Capital, as Issuer; and the Master Agreement for Standby Letters of Credit dated as of the Closing Date between Borrower Representative, as Applicant, and GE Capital Canada, as Issuer.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of (i) the Borrowers taken as a whole, (ii) WESCO DC GP and WESCO DC LP taken as a whole or (iii) the Credit Parties taken as a whole, (b) Borrowers’ ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or either Agent’s Liens, on behalf of itself, the other Agent, as applicable and Lenders, on the Collateral or the priority of such Liens, or (d) either Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents. Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Credit Parties which results or could reasonably be expected to result in costs and/or liabilities in excess of the $15,000,000 shall constitute a Material Adverse Effect.
          “Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date, provided that for purposes of this definition, the Canadian Revolving Loan Commitment shall be computed in the Dollar Equivalent Amount thereof so that at no time shall the Maximum Amount exceed Two Hundred Seventy-Five Million Dollars ($275,000,000).
          “Maximum Canadian Amount” means, as of any date of determination, the Maximum Amount minus the Maximum US Amount.
          “Maximum US Amount” means $225,000,000.
          “Mortgage Lenders” means the SPEs and one or more mortgage lenders, including Bear Stearns Commercial Mortgage, Inc., their respective successors and assigns, including any securitization conduit or similar entity.
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.
          “Negative Effect” has the meaning ascribed to it in Section 5.12.
          “Net Orderly Liquidation Value” shall have the meaning ascribed to the term “Net Liquidation Value” (Net Recovery, OLV) in the appraisal report dated February, 2002 prepared by Hilco Appraisal Services LLC, as the same may updated at Agent’s request from time to time by Hilco Appraisal Services LLC, or such more recent appraisal report from such other firm as Agent may select.

          “Net Worth” means, with respect to any Person as of any date of determination, the book value of the assets of such Person, minus the sum of (a) reserves applicable thereto, and (b) all of such Person’s liabilities on a consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP.
          “Nevada Reorganization” shall mean the consummation of a series of integrated transactions composed of: (x) the transfer by Borrower to WESCO Nevada of the assets and liabilities of WESCO Distribution’s distribution center located in Sparks, Nevada in exchange for all of the issued and outstanding capital stock of WESCO Nevada (the “Nevada Stock”), (y) the transfer by WESCO Distribution to WDC Holding of the Nevada Stock as a contribution to the capital of WDC Holding and (z) the sale by WDC Holding to WESCO Canada of the Nevada Stock in exchange for the WESCO Canada Note and its shares of common stock of WESCO Canada not to exceed $10,250,000 in the aggregate.
          “New Debentures” means the debentures executed and issued to Canadian Agent, on behalf of Canadian Agent and Canadian Lenders, by one or more Credit Parties under the Deeds of Hypothec.
          “Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).
          “Notes” means, collectively, the Revolving Notes and the Swing Line Note.
          “Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).
          “Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).
          “Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent, Canadian Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement, any of the other Loan Documents or any Hedging Agreement provided by a Lender or any wholly-owned Affiliate of a Lender. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, hedging obligations under any Hedging Agreements provided by any Lender or any wholly-owned Affiliate of a Lender, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.
          “Original Closing Date” means March 19, 2002.
          “Overadvance” has the meaning ascribed to it in Section 1.1(a)(iii).

          “Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.
          “Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, and in favor of Canadian Agent, on behalf of itself and Canadian Lenders by each applicable Credit Party.
          “Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means a Plan described in Section 3(2) of ERISA.
          “Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $250,000 at any time; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of itself and Lenders and in favor of Canadian Agent, on behalf of itself and Canadian Lenders; (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement and (k) to the extent not included in clauses (a), (d) and (e) of this definition, Prior Claims that are unregistered and secure amounts that are not yet due and payable.
          “Permitted Receivables Financing” means a transaction entered into pursuant to and in accordance with the Receivables Sale Agreement and the Receivables Purchase Agreement and the other agreements, instruments and documents executed in connection therewith.

          “Permitted Sale-Leaseback” means a sale-leaseback transaction or sale-leaseback transactions, completed prior to the June 2005 Closing Date, pursuant to which WESCO Distribution, CDW, WESCO Equity, or Herning sold, by way of contribution, real property to an SPE or SPEs and leased such real property back, in order to enable such SPE or SPEs to obtain mortgage financing from a Mortgage Lender, as previously disclosed to and approved by Agent.
          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).
          “Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.
          “Pledge Agreements” means the US Borrowers Pledge Agreement, the Holdings Pledge Agreement, and any other pledge agreement entered into on or after the Original Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).
          “PPSA” means the Personal Property Security Act in force in the Province of Ontario; provided, that in the event that, by reason of mandatory provisions of law, the validity, perfection and effect of perfection or non-perfection of a security interest or other applicable Lien is governed by other personal property security laws, the term “PPSA” means such other personal property security laws.
          “Prior Claims” means all Liens arising under applicable Canadian federal or provincial law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior to or pari passu with Agent’s security interests (or similar Liens under applicable Canadian federal or provincial laws), against all or part of the Collateral, including for amounts owing for employee source deductions, goods and services taxes, sales taxes, Quebec corporate income taxes, municipal taxes, workers’ compensation, pension fund obligations, Canadian withholding tax deducted from interest, fees and other consideration paid in respect of credit made available or agreed to be made available to WESCO DC LP and not yet remitted to the Canada Customs and Revenue Agency or other applicable governmental authorities, and overdue rents; it being agreed that Prior Claims shall not include any of the foregoing arising under any applicable law other than Canadian federal or provincial law.
          “Proceeds” means “proceeds,” as such term is defined in the Code or the PPSA, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.
          “Projections” means Holdings’ and Borrower’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Holdings and Borrower, together with appropriate supporting details and a statement of underlying assumptions.
          “Promissory Note” means the unsecured promissory note in the amount of the aggregate purchase price paid by WESCO Distribution to WESCO Equity in connection with the sale by WESCO Equity of all its Intellectual Property to WESCO Distribution.
          “Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (c) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders. It is understood that the determination of any Lender’s Pro Rata Share pursuant to this Agreement as it relates to Commitments or Loans to US Borrowers shall only include US Borrowers and as it relates to Commitments or Loans to Canadian Borrowers shall only include Canadian Borrowers.
          “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.
          “Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to

Borrowers without the imposition of any withholding or similar taxes; provided that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.
          “Ratable Share” has the meaning ascribed to it in Section 1.1(b).
          “Reaffirmation of Copyright Security Agreements” means that certain Reaffirmation of Copyright Security Agreements, dated as of June 17, 2005, executed by each applicable Credit Party in favor of Agent, on behalf of itself and Lenders.
          “Reaffirmation of Guaranties” means that certain Reaffirmation of Guaranties, dated as of June 17, 2005, executed by each applicable Credit Party in favor of Agent, on behalf of itself and Lenders.
          “Reaffirmation of Pledge Agreements” means that certain Reaffirmation of Pledge Agreements, dated as of June 17, 2005, executed by each applicable Credit Party in favor of Agent, on behalf of itself and Lenders.
          “Reaffirmation of Master Agreement for Documentary Letters of Credit” means that certain Reaffirmation of Master Agreement for Documentary Letters of Credit, dated as of June 17, 2005, executed by WESCO Distribution in favor of Agent, on behalf of itself and Lenders.
          “Reaffirmation of Master Agreement for Standby Letters of Credit” means that certain Reaffirmation of Master Agreement for Standby Letters of Credit, dated as of June 17, 2005, executed by WESCO Distribution in favor of Agent, on behalf of itself and Lenders.
          “Reaffirmation of Patent Security Agreements” means that certain Reaffirmation of Patent Security Agreements, dated as of June 17, 2005, executed by each applicable Credit Party in favor of Agent, on behalf of itself and Lenders.
          “Reaffirmation of Security Agreement” means, collectively, that certain Reaffirmation of Security Agreement, dated as of June 17, 2005, entered into by and among Agent, on behalf of itself and Lenders, and each domestic Credit Party that is a signatory thereto and that certain Reaffirmation of Security Agreement, dated as of June 17, 2005, entered into by and among Agent, on behalf of itself and Lenders, and each Canadian Credit Party that is a signatory thereto.
          “Reaffirmation of Trademark Security Agreements” means that certain Reaffirmation of Trademark Security Agreements, dated as of June 17, 2005, executed by each applicable Credit Party in favor of Agent, on behalf of itself and Lenders.
          “Real Estate” has the meaning ascribed to it in Section 3.6.

          “Receivables Purchase Agreement” means that certain Second Amended and Restated Receivables Purchase Agreement, dated as of September 2, 2003, among WESCO Receivables Corp., WESCO Distribution, the purchasers party thereto and the lenders named therein, as amended to the date of this Agreement, and as it may be further amended, restated, modified or supplemented, so long as the Intercreditor Agreement remains in full force and effect.
          “Receivables Sale Agreement” means that certain Purchase and Sale Agreement, dated as of September 2, 2003, among WESCO Distribution, the originator named therein and WESCO Receivables Corp., as amended to the date of this Agreement and as it may be further amended, restated, modified or supplemented, so long as the Intercreditor Agreement remains in full force and effect.
          “Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(b)(iii).
          “Related Transactions” means the initial borrowing under the Revolving Loan on the Closing Date, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.
          “Related Transactions Documents” means the Loan Documents and the Intercreditor Agreement, and all other agreements, instruments, certificates or documents executed in connection with the Related Transactions.
          “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.
          “Requisite Lenders” means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans.
          “Reserves” means, with respect to the Borrowing Base (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9, (b) the reserve to be implemented by the Agent on December 3, 2007 in an amount equal to the total amount of all then outstanding Subordinated Notes, if any, (c) reserves established pursuant to Section 5.4(c), and (d) such other reserves against Eligible Accounts, Eligible Securitization Receivables, Eligible Inventory or Borrowing Availability that Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses, Prior Claims and/or Indebtedness (including with respect to the Subordinated Notes) shall be deemed to be a reasonable exercise of Agent’s credit judgment.
          “Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.
          “Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.
          “Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).
          “Revolving Loan” means, at any time, the sum of (i) the aggregate amount of US Revolving Credit Advances and Canadian Revolving Credit Advances based on the Equivalent Amount thereof as of any date of determination plus (ii) the aggregate US Letter of Credit Obligations incurred on behalf of US Borrowers and Canadian Letter of Credit Obligations incurred on behalf of Canadian Borrowers based on the Dollar Equivalent Amount thereof as of any date of determination, and in respect of US Borrowers means the aggregate US Revolving Credit Advances and US Letter of Credit Obligations, and in respect of Canadian Borrowers means the aggregate Canadian Revolving Credit Advances and Canadian Letter of Credit Obligations. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.
          “Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Two Hundred and Seventy-Five Million Dollars ($275,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

          “Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).
          “Secured Obligations” shall mean, collectively, the Obligations and obligations of Borrowers to any Lender under Hedging Agreements expressly permitted under the terms of the Agreement, including, without limitation, Section 6.3(a)(xiv).
          “Securitization Additional Availability” means (A) up to 85% of the book value of Eligible Securitization Receivables less (B) the greater of (i) the amount of credit extended and (ii) the amount available to be extended by the financial institutions which are the providers (i.e., the lenders) to WESCO Receivables under the Receivables Purchase Agreement based upon the Eligible Securitization Receivables; provided, that, notwithstanding any of the foregoing, in no event shall Securitization Additional Availability exceed the lesser of (a) $50,000,000 and (b) fifteen percent (15%) of total Borrowing Availability.
          “Security Agreement” means, collectively, the Amended and Restated Security Agreement dated as of the Closing Date, entered into by and among Agent, on behalf of itself and Lenders, and each domestic Credit Party that is a signatory thereto and the Amended and Restated Security Agreement, dated as of the Closing Date, entered into by and among Canadian Agent, on behalf of itself and Canadian Lenders, and each Canadian Credit Party that is a signatory thereto.
          “Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.
          “Solvent” means, (1) with respect to any Person, other than with respect to Canada, a Person subject to Insolvency Law, on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability and (2) with respect to Canada, any Person that is subject to Insolvency Law on a particular date, that on such date (a) the property of such Person is, at fair valuation, sufficient, or if disposed of at a fairly conducted sale under legal process, sufficient to enable payment of all its obligations, due and accruing due, (b) such Person is able, in all circumstances, to meet its obligations as they generally become due; and (c) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due.

          “SPE” means any direct or indirect special purpose entity Subsidiary formed by Borrower for the purpose of (i) selling by means of a contribution, certain real property to the SPEs and leasing back such real property and (ii) allowing such SPEs to contemporaneously engage in mortgage financings permitted by Section 6.3(a)(x).
          “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
          “Stockholder” means, with respect to any Person, each holder of Stock of such Person.
          “Subordinated Debt” means the Indebtedness of any of the Borrowers evidenced by the Subordinated Notes, the Indebtedness issued pursuant to Sections 6.3(a)(xxii) and (xxiii), if issued, and any other Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.
          “Subordinated Notes” means those certain 9 1/8% Subordinated Notes due 2008 issued by WESCO Distribution in an aggregate original principal amount of $300,000,000.
          “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.
          “Subsidiary Guaranty” means the Amended and Restated Subsidiary Guaranty, dated as of the Closing Date, executed by WESCO Finance and each domestic Subsidiary of the Borrowers party thereto (which shall exclude Receivables and any SPE’s) in favor of Agent, on behalf of itself and Lenders and the Subsidiary Guaranty, dated as of the Closing Date, executed by each Canadian Subsidiary of any Borrowers party thereto in favor of Canadian Agent, on behalf of itself and Canadian Lenders.

          “Supermajority Lenders” means Lenders having (a) 75% or more of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, 75% or more of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan) and Letter of Credit Obligations.
          “Supporting Obligations” means all supporting obligations as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.
          “Swap Agreements” means that certain ISDA Master Agreement (Multicurrency — Cross Border) with Lehman Brothers, and all confirmations and other documents executed in connection therewith, and that certain ISDA Master Agreement with Goldman, Sachs & Co., and all confirmations and other documents executed in connection therewith.
          “Swing Line Advance” has the meaning ascribed to it in Section 1.1(b)(i).
          “Swing Line Availability” has the meaning ascribed to it in Section 1.1(b)(i).
          “Swing Line Commitment” means, as to the applicable Swing Line Lender, the commitment of the applicable Swing Line Lender to make Swing Line Advances as set forth on Annex J to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the applicable Swing Line Lender.
          “Swing Line Lender” means GE Capital in respect of the US Borrowers and means GE Capital Canada in respect of the Canadian Borrowers.
          “Swing Line Loan” means, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to any Borrower or to all Borrowers, and in respect of US Borrowers, means the aggregate US Swing Line Advances, and in respect of the Canadian Borrowers, means the aggregate Canadian Swing Line Advances based on the Dollar Equivalent Amount thereof as of any date of determination.
          “Swing Line Note” has the meaning ascribed to it in Section 1.1(b)(ii).
          “Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income or capital of the Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.
          “Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex B, and (d) none of the Borrowers shall have any further right to borrow any monies under the Agreement.

          “Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.
          “Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, and in favor of Canadian Agent on behalf of Canadian Lenders by each applicable Credit Party.
          “Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.
          “Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.
          “Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.
          “Uniform Commercial Code jurisdiction” means any jurisdiction that had adopted all or substantially all of Article 9 as contained in the 2000 Official Text of the Uniform Commercial Code, as recommended by the National Conference of Commissioners on Uniform State Laws and the American Law Institute, together with any subsequent amendments or modifications to the Official Text.
          “US Borrowers Pledge Agreement” means the Amended and Restated Pledge Agreement of even date herewith executed by each of the US Borrowers in favor of Agent pledging all Stock of their respective Subsidiaries, if any, and all Intercompany Notes owing to or held by each of them.
          “US Borrowing Availability” means as of any date of determination as to all US Borrowers, the lesser of (a) the Maximum US Amount and (b) the US Borrowing Base, in each case, less the sum of the aggregate US Revolving Loan and US Swing Line Advances then outstanding to US Borrowers.
          “US Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:
          (a) the lesser of:
          (i) up to 65% of the book value of US Borrowers’ then Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market; or
          (ii) up to 85% of the appraised then Net Orderly Liquidation Value of US Borrowers’ Eligible Inventory; and
          (b) Securitization Additional Availability,
          in each case, less any Reserves established by Agent at such time.
          “US Collection Account” means that certain account of US Agent, account number 502-328-54 in the name of US Agent at Deutsche Bank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by US Agent as the “Collection Account-US.”
          “US Credit Party” means any Credit Party organized or existing pursuant to the laws of the United States or any state or political subdivision thereof.
          “US Facilities” means the US Revolving Loans, US Revolving Loan Commitment, US Swing Line Advances and US Letter of Credit Obligations.
          “US L/C Sublimit” has the meaning ascribed thereto in Annex B.
          “US Letter of Credit Obligations” has the meaning ascribed thereto in Section 1.2.
          “US Letters of Credit” means Letters of Credit issued for the account of any US Borrower.
          “US Lenders” means GE Capital, in its individual capacity, each Person named on the signature pages of the Agreement as a US Lender, and, if any such US Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.
          “US Loan Account” has the meaning ascribed thereto in Section 1.12.
          “US Loans” means the US Revolving Loan and the US Swing Line Advances.
          “US Obligations” means Obligations with respect to the US Facilities.

          “US Revolving Credit Advances” means Revolving Credit Advances outstanding to US Borrowers.
          “US Revolving Loan” means at any time, the aggregate amount of US Revolving Credit Advances and US Letter of Credit Obligation outstanding to US Borrowers.
          “US Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make US Revolving Credit Advances or incur US Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all US Lenders, the aggregate commitment of all US Lenders to make US Revolving Credit Advances or incur US Letter of Credit Obligations, which aggregate commitment shall be Two Hundred and Twenty-Five Million Dollars ($225,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.
          “US Swing Line Advances” has the meaning ascribed thereto in Section 1.1(b).
          “WDC Holding” means WDC Holding, Inc., a Delaware corporation.
          “Welfare Plan” means a Plan described in Section 3(i) of ERISA.
          “WESCO Canada” means WESCO Distribution Canada Co., a Nova Scotia unlimited liability company.
          “WESCO Canada Note” shall mean the unsecured promissory note in an amount not to exceed $10,250,000 in the aggregate evidencing the purchase price paid by WESCO Canada to WDC Holding in connection with the Nevada Reorganization.
          “WESCO DC GP” means WESCO Distribution Canada GP Inc., a Nova Scotia limited company.
          “WESCO DC LP” means WESCO Distribution Canada LP, an Ontario limited partnership.
          “WESCO Mexico” means WESCO Distribution de Mexico, S.A. De C.V. (Mexico), a corporation formed under the laws of Mexico.
          “WESCO Nevada” shall mean WESCO Nevada, Ltd., a wholly-owned, indirect Subsidiary of Borrower incorporated under the laws of the state of Nevada.
          “WESCO Nigeria” means WESCO Nigeria, Inc., a Delaware corporation.
          “WESCO Receivables” means WESCO Receivables Corp., a Delaware corporation.
          Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.
          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; references to “either Agent,” “Applicable Agent,” “neither Agent,” or words of similar import mean Agent or Canadian Agent or Agents, as the context may require, references to “each Agent” or words of similar import means each of Agent and Canadian Agent, references to “Agent” (without more) mean exclusively GE Capital as Agent (not including Canadian Agent); and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.2)
to
AMENDED AND RESTATED CREDIT AGREEMENT
LETTERS OF CREDIT
          (a) Issuance. Subject to the terms and conditions of the Agreement, (i) Agent and US Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of any US Borrower and for such US Borrower’s account, US Letter of Credit Obligations, (ii) Canadian Agent and Canadian Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of any Canadian Borrower and for such Canadian Borrower’s account, Canadian Letter of Credit Obligations by causing, in the cases of requests for US Letters of Credit, US Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion, or, in the case of requests for Canadian Letters of Credit by causing Canadian Letters of Credit to be issued by GE Capital Canada or an Affiliate thereof or a bank or other legally authorized Person selected by or acceptable to Canadian Agent (each, an “L/C Issuer”) for US Borrower’s account, in the case of US Letters of Credit, and Canadian Borrower’s account, in the case of Canadian Letters of Credit; provided, that if the L/C Issuer is a Canadian Lender, in the case of a Canadian Letter of Credit, then such Letters of Credit shall not be guaranteed by the Canadian Agent but rather each Canadian Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of the Canadian Agent under the applicable Facilities, as more fully described in paragraph (b)(ii) below. The aggregate amount of all Letter of Credit Obligations shall not at any time exceed the least of (i) Forty-Five Million Dollars ($45,000,000) (the “US L/C Sublimit”), (ii) the Maximum US Amount less the aggregate outstanding principal balance of the US Revolving Credit Advances and US Swing Line Loans, and (iii) the US Borrowing Base less the aggregate outstanding principal balance of the US Revolving Credit Advances and US Swing Line Loans. The aggregate amount of all Canadian Letter of Credit Obligations shall not at any time exceed the least of (i) $5,000,000 Million Dollars or the Canadian Dollar Equivalent Amount thereof (the “Canadian L/C Sublimit”), (ii) the Maximum Canadian Amount less the aggregate outstanding principal balance of the Canadian Revolving Credit Advances and Canadian Swing Line Loans, and (iii) the Canadian Borrowing Base less the aggregate outstanding principal balance of the Canadian Revolving Credit Advances and Canadian Swing Line Loans. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Agent, in its sole discretion, and neither of the Agents nor any Lender shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.
          (b) (i) Advances Automatic; Participations. In the event that Agent or a US Lender shall make any payment on or pursuant to any US Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a US Revolving Credit Advance to the US Borrower, for whose account such US Letter of Credit Obligation was incurred, under

Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding US Borrowers’ failure to satisfy the conditions precedent set forth in Section 2, and each US Lender shall be obligated to pay its US Pro Rata Share thereof in accordance with the Agreement. In the event that Canadian Agent or a Canadian Lender shall make any payment on or pursuant to any Canadian Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Canadian Revolving Credit Advance to the Canadian Borrower for whose account such Canadian Letter of Credit Obligation was incurred, regardless of whether a Default or an Event of Default has occurred and is continuing and notwithstanding Canadian Borrowers’ failure to satisfy the conditions precedent set forth in Section 2, and each Canadian Lender shall be obligated to pay its Canadian Pro Rata Share thereof in accordance with the Agreement. The failure of any Lender to make available to the Applicable Agent its applicable Pro Rata Share of any such Revolving Credit Advance or payment by the Applicable Agent under or in respect of a Letter of Credit shall not relieve any other applicable Lender of its obligation hereunder to make available to the Applicable Agent its applicable Pro Rata Share thereof, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s applicable Pro Rata Share of any such payment.
               (ii) If it shall be illegal or unlawful for US Borrowers to incur US Revolving Credit Advances or for Canadian Borrowers to incur Canadian Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Section 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Lender, then (A) immediately and without further action whatsoever, each applicable Lender shall be deemed to have irrevocably and unconditionally purchased from Applicable Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such applicable Lender’s applicable Pro Rata Share (based on the applicable Commitment(s)) of the applicable Letter of Credit Obligations in respect of all applicable Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each applicable Lender shall be deemed to have irrevocably and unconditionally purchased from Applicable Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such applicable Lender’s Pro Rata Share (based on the applicable Commitment(s)) of the applicable Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.
          (c) Cash Collateral.
               (i) If US Borrowers or Canadian Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement prior to the Commitment Termination Date, US Borrowers will pay to Agent in respect of US Letters of Credit, and Canadian Borrowers will pay to Canadian Agent in respect of Canadian Letters of Credit, for the ratable benefit of the applicable Borrowers and applicable Lenders, cash or cash equivalents acceptable to such Applicable Agent (“Cash Equivalents”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of such Borrower(s). Such funds or Cash Equivalents shall be held by the Applicable Agent in a cash collateral account (each, a “Cash Collateral Account”) maintained at a bank or financial institution acceptable to the Applicable Agent. The Cash Collateral Accounts shall be in the names of the applicable Borrowers and shall be pledged to, and subject to the control of, the Applicable Agent, for the benefit of the Agents and the Lenders, in a manner satisfactory to the Applicable Agent. US Borrowers hereby pledge and grant to Agent, on behalf of Agents and Lenders, security interests in all such funds and Cash Equivalents held from time to time in the Cash Collateral Account established by Agent and all proceeds thereof, as security for the payment of all amounts due in respect of the US Letter of Credit Obligations and other Obligations, whether or not then due. Canadian Borrowers hereby pledge and grant to Canadian Agent, on behalf of Agents and Canadian Lenders, a security interest in all such funds and Cash Equivalents held from time to time in the Cash Collateral Accounts established by the Canadian Agent and all proceeds thereof, as security for the payment of all amounts due in respect of the Canadian Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.
               (ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, US Borrowers, in the case of US Letter of Credit Obligations, and Canadian Borrowers, in the case of Canadian Letter of Credit Obligations, shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all related Letters of Credit and guaranties thereof, if any, to be cancelled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus 30 additional days) as, and in an amount equal to 105% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as may be satisfactory to the Applicable Agent in its sole discretion.
               (iii) From time to time after funds are deposited in a Cash Collateral Account by any Borrower, whether before or after the Commitment Termination Date, the Applicable Agent may apply such funds or Cash Equivalents then held in such Cash Collateral Account established by it to the payment of any amounts, and in such order as such Agent may elect, as shall be or shall become due and payable by such Borrower to such Applicable Agent and applicable Lenders with respect to Letter of Credit Obligations and, upon the satisfaction in full of all applicable Letter of Credit Obligations, to any other Obligations in accordance with the Agreement.
               (iv) No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in any Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by all Borrowers to Agents and Lenders in respect thereof, any funds remaining in the Cash Collateral Accounts shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrowers or as otherwise required by law. Interest earned on deposits in the Cash Collateral Accounts shall contribute additional cash collateral.

          (d) Fees and Expenses. US Borrowers agree to pay to the Agent for the benefit of Agent and US Lenders, and Canadian Borrowers agree to pay to the Canadian Agent, for the benefit of Canadian Agent and the Canadian Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred by them hereunder, (i) all reasonable costs and expenses incurred by the Applicable Agent or any applicable Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to the Applicable Agent for the benefit of the applicable Lenders in arrears, on the first day of each month and on the Commitment Termination Date. In addition, the US Borrowers and the Canadian Borrowers, as applicable, shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit issued for their respective accounts or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
          (e) Request for Incurrence of Letter of Credit Obligations. Borrower Representative shall give Agent, in the case of US Letters of Credit, and both Agents, in the case of Canadian Letters of Credit, at least 2 Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application for Standby Letter of Credit or Application and Agreement for Documentary Letter of Credit or Application for Documentary Letter of Credit as applicable in the form of Exhibit B1 or B2 or B3 attached hereto or such other documentation as the Applicable Agent and the L/C Issuer shall require. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower Representative and approvals by the Applicable Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among the Borrower Representative and Applicable Agent and the applicable L/C Issuer.
          (f) Obligation Absolute. The obligations of US Borrowers to reimburse Agent and US Lenders, and the Canadian Borrowers to reimburse Canadian Agent and Canadian Lenders, for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each applicable Lender to make payments to each Applicable Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations shall be paid strictly in accordance with the terms hereof under all circumstances including the following:
               (i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;
               (ii) the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), one or more Agents, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);
               (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
               (iv) payment by any Applicable Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;
               (v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or
               (vi) the fact that a Default or an Event of Default has occurred and is continuing.
          (g) Indemnification; Nature of Lenders’ Duties.
               (i) In addition to amounts payable as elsewhere provided in the Agreement, each of the Borrowers, jointly and severally, hereby agrees to pay and to protect, indemnify, and save harmless each Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that one or more Agents may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of one or more Agents or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case, other than to the extent solely as a result of the gross negligence or willful misconduct of such Agent or such Lender (as finally determined by a court of competent jurisdiction); provided, however, that no cash or assets of any Canadian Credit Party shall be applied, directly or indirectly, to the Obligations of the US Borrowers.
               (ii) As between one or more Agents and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by any Applicable Agent under any Letter of Credit or guaranty thereof, such Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of the Applicable Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of one or more Agents’ or any Lender’s rights or powers hereunder or under the Agreement.
               (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by any Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among such Borrower and such L/C Issuer, including an Application and Agreement for Documentary Letter of Credit or a Master Documentary Agreement and a Master Standby Agreement entered into with one or more Agents.

ANNEX C (Section 1.8)
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CREDIT AGREEMENT
CASH MANAGEMENT SYSTEM
I.	Domestic Cash Management
          WESCO Distribution and WESCO DC LP shall, and shall cause each of WESCO Distribution’s domestic Subsidiaries to, establish and maintain the Cash Management Systems described below:
          (a) On or before the Closing Date and until the Termination Date, WESCO Distribution shall (i) at Agent’s discretion, following consultation with Borrowers, establish lock boxes (“Lock Boxes”) or blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule (3.19), and (ii) deposit and cause WESCO DC LP’s and WESCO Distribution’s domestic Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into one or more Blocked Accounts in WESCO Distribution’s, WESCO DC LP’s or any such Subsidiary’s name, as appropriate, and at a bank identified in Disclosure Schedule (3.19) (each, a “Relationship Bank”). On or before the Closing Date, WESCO Distribution shall have established a concentration account in its name (the “Concentration Account”) at the bank that shall be designated as the Concentration Account bank for Borrowers in Disclosure Schedule (3.19) (the “Concentration Account Bank”) which bank shall be reasonably satisfactory to Agent.
          (b) WESCO Distribution and WESCO DC LP may maintain, in their respective own names, an account (each a “Disbursement Account” and, collectively, the “Disbursement Accounts”) at a bank acceptable to Agent. Agent shall, from time to time, deposit proceeds of Revolving Credit Advances and Swing Line Advances made to Borrowers pursuant to Section 1.1 for use by Borrowers in accordance with the provisions of Section 1.4 into Borrowers’ Disbursement Account. WESCO DC LP shall, from time to time, deposit proceeds of loans made to it by WESCO Distribution in accordance with Section 6.3(ix) into WESCO DC LP’s Disbursement Account.
          (c) On or before the Closing Date, the Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and WESCO Distribution, WESCO DC LP and WESCO Distribution’s domestic Subsidiaries, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the Concentration Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees, from and after the receipt of a notice (an “Activation Notice”) from Agent (which Activation Notice may be given by Agent at any time at which a Default or Event of Default has occurred and is continuing (an “Activation Event”)), to forward immediately all amounts in each Blocked Account to the Concentration Account Bank and to commence the process of daily sweeps from each such Blocked Account into the Concentration Account and (B) with respect to the Concentration Account Bank, such bank agrees from and after the receipt of an Activation Notice from Agent upon the occurrence of an Activation Event, to immediately forward all amounts received in the Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account. From and after the date Agent has delivered an Activation Notice to any bank with respect to any Blocked Account(s), neither WESCO Distribution nor WESCO DC LP shall, and shall not cause or permit any domestic Subsidiary of WESCO Distribution to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements. In addition, following delivery of an Activation Notice, all amounts received in the Concentration Account from the Canadian Concentration Account (as such term is defined below) shall immediately be forwarded by the WESCO Distribution into the Collection Account through daily sweeps from the Concentration Account into the Collection Account.
          (d) Notwithstanding any other provision of this Annex C, until such time as the Permitted Receivables Financing has been terminated and all obligations thereunder repaid, each of Agent, Lenders, Borrowers and the other Credit Parties acknowledges and agrees that, except as set forth in the Intercreditor Agreement, neither Agent nor any Lender shall have any interest in any lock box or bank account or other asset or property of WESCO Receivables Corp. and shall not take any action whatsoever with respect to any lockbox or bank account of WESCO Receivables Corp. or impose any requirements to create any new lock box or bank account for WESCO Receivables Corp.
          (e) So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace the Concentration Account or any Disbursement Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, WESCO Distribution, WESCO DC LP or WESCO Distribution’s domestic Subsidiary, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent. Each of WESCO Distribution, WESCO DC LP and WESCO Distribution’s domestic Subsidiaries shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within 30 days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.
          (f) The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which WESCO Distribution, WESCO DC LP and each domestic Subsidiary of WESCO Distribution party to the respective Security Agreement shall have granted a Lien to Agent, on behalf of itself, Canadian Agent and Lenders, pursuant to the respective Security Agreement.
          (g) All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10.
          (h) Borrowers and each other Credit Party shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Borrowers or any domestic Subsidiary of WESCO Distribution (each a “Related Person”), to hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by Borrowers, any domestic Subsidiary of WESCO Distribution or any such Related Person. Borrowers, each domestic Subsidiary of Borrowers and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into Blocked Accounts.
II.	Canadian Cash Management
          WESCO Canada shall, and shall cause its Canadian Subsidiaries, if any, to, establish and maintain the Cash Management Systems described below:
          (a) On or before the Closing Date and until the Termination Date, WESCO-Canada shall (i) at Agent’s discretion following consultation with Borrowers, establish lock boxes (“Canadian Lock Boxes”) or blocked accounts (“Canadian Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule (3.19), and (ii) deposit and cause its Canadian Subsidiaries, if any, to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in WESCO Canada’s or any such Canadian Subsidiary’s name, as appropriate, and at a bank identified in Disclosure Schedule (3.19) (each, a “Canadian Relationship Bank”). On or before the Closing Date, WESCO Canada shall have established a concentration account in its name (the “Canadian Concentration Account”) at the bank that shall be designated as the Concentration Account bank for WESCO Canada in Disclosure Schedule (3.19) (the “Canadian Concentration Account Bank”) which bank shall be reasonably satisfactory to Agent.
          (b) On or before the Closing Date (or such later date as Agent shall consent to in writing), the Canadian Concentration Account Bank, each bank where a Canadian Disbursement Account is located, and all other Canadian Relationship Banks, shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and WESCO Canada and its Canadian Subsidiaries, if any, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the Canadian Concentration Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and other accounts of WESCO Canada maintained with such bank, for the amount of any required adjustments due to clerical or calculation errors directly related to such accounts and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Canadian Blocked Account is maintained, such bank agrees, from and after the receipt of an Activation Notice from Agent (which Activation Notice may be given by Agent at any time at which an Activation Event has occurred), to forward immediately all amounts in each Canadian Blocked Account to the Canadian Concentration Account Bank and to commence the process of daily sweeps from such Canadian Blocked Account into the Canadian Concentration Account and (B) with respect to the Canadian Concentration Account Bank, such bank agrees from and after the receipt of an Activation Notice from Agent upon the occurrence of an Activation Event, to immediately forward all amounts received in the Canadian Concentration Account to the Concentration Account through daily sweeps from the Canadian Concentration Account into the Concentration Account. From and after the date Agent has delivered an Activation Notice to any bank with respect to any Canadian Blocked Account(s), WESCO Canada shall not, nor shall it cause or permit any Subsidiary thereof to, accumulate or maintain cash in Canadian Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.
          (c) So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Disclosure Schedule (3.19) to add or replace a Canadian Relationship Bank, Canadian Lock Box or Canadian Blocked Account or to replace the Canadian Concentration Account or any Canadian Disbursement Account Distribution; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Canadian Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Canadian Lock Box, WESCO Canada or its Subsidiary, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent. WESCO Canada and each of its Subsidiaries, if any, shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within 30 days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Canadian Lock Boxes of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

          (d) The Canadian Lock Boxes, Canadian Blocked Accounts, Canadian Disbursement Accounts and the Canadian Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which WESCO Canada and each Subsidiary thereof, if any, shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.
          (e) WESCO Canada shall and shall cause its Canadian Affiliates, officers, employees, agents, directors or other Canadian Persons acting for or in concert with Borrowers (each a “Canadian Related Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by WESCO Canada, any Canadian Subsidiary or any such Canadian Related Person, and (ii) within 1 Business Day after receipt by WESCO Canada, any Canadian Subsidiary or any such Related Person of any checks, cash or other items of payment, deposit the same into a Canadian Blocked Account. WESCO Canada, each Canadian Subsidiary, if any, and each Canadian Related Person acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Canadian Collateral shall be deposited directly into Canadian Blocked Accounts.

ANNEX D (Section 2.1(a))
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AMENDED AND RESTATED CREDIT AGREEMENT
CLOSING CHECKLIST
          In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):
     A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.
     B. Revolving Notes and Swing Line Note. Duly executed originals of the Revolving Notes and Swing Line Note for each applicable Lender, dated the Closing Date.
     C. Security Agreements. Duly executed originals of the Security Agreements, dated the Closing Date, and all instruments, documents and agreements required to be executed pursuant thereto.
     D. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.
     E. Security Interests. Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest (or similar lien under applicable law) in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code or PPSA, as applicable and other applicable documents under the laws of any jurisdiction with respect to the perfection or publication of Liens) as Agent may request in order to perfect its security interests or, in the case of Quebec, publish its other Liens in the Collateral and (ii) copies of Code search reports listing all effective financing statements (or similar instruments under applicable law) that name any Credit Party as debtor, together with, in the case of searches conducted in the United States, copies of such financing statements, none of which shall cover the Collateral, and acknowledgements from those Persons having filed financing statements under the PPSA without adequately limiting the scope of their Collateral acknowledging that their security interests do not cover the Collateral.
     F. No Material Adverse Effect. Since December 31, 2004, no event which has had or would reasonably be expected to have a Material Adverse Effect shall have occurred. No litigation shall have been commenced which, if successful, has had or would reasonably be expected to have a Material Adverse Effect.

     G. Approvals. Agent shall have received satisfactory evidence that the Credit Parties have obtained all required final and non-appealable consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions.
     H. Amended and Restated Collateral Documents. Duly executed originals of the Amended and Restated Copyright Security Agreements, the Amended and Restated Guaranties, the Amended and Restated Pledge Agreements, the Amended and Restated Patent Security Agreements, the Amended and Restated Security Trademark Security Agreements, each dated the Closing Date, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.
     I. Amended and Restated Master Agreements for Letters of Credit. Duly executed originals of the Amended and Restated Master Agreement for Standby Letters of Credit and the Amended and Restated Master Agreement for Documentary Letters of Credit, all in form and substance reasonably satisfactory to Agent.
     J. Initial Borrowing Base Certificates. Duly executed originals of an initial US Borrowing Base Certificates and Canadian Borrowing Base Certificate from Borrower Representative, dated the Closing Date, reflecting information concerning Eligible Accounts, Eligible Inventory, Eligible Securitization Receviables and Prior Claims of such Borrowers as of a date not more than 35 days prior to the Closing Date.
     K. Initial Notice of Revolving Credit Advance. Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to any initial Revolving Credit Advance to be requested by Borrower on the Closing Date.
     L. Letter of Direction. Duly executed originals of a letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of any initial Revolving Credit Advance.
     M. Cash Management System; Blocked Account Agreements. Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C.
     N. Charter and Good Standing. For each Credit Party, such Person’s (a) charter or declaration of partnership, as applicable, and all amendments thereto, (b) good standing certificates (or similar certificates under applicable law) (including verification of tax status for all Domestic Credit Parties) in its jurisdiction of formation and (c) good standing certificates (or similar certificates under applicable law) (including verification of tax status for all Domestic Credit Parties) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other applicable authorized Governmental Authority.
     O. Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, together with all amendments thereto, (b) resolutions of such Person’s Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, and (c) each such Person’s partnership agreement and unanimous shareholder agreement (if any), each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.
     P. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.
     Q. Opinions of Counsel. Duly executed originals of opinions of Kirkpatrick & Lockhart Nicholson Graham LLP, McMillan Binch Mendelsohn LLP and Stewart McKelvey Stirling Scales each as counsel for the Credit Parties, together with any local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.
     R. Solvency Certificate. The Credit Parties shall deliver to Agent for the benefit of Lenders a solvency certificate satisfactory in form and substance to Agent and Lenders and issued by their respective chief executive officers and chief financial officers, treasurers or secretaries.
     S. Fee Letter. Duly executed originals of the GE Capital Fee Letter.
     T. Officer’s Certificate. Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer or Treasurer of Holdings and each Borrower, dated the Closing Date, stating that, since December 31, 2004 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which any Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party; and (e) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Holdings, any Borrower or any of their respective Subsidiaries.
     U. Waivers. Agent, on behalf of Lenders, shall have received any previously undelivered landlord waivers and consents, bailee letters and mortgagee agreements in form and substance satisfactory to Agent, in each case as required pursuant to Section 5.9.
     V. Securitization Settlement Report. Agent, on behalf of Lenders, shall have received a certified copy of a securitization settlement report or any other similar report provided to the financial institutions, which are the providers (i.e., the lenders) pursuant to the Permitted Receivables Financing, in form and substance satisfactory to Agent.
     W. Audited Financials; Financial Condition. Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.4, certified by Borrower Representative’s Chief Financial Officer or Treasurer, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and the Chief Financial Officer or Treasurer of Holdings and each Borrower, based on such Pro Forma and Projections, to the effect that (a) Holdings and each Borrower will each be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Holdings and each Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which Holdings and each Borrower believe to be reasonable and fair in light of current conditions and current facts known to Holdings and each Borrower and, as of the Closing Date, reflect Holdings and each Borrower’s good faith and reasonable estimates of their respective future financial performance and of the other information projected therein for the period set forth therein; (d) containing such other statements with respect to the solvency of Holdings and each Borrower and the other Credit Parties and matters related thereto as Agent shall request.
     X. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may, in its sole discretion, request.

ANNEX E (Section 4.1(a))
to
AMENDED AND RESTATED CREDIT AGREEMENT
FINANCIAL STATEMENTS and PROJECTIONS — REPORTING
          Borrowers shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:
          (a) Monthly Financials. To Agent for distribution to the Lenders, within 30 days after the end of each Fiscal Month, consolidated financial information regarding Holdings and its Subsidiaries, certified by the Chief Financial Officer or Treasurer of Holdings, consisting of consolidated (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; and (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year, all prepared in accordance with GAAP (subject to normal quarterly and year-end adjustments). Such financial information shall be accompanied by the certification of the Chief Financial Officer or Treasurer of Holdings that (i) such financial information presents fairly in accordance with GAAP (subject to normal quarterly and year-end adjustments) the financial position and results of operations of Holdings and its Subsidiaries, on a consolidated basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
          (b) Quarterly Financials. To Agent for distribution to the Lenders, within 45 days after the end of each Fiscal Quarter, (unaudited) consolidated and (unaudited) consolidating financial information regarding Holdings and its Subsidiaries, certified by the Chief Financial Officer or Treasurer of Holdings, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter; (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (iii) a summary of the outstanding balance of all Intercompany Notes, all other intercompany loans and advances and all intercompany investments as of the last day of the Fiscal Quarter. Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis, if required, and (B) the certification of the Chief Financial Officer or Treasurer of Holdings that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries, on both a consolidated and consolidating basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Holdings shall deliver to Agent and Lenders, within 45 days after the end of each Fiscal Quarter, a management discussion and analysis as filed by Holdings with the Securities and Exchange Commission.
          (c) Operating Plan. To Agent for distribution to the Lenders, as soon as available, but not later than 45 days after the end of each Fiscal Year, an annual operating plan for Holdings, as certified by the Chief Financial Officer or Treasurer of Holdings, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes quarterly balance sheets, income statements and statements of cash flow for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures.
          (d) Annual Audited Financials. (i) To Agent for distribution to the Lenders, within 90 days after the end of each Fiscal Year, audited Financial Statements for Holdings and its Subsidiaries on a consolidated and (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, if then applicable, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer or Chief Financial Officer or Treasurer of Holdings that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
     (ii) To Agent for distribution to the Lenders, within 90 days after the end of each Fiscal Year, unaudited Financial Statements for Canadian Borrowers on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP. Such Financial Statements shall be accompanied by the certification of the Chief Executive Officer or Chief Financial Officer or Treasurer of the Canadian Borrowers that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Canadian Borrowers on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default
          (e) Collateral Audits. To Agent for distribution to the Lenders, as soon as available, but not later than thirteen months after the delivery of the last Collateral Audit, and upon an Event of Default, upon Agent’s request, a Collateral Audit of Domestic Receivables performed by FTI Consulting (or another firm acceptable to Agent) at the request of agent or lenders, which are the providers (i.e., the lenders) pursuant to the Permitted Receivables Financing for Holdings and its Subsidiaries.
          (f) Securitization Settlement Reports. To Agent for distribution to the Lenders, within 30 days after the end of each Fiscal Month, a certified copy of a securitization settlement report or any other similar report provided to the financial institutions, which are the providers (i.e., the lenders) pursuant to the Permitted Receivables Financing, for Holdings and its Subsidiaries.
          (g) Management Letters. To Agent for distribution to the Lenders, within 5 Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar material letters or reports received by such Credit Party from its independent certified public accountants.
          (h) Default Notices. To Agent for distribution to the Lenders, as soon as practicable, and in any event within 5 Business Days after an executive officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.
          (i) SEC Filings and Press Releases. To Agent for distribution to the Lenders promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.
          (j) Subordinated Debt, Permitted Receivables Financing and Equity Notices. To Agent, as soon as practicable, copies of all written notices (including, without limitation, any amendments, waivers or other modifications) given or received by any Credit Party with respect to the Permitted Receivables Financing or any Subordinated Debt or Stock of such Person, and, within 2 Business Days after any Credit Party obtains knowledge of any matured or unmatured breach, default or event of default with respect to a Permitted Receivables Financing or any Subordinated Debt, notice of such breach, default or event of default.
          (k) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.
          (l) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall.
          (m) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.
          (n) Lease Default Notices. To Agent, within 5 Business Days after receipt thereof, copies of (i) any and all payment default and other material default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as Agent may reasonably request.
          (o) Lease Amendments. To Agent, within 5 Business Days after receipt thereof, copies of all material amendments to any real estate leases, but without any requirement to deliver lease renewals entered into in the ordinary course of business.
          (p) Management Loan Program. To Agent, within 45 days after the end of each Fiscal Quarter, a report, in detail and form and substance satisfactory to Agent, with respect to all guaranties provided by any Credit Party with respect to loans provided to senior management by any Lender in respect of loans so provided to enable senior management to purchase shares of common Stock of Holdings.
          (q) Other Documents. To Agent for distribution to Lenders, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender through Agent shall, from time to time, reasonably request.

ANNEX F (Section 4.1(b))
to
AMENDED AND RESTATED CREDIT AGREEMENT
COLLATERAL REPORTS
          Borrowers shall deliver or cause to be delivered (and, at the request of Lenders, Agent shall provide to Lenders) the following:
          (a) To Agent, upon its request, and in any event no less frequently than noon New York time, 10 Business Days after the end of each Fiscal Month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by the Borrower Representative as of the last day of the immediately preceding Fiscal Month or the date 2 days prior to the date of any such request:
     (i) a Borrowing Base Certificate with respect to (A) US Borrowers and WESCO Receivables on a combined basis, on the one hand, and (B) Canadian Borrowers on a combined basis, on the other hand, each of which shall include a calculation of Borrowing Availability in Dollars as to the Borrowers whose assets are included in the computation of the applicable Borrowing Base (and in addition, a calculation of Borrowing Availability in Canadian Dollars as to the Canadian Borrowers included in the Canadian Borrowing Base Certificate); in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion,;
     (ii) with respect to each Borrower, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and
     (iii) with respect to WESCO DC LP and WESCO Receivables, a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days 91 days to 150 days and 150 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.
          (b) To Agent, on a monthly basis so long as then excess Borrowing Availability is greater than $35,000,000 and, if then excess Borrowing Availability is $35,000,000 or less, on a weekly basis, or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to each Borrower and WESCO Receivables, including all additions and reductions (cash and non-cash) with respect to Accounts of WESCO DC LP, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the Borrower Representative as of the last day of the immediately preceding week or the date 2 days prior to the date of any request.
          (c) To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E:
     (i) a reconciliation of the perpetual inventory to the most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and
     (ii) at Agent’s reasonable request, an aging of accounts payable and a reconciliation of that accounts payable aging to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
          (d) To Agent, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Annex E, a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;
          (e) Each Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that such Borrower or any of their Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and be continuing, each Borrower shall, upon the request of Agent, conduct, and deliver the results of, all such physical verifications as Agent may require);
          (f) Holdings, at its own expense, shall deliver to Agent all such asset appraisals as Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent;
          (g) Holdings, at its own expense, shall deliver to Agent, at the time of delivery of the quarterly Financial Statements pursuant to Annex E, a report detailing any and all outstanding Intercompany Notes, including specifying the parties thereto and amounts outstanding, together with a certification that the borrower under such Intercompany Notes has deducted withholding tax exigible on any payments made in connection therewith, has remitted such amounts when due and payable, and if paid, evidence of payment, or if not yet due and payable, a certification of the amount due, which shall be fully reserved for in the Borrowing Base Certificate;
          (h) To Agent, upon its request and in any event no less frequently than noon New York time, 10 Business Days after the end of each Fiscal Month, a detailed listing of all surety bonds then outstanding; which listing shall specifically include a detailed listing of all performance bonds outstanding, and shall be accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
          (i) At any time that Borrowing Availability is less than the sum of (i) Sixty Million Dollars ($60,000,000) plus (ii) Securitization Additional Availability, it shall deliver to Agent an accounts rollforward, in form and substance and covering a period satisfactory to Agent, in its sole discretion, on a weekly basis; and
          (j) Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral or Obligations of any or all Credit Parties and WESCO Receivables as Agent shall from time to time request in its reasonable discretion.

ANNEX G (Section 6.10)
to
AMENDED AND RESTATED CREDIT AGREEMENT
FINANCIAL COVENANTS
          At any time Borrowing Availability is less than $60,000,000 (and subject to the provisions of clause (b) below, Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:
     (a) Maximum Capital Expenditures. Borrowers and their Subsidiaries on a consolidated basis shall not make Capital Expenditures during any Fiscal Year that exceed $25,000,000 in the aggregate; provided, however, that amounts permitted to be expended in any one Fiscal Year that are not expended during such Fiscal Year (not including any amount permitted to be carried forward from a prior Fiscal Year) shall be permitted to be expended in, but only in, the next subsequent Fiscal Year.
     (b) Minimum Fixed Charge Coverage Ratio. Holdings and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.1 to 1.0; provided, however, that this Minimum Fixed Charge Coverage Ratio financial covenant will be applicable only following the date that the Subordinated Notes are repurchased and redeemed in full as contemplated hereunder.
          In addition, until such date that the Subordinated Notes are repurchased and redeemed in full as contemplated hereunder, a Reserve shall be implemented by Agent in an amount equal to up to (i) all principal, interest, fees and any other amounts that may be payable by Holdings and its Subsidiaries with respect to the repurchase and redemption of the Subordinated Notes as contemplated hereunder, less (ii) any borrowing availability under the Receivables Purchase Agreement.
          Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants

G-1

(or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

G-2

EXHIBIT A
Eligible Securitization Receivables
          All of the Accounts purchased and owned by WESCO Receivables pursuant to the Permitted Receivables Financing and reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Securitization Receivables” for purposes of this Agreement, except any such Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Securitization Receivables from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Securitization Receivables, in its reasonable credit judgment, subject to the approval of Supermajority Lenders in the case of adjustments, new criteria, or changes in advance rates or the elimination of Reserves imposed as of the Closing Date which have the effect of making more credit available (it being understood that Agent may in its reasonable credit judgment eliminate Reserves established by it in its reasonable credit judgment after the Closing Date without the necessity of obtaining the approval of Supermajority Lenders or Requisite Lenders). Eligible Securitization Receivables shall not include any Account other than an Account purchased and owned by WESCO Receivables pursuant to the Permitted Receivables Financing and shall not include any such Account:
          (a) that does not arise from the sale of goods or the performance of services in the ordinary course of its business;
          (b) (i) upon which WESCO Receivables’ right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which WESCO Receivables is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;
          (c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;
          (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
          (e) with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;
          (f) that (i) is not owned by WESCO Receivables or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of the

Exhibit A-1

financial institutions which are the providers (i.e., lenders) under the Receivables Purchase Agreement, Liens in favor of Agent, on behalf of itself and Lenders;
          (g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party or WESCO Receivables, or to any entity that has any common officer or director with any Credit Party or WESCO Receivables;
          (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof or that is the Canadian government (Her Majesty in Right of Canada) or a political subdivision thereof, or a department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and WESCO Receivables, and all other necessary or advisable Credit Parties with respect to such Account, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940 (for Account Debtors that are United States government or a political subdivision thereof) or any applicable state, county or municipal law restricting the assignment thereof (for Account Debtors that are a state, county, or municipality or department, agency or instrumentality thereof) or WESCO Receivables, and all other necessary or advisable Credit Parties with respect to such Account, if necessary or desirable, has complied with the Financial Administration Act (Canada) or any applicable provincial or territorial statute or municipal ordinance of similar purpose with respect to such obligation, as applicable, or any applicable statutes or ordinances of similar purpose, with respect to such obligation, as applicable,
          (i) that is the obligation of an Account Debtor located in a country other than the United States (including all fifty states) or Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, satisfactory to Agent as to form, amount and issuer; or is backed by credit insurance or a bank guaranty acceptable to Agent in all respects.
          (j) to the extent WESCO Receivables, Borrower, any other Credit Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to WESCO Receivables, Borrower, any other Credit Party or any Subsidiary thereof but only to the extent of the potential offset;
          (k) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
          (l) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:
               (i) the Account is not paid within the earlier of: 60 days following its due date or 150 days following its original invoice date; provided, that, (x) the aggregate amount of all such Accounts less than 150 days past their original invoice date but more than 90 days past their original invoice date, which shall comprise Eligible Accounts plus (y) the aggregate amount of all Accounts less than 150 days past their original invoice date but more than 90 days past their original invoice date, which shall comprise Eligible Securitization Receivables, shall

Exhibit A-2

not exceed for the sum of (x) plus (y), the 8% Cap in the aggregate at any time during the term of this Agreement (and in the event that the sum of (x) plus (y) shall exceed the 8% Cap then the entire amount pursuant to clause (y), up to a maximum equal to the 8% Cap shall be included (i.e., the excess amount shall be deducted from clause (x) to achieve an amount equal to the 8% Cap.
               (ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or
               (iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other United States federal or state or, with respect to Canada, Solvency Law or any other foreign receivership, insolvency relief or other law or laws for the relief of debtors;
          (m) that is the obligation of an Account Debtor if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in Section 1.6 of this Agreement or the definition of Eligible Securitization Receivables;
          (n) as to which the Lien thereon in favor of the financial institutions which are the providers (i.e., lenders) under the Receivables Purchase Agreement is not a first priority perfected Lien, and, provided, that, the Agent, on behalf of the Lenders, shall have a first priority perfected Lien in all of the equity interests in, and intercompany notes issued by, WESCO Receivables and no other Persons shall have any Lien on any of the equity interests in, and intercompany notes issued by, WESCO Receivables;
          (o) as to which any of the applicable representations or warranties in the Loan Documents are untrue;
          (p) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;
          (q) to the extent such Account exceeds any credit limit established by Agent, in its reasonable credit judgment;
          (r) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed 10% of all Eligible Securitization Receivables;
          (s) that is payable in any currency other than Dollars or Canadian Dollars (to the extent properly converted into Dollars in the applicable Borrowing Base Certificate in accordance herewith);
          (t) to the extent such Account includes goods and services or harmonized sales or other sales taxes; or
          (u) that is otherwise unacceptable to Agent in its reasonable credit judgment.

Exhibit A-3